UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934
(Amendment No. )
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☐	Soliciting Material Pursuant to §240.14a-12
GSI Commerce, Inc.

(Name of Registrant as Specified in its Charter)

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April 13, 2010

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of GSI Commerce, Inc. which will be held on May 28, 2010 at 9:00 a.m. local time, at the Company’s headquarters, located at 935 First Avenue, King of Prussia, Pennsylvania 19406.

At the Annual Meeting, stockholders of GSI Commerce, Inc. are being asked to (i) elect nine directors of GSI Commerce, Inc., (ii) to approve GSI Commerce, Inc.’s 2010 Equity Incentive Plan, (iii) to approve an amendment to GSI Commerce, Inc.’s Amended and Restated Certificate of Incorporation, as amended to date, to increase the authorized shares of capital stock to 185,000,000 shares, (iv) ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2010, and (v) act upon such other business as may properly come before the Annual Meeting.

We are furnishing proxy materials to stockholders primarily over the Internet. We believe that this process expedites stockholders’ receipt of proxy materials and lowers the costs of our annual meeting. We are mailing to our stockholders a notice containing instructions on how to access our 2010 Proxy Statement and 2009 Annual Report to Stockholders and vote online. The notice also includes instructions for requesting a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card. If you do receive annual meeting materials by mail, the notice of annual meeting, proxy statement, and proxy card from our Board of Directors will be enclosed. If you receive your annual meeting materials via e-mail, the e-mail will contain voting instructions and links to the annual report and the proxy statement on the Internet, both of which are available at www.proxyvote.com.

Whether or not you expect to attend the meeting in person, it is important that your shares be voted at the meeting. I urge you to vote your shares promptly by using the Internet or by signing and returning a proxy card.

If you have any questions or require assistance in voting please contact The Proxy Advisory Group, LLC toll-free at (888) 557-7699.

Sincerely,

Michael G. Rubin
Chairman of the Board, President
and Chief Executive Officer

935 First Avenue, King of Prussia, PA 19406          (610) 491-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
PROXY STATEMENT
PROPOSAL 1 -- ELECTION OF DIRECTORS
PROPOSAL 2 -- GSI’s 2010 EQUITY INCENTIVE PLAN
PROPOSAL 3 -- APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES
PROPOSAL 4 -- RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
BENEFICIAL OWNERSHIP OF COMMON STOCK
EXECUTIVE COMPENSATION
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
OTHER MATTERS
ADDITIONAL INFORMATION
COST OF ANNUAL MEETING AND PROXY STATEMENT
STOCKHOLDER PROPOSALS
ANNUAL REPORT
HOUSEHOLDING

GSI COMMERCE, INC.
935 FIRST AVENUE
KING OF PRUSSIA, PA 19406

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
to be held May 28, 2010

Dear Stockholder:

Notice is hereby given that the Annual Meeting of Stockholders of GSI Commerce, Inc. (“GSI”) will be held on May 28, 2010, at 9:00 a.m. local time, at GSI’s headquarters, located at 935 First Avenue, King of Prussia, Pennsylvania 19406. At the Annual Meeting, stockholders will be asked:

1. To elect nine directors named in this proxy statement, each to hold office for one year terms and until their successors are elected and qualified;

2. To approve GSI’s 2010 Equity Incentive Plan;

3. To consider and vote upon an amendment to GSI’s Amended and Restated Certificate of Incorporation, as amended to date, to increase the total number of authorized shares from 95,000,000 to 185,000,000, increasing the authorized shares of common stock from 90,000,000 shares to 180,000,000 shares and maintaining 5,000,000 shares of preferred stock;

4. To ratify the appointment of Deloitte & Touche LLP as GSI’s independent registered public accounting firm for fiscal 2010; and

5. To act upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.

The Board of Directors is not aware of any other business to come before the Annual Meeting.

The Board of Directors has fixed March 29, 2010 as the record date for the determination of stockholders entitled to vote at the Annual Meeting. Only stockholders of record at the close of business on that date will be entitled to notice of, and to vote at, the Annual Meeting.

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING IN PERSON, YOU ARE URGED TO VOTE YOUR SHARES BY USING THE INTERNET, BY TELEPHONE OR BY SIGNING AND PROMPTLY RETURNING THE ENCLOSED PROXY CARD.

By Order of the Board of Directors,

Arthur H. Miller
Secretary

King of Prussia, Pennsylvania
April 13, 2010

GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406

PROXY STATEMENT

Internet Availability of Proxy Materials

We are furnishing proxy materials to our stockholders primarily via the Internet. We are mailing to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our 2008 annual report. The Notice of Internet Availability also instructs you on how to access your proxy card to be able to vote through the Internet (the deadline for voting by Internet is 11:59 p.m. (EDT) on May 27, 2010). Other stockholders, in accordance with their prior requests, will receive e-mail notification of how to access our proxy materials and vote via the Internet, or are being mailed paper copies of our proxy materials and a proxy card.

Internet distribution of our proxy materials is designed to expedite receipt by stockholders and lower the cost of the annual meeting. However, if you would prefer to receive printed proxy materials, please follow the instructions described below and included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

About the Annual Meeting

Who is soliciting my vote?

The Board of Directors of GSI Commerce, Inc. (“GSI” or the “Company”) is soliciting your vote at the 2008 Annual Meeting of Stockholders (the “Annual Meeting”). This Proxy Statement, the Notice of Annual Meeting and the Proxy Card are first being mailed to stockholders on or about April 13, 2010.

When is the Annual Meeting and where will it be held?

The Annual Meeting will be held on May 28, 2010 at 9:00 a.m. local time, at the Company’s headquarters, located at 935 First Avenue, King of Prussia, Pennsylvania 19406.

How can I obtain directions to be able to attend the Annual Meeting and vote in person?

The Company’s headquarters, where the Annual Meeting will be held, is located at 935 First Avenue, King of Prussia, Pennsylvania 19406. You may obtain directions to the Company’s headquarters by contacting the Company during regular business hours at (610) 491-7000 or by accessing the Company’s website at http://www.gsicommerce.com and clicking on the “locations” link under the heading “Contact Us”.

Who is entitled to vote at the Meeting?

The Board of Directors has set March 29, 2010 as the record date for the Annual Meeting (the “Record Date”). If you were a stockholder of record, as shown on the stock transfer books of GSI, at the close of business on the Record Date, you are entitled to notice of and to vote at the Annual Meeting or any adjournment or postponement thereof. Each share of GSI common stock, par value $0.01 per share (the “Common Stock”) is entitled to one vote on each matter which may be brought before the Annual Meeting.

On the Record Date, there were 61,449,203 shares of Common Stock issued and outstanding and, therefore, eligible to vote at the Meeting.

How many votes must be present to hold the Annual Meeting?

A majority of the votes that can be cast, or 30,724,602 votes, must be present or represented by proxy at the Annual Meeting in order to hold the meeting and conduct business. This is called a quorum. All shares of GSI Common Stock present in person or represented by proxy (including broker non-votes) and entitled to vote at the Annual Meeting, no matter how they are voted or whether they abstain from voting, will be counted in determining the presence of a quorum. A broker non-vote occurs when a broker, bank or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner.

How do I vote my shares?

In order to vote your shares, you may vote by proxy or you may attend the Annual Meeting and vote in person.

You may vote by proxy by either (i) via the Internet at: www.proxyvote.com (using the 12-digit number included on your proxy card or notice of annual meeting), (ii) by telephone at: 800-690-6903 (using the 12-digit number included on your proxy card or notice of annual meeting) or (iii) by completing and signing the enclosed proxy card and returning the card in the postage-paid envelope GSI has provided if you received a paper copy of the proxy materials. The deadline for voting by Internet is 11:59 p.m. (EDT) on May 27, 2010. If you receive more than one control number, in order for all of your shares to be voted, you must vote using all control numbers you receive.

How can I obtain a full set of proxy materials and/or a traditional proxy card at no additional charge?

You may request a paper copy of the full set of proxy materials any of the following three ways:

1. By Internet: www.proxyvote.com;

2. By Phone: (800) 579-1639; or

3. By Email: sendmaterial@proxyvote.com (your email should contain the 12-digit number from your notice of annual meeting in the subject line).

To ensure timely delivery prior to the Annual Meeting, please make your request by May 13, 2010.

What if I do not specify how I want my shares voted?

If you submit a proxy but do not indicate how you want your shares voted, the persons named in the proxy will vote all shares of Common Stock represented by such proxy:

(i)	FOR election of all nominees for director named in this Proxy Statement;

(ii)	FOR approval of GSI’s 2010 Equity Incentive Plan;

(iii)	FOR approval of the amendment to GSI’s Amended and Restated Certificate of Incorporation, as amended to date (the “Certificate of Incorporation”), to increase the total number of authorized shares from 95,000,000 to 185,000,000, increasing the authorized shares of Common Stock from 90,000,000 shares to 180,000,000 shares and maintaining 5,000,000 shares of preferred stock;

(iv)	FOR ratification of the appointment of Deloitte & Touche LLP; and

(v)	in their discretion as to any other matter that may properly come before the Annual Meeting.

How are my votes counted?

You may either vote for or withhold authority to vote for a nominee for the Board. For the election of directors, withheld votes do not affect whether a nominee has received sufficient votes to be elected.

You may vote for or against or you may abstain from voting on any other proposal. For the purpose of determining whether the stockholders have approved matters other than the election of directors, abstentions are treated as shares present or represented and entitled to vote, so abstaining has the same effect as a vote against that proposal. Broker non-votes are not counted or deemed to be present or represented for the purpose of determining whether stockholders have approved a proposal.

If you hold your shares in street name it is critical that you cast your vote if you want it to count in the election of Directors (Proposal 1 of this Proxy Statement). In the past, if you held your shares in street name and you did not indicate how you wanted your shares voted in the election of Directors, your bank or broker was allowed to vote those shares on your behalf in the election of Directors as they felt appropriate. Recent changes in regulation were made to take away the ability of your bank or broker to vote your uninstructed shares in the election of Directors on a discretionary basis. Thus, if you hold your shares in street name and you do not instruct your bank or broker how to vote in the election of Directors, no votes will be cast on your behalf.

Your bank or broker will, however, continue to have discretion to vote any uninstructed shares on the ratification of the appointment of the Company’s independent registered public accounting firm (Proposal 4 of this Proxy Statement). They will not have discretion to vote uninstructed shares on the other proposals (Proposals 2 and 3 of this Proxy Statement). Accordingly, if you do not instruct your broker or bank how to vote, no votes would be cast on your behalf on Proposals 2 and 3.

How many votes are required to elect directors or to approve any other proposal?

The election of directors will be determined by a plurality vote and the nine nominees receiving the most votes will be elected. The affirmative vote of a majority of the shares of Common Stock outstanding entitled to vote at the Annual Meeting is required to approve the amendment to the certificate of incorporation. The affirmative vote of a majority of the shares of Common Stock present or represented by proxy and entitled to vote at the Annual Meeting is required to approve any other proposal at the Annual Meeting.

Can I change my vote?

Yes. You can change your vote at any time before your proxy is voted at the Annual Meeting. If you are a stockholder of record, you may revoke your proxy by:

•	properly submitting a later-dated proxy by Internet, telephone or mail; or

•	attending the Annual Meeting and voting in person. Your attendance alone will not revoke your proxy. You must also vote in person at the Annual Meeting.

The last vote received chronologically will supersede any prior vote. The deadline for voting by Internet is 11:59 p.m. (EDT) on May 27, 2010.

If you hold your shares in street name, you must contact your broker, bank or other nominee to change your vote.

Could other matters be decided at the Annual Meeting?

GSI does not know of any other matters that will be considered at the Annual Meeting. If any other matters arise at the Annual Meeting, the proxies will be voted at the discretion of the proxy holders.

Who can answer my questions?

If you have any questions or require assistance in the voting your shares, please call the Proxy Advisory Group, LLC, the firm assisting us in the solicitation of proxies:

The Proxy Advisory Group, LLC
18 East 41st Street, Suite 2000
New York, NY 10017
Stockholders call toll free: (888) 557-7699

Fiscal Year End

As used in this Proxy Statement:

References to	Refer to the Years Ended/Ending

Fiscal 2005	December 31, 2005
Fiscal 2006	December 30, 2006
Fiscal 2007	December 29, 2007
Fiscal 2008	January 3, 2009
Fiscal 2009	January 2, 2010
Fiscal 2010	January 1, 2011
Fiscal 2011	December 31, 2011
Fiscal 2012	December 29, 2012

PROPOSAL 1 — ELECTION OF DIRECTORS

GSI’s amended and restated bylaws provide that the number of directors will be set at nine unless otherwise determined by the Board of Directors. The Board has set the number of directors at nine. The following table sets forth certain information regarding the nominees for election to the Board to serve for one-year terms until the 2011 Annual Meeting and until their respective successors are elected and qualified. All of the nominees currently serve as directors of GSI. The nominees have consented to being named in this Proxy Statement and to serve if elected.

The Board of Directors seeks to ensure that it is composed of members of high character and integrity and whose particular experience, qualifications, attributes and skills, when taken together, will allow the Board of Directors to satisfy its oversight responsibilities effectively. As discussed below under “-Director Nomination Process,” the slate of directors are nominated by the Board of Directors upon recommendation by the Nominating and Corporate Governance Committee for election at the annual stockholders’ meeting each year. In considering whether to recommend a director candidate, the Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole taking into account relevant factors including, among other things:

•	whether the director candidate has significant leadership experience;

•	whether the director candidate has relevant industry expertise or experience and would be able to offer advice and guidance to management based on that expertise or experience;

•	whether the director candidate has the financial acumen or other professional, educational or business experience relevant to understanding GSI’s business and overseeing GSI’s management in its operation of GSI’s business;

•	whether the director candidate has sufficient time available to devote to GSI;

•	whether the director candidate will be committed to represent and advance the long-term interests of GSI’s stockholders; and

•	whether the director candidate meets the independence requirements of the NASDAQ Stock Market.

While the Nominating and Corporate Governance Committee does not have a formal policy regarding director diversity, it believes that the directors should encompass a range of experience, viewpoints, qualifications, attributes and skills in order to provide sound and prudent guidance to GSI’s management. The Nominating and Corporate Governance Committee considers diversity in connection with its review of each potential director candidate and is satisfied that the current composition of the Board of Directors reflects its commitment to diversity. The Nominating and Corporate Governance Committee does not assign specific weights to particular criteria and no particular criterion is necessarily applicable to all prospective nominees.

The specific backgrounds and qualifications of GSI’s current directors, each of whom is nominated for re-election in this Proxy Statement, is reflected in each director’s biography below.

			Director
Name	Age(1)	Position(s) Held in the Company	Since

Michael G. Rubin	37	Chairman, President and Chief Executive Officer	1995
M. Jeffrey Branman	54	Director	2001
Michael J. Donahue	51	Director	2006
Ronald D. Fisher	62	Director	2000
John A. Hunter	58	Director	2005
Mark S. Menell	45	Director	2000
Jeffrey F. Rayport	50	Director	1999
Lawrence S. Smith	62	Director	2008
Andrea M. Weiss	54	Director	2006

(1)	As of March 29, 2010.

Michael G. Rubin has served as GSI’s chairman of the board and chief executive officer since July 1995 and as president since August 2006. Previously, Mr. Rubin served as GSI’s co-president from May 2004 through August 2005 and as GSI’s president from June 2000 through May 2004. Mr. Rubin’s day to day leadership of GSI, as Chief Executive Officer, provides him with intimate knowledge of GSI’s businesses, results of operations and financial condition. As founder of GSI, he has provided and continues to provide strategic guidance. The Board believes that Mr. Rubin provides unique insights into GSI’s challenges, opportunities, risks and operations.

M. Jeffrey Branman has been one of GSI’s directors since October 2001. Since March 2007, Mr. Branman has been a managing director of Hilco Consumer Capital LLC, a private equity firm focused on North American consumer products companies and brands. From February 2007 to March 2007, Mr. Branman was a managing director of Petsky Prunier LLC, a specialty investment bank. From March 2005 through February 2007, Mr. Branman was the president and owner of Interactive Commerce Partners LLC, a provider of financial advisory services. Mr. Branman served as president of Interactive Technology Services, a subsidiary of Comcast Corporation, a developer, manager and operator of broadband cable networks, from April 2000 through March 2005. Interactive Technology Services served as financial advisor to Interactive Technology Holdings, LLC, a joint venture of Comcast Corporation and QVC, Inc. which sought and made investments. From March 1996 to February 2000, Mr. Branman was senior vice president corporate development of Foot Locker, Inc., a retailer of athletic footwear and apparel, and chief executive officer of FootLocker.com, the internet and direct marketing subsidiary of Foot Locker. Mr. Branman was a director of Sona Mobile Holdings Corp. from 2006 to 2009. Mr. Branman’s operating experience and investment banking background, particulary in the interactive commerce, technology services and retail industries, provides GSI with industry insight, financial perspective and guidance about capital markets and financings. His experience with mergers and acquisitions and his industry experience, both from an investment banking perspective and an executive perspective, provides GSI with insight on potential acquisition opportunities and corporate strategies.

Michael J. Donahue has been one of GSI’s directors since June 2006. Since March 2005, Mr. Donahue has served as a self-employed advisor in the technology industry. From January 2000 to March 2005, Mr. Donahue served as the group executive vice president and chief operating officer of BearingPoint, Inc., a consulting and systems integration firm. Prior to January 2000, Mr. Donahue served as managing partner, solutions, for the consulting division of KPMG LLP, the global accounting firm, and as a member of the boards of directors of KPMG LLP US and KPMG Consulting KK Japan. Mr. Donahue is also a director of Air Products and Chemicals, Inc. and The Orchard Enterprises, Inc. and was a director of Arbinet-thexchange, Inc. from 2006 to 2008. Mr. Donahue’s management experience and his experience in the technology services industry provides insight about the challenges GSI faces due to rapidly changing IT capabilities. He also brings global perspective from his leadership positions and experience in international enterprises and transactions. His service as Chairman of The Orchard Enterprises, Inc. and positions on committees of other public companies provides valuable insight on corporate governance. He also has mergers and acquisitions experience in the U.S. and globally.

Ronald D. Fisher has been one of GSI’s directors since March 2000. Mr. Fisher currently serves as the president of SOFTBANK Holdings Inc. and as a managing general partner of SOFTBANK Capital Partners LP, a venture capital organization. He joined SOFTBANK in October 1995. From January 1990 to September 1995, Mr. Fisher was chief executive officer of Phoenix Technologies, Ltd., a developer and marketer of system software products. Mr. Fisher is also a director of SOFTBANK Corporation and E*TRADE Group, Inc. Mr. Fisher’s extensive investment and mergers and acquisitions experience, particularly in the global internet market, provides GSI with important technology and market insights that can affect its business. As a former chief executive of a technology company, he brings strategic, operational, and management insight.

John A. Hunter has been one of GSI’s directors since November 2005. Mr. Hunter currently serves as executive vice president of customer fulfillment services for QVC Inc., an electronic retailer. Prior to February 2007, Mr. Hunter was senior vice president of distribution for QVC. He joined QVC in 1991 as a vice president of customer service. Prior to 1991, Mr. Hunter was a senior vice president in the credit division of Citibank, where he was employed from 1983 to 1991. Mr. Hunter brings many years of senior management experience in fulfillment and customer service, particularly in direct-to-consumer businesses. Mr. Hunter provides insight on the direct-to-consumer industry on operations, employee relations and building customer-focused organizations.

Mark S. Menell has been one of GSI’s directors since April 2000. Mr. Menell has been a partner of Rustic Canyon Partners, a venture capital firm, since January 2000. From August 1990 to January 2000, Mr. Menell was an investment banker at Morgan Stanley & Co. Incorporated, most recently as principal and co-head of Morgan Stanley’s Technology Mergers and Acquisitions Group, in Menlo Park, CA. Mr. Menell is also a director of Betawave Corporation. Mr. Menell provides knowledge about the technology services, consumer internet and software industries and advice about capital markets, financings and corporate development strategies. He has significant mergers and acquisitions experience especially with respect to technology services, internet and software companies.

Dr. Jeffrey F. Rayport has been one of GSI’s directors since April 1999. Dr. Rayport has been chairman of Marketspace LLC, a digital strategy advisory and research business of Monitor Group, since October 2003 and was chief executive officer of Marketspace from September 1998 to October 2003. From September 1991 through September 1999, Dr. Rayport was a faculty member in the marketing and service management units at the Harvard Business School. Dr. Rayport is also a director of ValueClick Inc., International Data Group, iCrossing, and Andrews McMeel Universal. Dr. Rayport’s extensive service on boards of international public companies provides insight about corporate governance. His academic background and his knowledge and experiences with technology services and marketing services businesses provides the Board with industry insight as well as an understanding of industry trends.

Lawrence S. Smith has been one of GSI’s directors since February 2008. Mr. Smith served as an Executive Vice President and as Co-Chief Financial Officer of Comcast Corporation from November 2002 until his retirement in March 2007. Prior to November 2002, Mr. Smith served as an Executive Vice President of Comcast Holdings Corporation, the predecessor of Comcast Corporation, for more than five years. Mr. Smith is also a director of Air Products and Chemicals, Inc. and Tyco Electronics Ltd. Mr. Smith brings many years of public company experience both as Chief Financial Officer of a large public company and by serving on the boards of international public companies. His significant experience with complex financial and operational issues combined with his knowledge of public reporting requirements and processes brings accounting, financial management and operational insight to the Board. He also has extensive mergers and acquisitions and corporate finance experience.

Andrea M. Weiss has been one of GSI’s directors since June 2006. Since August 2002, Ms. Weiss has served as president and chief executive officer of Retail Consulting Inc., an international retail consulting company she owns. From April 2001 to August 2002, Ms. Weiss served as president of dELiA*s Corp., a direct marketing and retail company comprised of lifestyle brands for teenage girls. From May 1998 to February 2001, Ms. Weiss served as executive vice president and chief stores officer of Limited Brands, Inc., a specialty retail business. Ms. Weiss is also a director of CBRL Group, Inc. and Chicos FAS, Inc.. Ms. Weiss was a director of eDiets.com Inc. from 2004 to 2009 and Brookstone, Inc. from 2002 to 2006. Ms. Weiss has extensive leadership experience in the retail apparel industry and has served as chief executive of an international retail consulting company. Her experience in the retail and direct-to-consumer industries provides industry insight as well as management and operational insight to the Board. She also serves as a member of other public company boards which provides insight on corporate governance issues.

Prior Right to Designate Directors

Until August 18, 2009, SOFTBANK Capital Partners LP, SOFTBANK Capital LP and SOFTBANK Capital Advisors Fund LP, or SOFTBANK, had the right to designate one member of GSI’s Board of Directors, and to have such director serve as a member of each committee of GSI’s Board of Directors. Mr. Fisher was SOFTBANK’s designee to GSI’s Board of Directors.

Until February 18, 2010, Liberty Media Corporation, together with its subsidiaries, collectively referred to as Liberty, had the right to designate one member of GSI’s Board of Directors, and to have such director serve as a member of each committee of GSI’s Board of Directors. Mr. Hunter was Liberty’s designee to GSI’s Board of Directors.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR ELECTION OF ALL OF THE NOMINEES FOR DIRECTORS.

Board, Committees and Attendance at Meetings of the Board and Committees

The Board of Directors of GSI held 15 meetings during fiscal 2009. The Board of Directors also meets in executive session outside the presence of Mr. Rubin, our only director who is also an employee of GSI, and other members of management at each of its regularly scheduled meetings. During fiscal 2009, no director attended fewer than 75% of the aggregate of (i) the total number of Board meetings held during the period for which he or she was a director and (ii) the total number of meetings held by committees of the Board of Directors on which he or she served during the period he served. A description of each of the committees of the Board of Directors of GSI is set forth below.

The Board has determined that the following directors, constituting a majority of the members of the Board of Directors, are independent as defined in the applicable listing standards of the Nasdaq Stock Market: Messrs. Branman, Donahue, Hunter, Fisher, Menell and Smith, Ms. Weiss and Dr. Rayport. The independence standards of Nasdaq are composed of objective standards and subjective standards. Under the objective standards, a director will not be deemed independent if he directly or indirectly receives compensation (other than as a director) in excess of certain thresholds or if certain described relationships exist. Under the subjective independence standard, a director will not be deemed independent if he has a relationship with GSI that, in the view of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Under the Nasdaq Stock Market rules, an independent director must satisfy both the objective and the subjective standards.

In evaluating the independence of Mr. Branman, the Board considered that he is a Managing Director of Hilco Consumer Capital, LLC, the Managing Partner of Hilco Consumer Capital, L.P., and the transaction between GSI and HCC described under Other Relationships and Related Transactions. In evaluating the independence of Mr. Fisher, the Board considered that he was affiliated with SOFTBANK, a former principal stockholder of GSI. In evaluating the independence of Mr. Hunter, the Board considered that he was an employee of QVC, a subsidiary of Liberty, a former principal stockholder of GSI, and the transactions between GSI and QVC described under “Certain Relationships and Related Transactions”. In evaluating the independence of Messrs. Donahue and Smith the Board considered that these directors each serve on the Board of Directors of Air Products and Chemicals, Inc. In each case, the Board concluded that, in their view, such relationships would not interfere with the exercise of such person’s independent judgment in carrying out their responsibilities as a director.

The Board of Directors has four standing committees.

Audit Committee.  The Board of Directors has a separately designated standing audit committee. The current members of the Audit Committee are Messrs. Smith (Chairman), Donahue and Menell. The Board of Directors has determined that each member of the Audit Committee is independent as defined in the applicable listing standards of the Nasdaq Stock Market and SEC regulations and that all members of the Audit Committee qualify as audit committee financial experts as that term is defined in SEC regulations. The Audit Committee held eight meetings during fiscal 2009.

The Audit Committee’s responsibilities include:

•	appointing, determining funding for, overseeing and replacing the independent registered public accounting firm;

•	reviewing the independence of the independent registered public accountant;

•	resolving any disagreements between management and the independent registered public accounting firm;

•	reviewing GSI’s quarterly and annual financial statements and discussing the same with GSI’s management;

•	pre-approving all auditing services and permitted non-audit services, including the fees and terms thereof, to be performed for GSI by its independent registered public accounting firm;

•	establishing, reviewing and periodically updating GSI’s Code of Business Conduct Policy and GSI’s Finance Code of Professional Conduct;

•	establishing and overseeing procedures for the receipt, retention and treatment of complaints received by GSI regarding (a) accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by GSI’s employees of concerns regarding questionable accounting or auditing matters; and

•	approving all related party transactions.

The responsibilities of the Audit Committee are further described in the Audit Committee Charter adopted by the Audit Committee and the Board of Directors, a copy of which is available on GSI’s Web site at www.gsicommerce.com.

Compensation Committee.  The current members of the Compensation Committee are Ms. Weiss (Chairwoman), Mr. Hunter and Dr. Rayport. The Board of Directors has determined that each member of the Compensation Committee is independent as defined in the applicable listing standards of the Nasdaq Stock Market. The Compensation Committee held seven meetings during fiscal 2009.

The Compensation Committee’s responsibilities include:

•	reviewing and recommending for approval by the Board the compensation of GSI’s chief executive officer and reviewing and approving the compensation of GSI’s other executive officers;

•	overseeing and advising the Board on the adoption of policies that govern GSI’s compensation programs, including stock and benefit plans; and

•	reporting on executive compensation in GSI’s proxy statement in accordance with applicable rules and regulations.

The responsibilities of the Compensation Committee are further described in the Compensation Committee Charter, a copy of which is available on GSI’s Web site at www.gsicommerce.com.

As provided in its charter, the Compensation Committee may, in its discretion, form and delegate all or a portion of its authority, duties and responsibilities to one or more subcommittees of the Compensation Committee. To date, the Compensation Committee has not delegated its responsibilities. Mr. Rubin, GSI’s president and chief executive officer, makes recommendations to the Compensation Committee with respect to the compensation of executive officers, other than himself. The Compensation Committee has the authority to retain independent counsel or other advisors and has, in the past, retained compensation consultants and outside counsel to assist it. For more information concerning the Compensation Committee’s processes and procedures for the determination of executive officer compensation, see “Executive Compensation — Compensation Discussion and Analysis.”

Nominating and Corporate Governance Committee.  The current members of the Nominating and Corporate Governance Committee are Dr. Rayport (Chairman) and Mr. Fisher and Ms. Weiss. The Board of Directors has determined that each member of the Nominating and Corporate Governance Committee is independent as defined in the applicable listing standards of the Nasdaq Stock Market. The Nominating and Corporate Governance Committee held no meetings during fiscal 2009.

The Nominating and Corporate Governance Committee’s responsibilities include:

•	identifying qualified individuals to become Board members;

•	determining the composition of the Board and its committees;

•	monitoring a process to assess the Board’s effectiveness; and

•	developing and implementing the GSI’s corporate governance guidelines.

The responsibilities of the Nominating and Corporate Governance Committee are further described in the Nominating and Corporate Governance Committee Charter, a copy of which is available on GSI’s Web site at www.gsicommerce.com.

Financings and Acquisitions Committee.  The current members of the Financings and Acquisitions Committee are Messrs. Branman (Chairman), Menell and Smith. The Financings and Acquisitions Committee held six meetings during fiscal 2009. The Financings and Acquisitions Committee’s responsibilities include reviewing potential mergers, acquisitions, divestitures, joint ventures, significant asset sales or purchases, significant investments and other significant business opportunities and making recommendations to the Board of Directors and reviewing structures and methods of financing and making recommendations to the Board of Directors.

Board Leadership Structure and Risk Oversight

The Board of Directors has adopted a board leadership structure consisting of the combined roles of Chief Executive Officer and Chairman of the Board and a separate Lead Director. The Board believes this structure provides the appropriate balance between corporate strategy development and independent oversight of management.

Mr. Rubin serves as GSI’s Chief Executive Officer and Chairman of the Board. As Chief Executive Officer and founder of GSI, Mr. Rubin is uniquely situated to serve as Chairman. He is the director most familiar with GSI’s business and industry and most capable of effectively identifying strategic priorities and leading the board’s discussions of and GSI’s efforts to execute on corporate strategies and opportunities. The Board of Directors believes having one unified voice of management and the Board of Directors to both internal and external constituencies puts management in the best position to carry-out GSI’s business strategies and objectives. The Board also recognizes Mr. Rubin’s continued leadership and business development skill and that, as GSI’s founder, Mr. Rubin’s vision and drive have been essential to GSI’s growth.

Recognizing the importance of the Board of Directors to be able to meet independent of management and for there to be independent oversight of management, in August 2008, the Board of Directors created the position of Lead Director. The Board of Directors elected Ronald D. Fisher, one of the Board’s independent directors, to serve as Lead Director. The responsibilities of the Lead Director include: chairing meetings of the Board when Mr. Rubin is not present; chairing meetings of the Company’s outside directors; serving as a liaison between management of the Company and the outside directors of the Company; working with management on the agendas for Board meetings and information to be supplied to the Board; and consulting with the Mr. Rubin and other members of management on Board business and other matters.

The Board of Directors as a whole is responsible for consideration and oversight of risks facing GSI, and is responsible for ensuring that material risks are identified and managed appropriately. Certain risks are overseen by committees of the Board of Directors and these committees make reports to the full Board of Directors on a quarterly basis, including reports on noteworthy risk-management issues. Financial risks are overseen by the Audit Committee which meets with management and GSI’s internal audit department to review GSI’s major financial risk exposure and the steps management has taken to monitor and control such exposures. Compensation risks are overseen by the Compensation Committee. Members of the GSI Senior Management Team regularly report to the full Board about their areas of responsibility and a component of these reports is risk within the area of responsibility and the steps management has taken to monitor and control such exposures. Additional review or reporting on risks is conducted as needed or as requested by the Board or committee.

Compensation Risks

Our Compensation Committee has discussed the concept of risk as it relates to our compensation program for all employees and the Compensation Committee does not believe our compensation program is reasonably likely to have a material adverse effect on the Company. The Compensation Committee reviewed the components of our compensation program, risks inherent n the compensation program and factors to control or mitigate these risks. The Compensation Committee noted several design features of our compensation program that reduce the likelihood of excessive risk-taking and encourage appropriate risk taking in support of sustainable value creation, including:

•	The program is designed to provide an appropriately balanced mix of cash and equity;

•	The maximum payout levels for bonuses and performance restricted stock units are capped at by the Compensation Committee at 150 percent of target;

•	The Compensation Committee has downward discretion over bonus plan and performance restricted stock unit payouts;

•	The program is designed to appropriately balance fixed (salary) and variable compensation (cash bonus and equity awards);

•	The program is designed to appropriately reward short-term and long-term corporate performance as our cash bonus and performance restricted stock unit awards are determined based on annual performance metrics and our equity awards generally vest over four years; and

•	Compensation decisions include subjective considerations, which restrain the influence of objective factors on excessive risk taking.

Director Attendance at Annual Meeting

GSI does not have a policy with regard to Board members’ attendance at the Annual Meeting. Mr. Rubin attended GSI’s 2009 annual meeting of stockholders.

Corporate Governance Guidelines

The GSI Commerce, Inc. Board of Directors Corporate Governance Guidelines are available on GSI’s website under “Corporate Governance,” at www.gsicommerce.com/investors.

Director Nomination Process

Director Qualifications.  While GSI does not have any specific, minimum qualifications for Board nominees, in considering possible candidates for election as a director, the Nominating and Corporate Governance Committee will be guided by the following:

•	each director should be an individual of high character and integrity;

•	each director should be accomplished in his or her respective field, with superior credentials and recognition;

•	each director should have relevant expertise and experience and be able to offer advice and guidance to management based on that expertise and experience;

•	each director should have sufficient time available to devote to GSI; and

•	directors should be selected such that the Board represents a diversity of background and experience.

Director Nominee Selection Process.  GSI’s Nominating and Corporate Governance Committee recommends qualified candidates as directors of GSI and recommends that the Board nominate such individuals for election to the Board at the next annual meeting of stockholders. The Nominating and Corporate Governance Committee will consider director candidates recommended by Board members, management and stockholders, as well as those identified by any third-party search firm it may retain. Director candidates recommended by stockholders which comply with the procedures set forth below, subject to GSI’s contractual obligations to certain stockholders described above, will receive the same consideration as candidates recommended by other persons.

In the case of considering a new director candidate, the selection process for director candidates includes the following steps:

•	identification of director candidates by the Nominating and Corporate Governance Committee based upon suggestions from current directors and management and recommendations received from stockholders;

•	possible engagement of a director search firm;

•	interviews of candidates by members of the Nominating and Corporate Governance Committee and management;

•	reports to the Board of Directors by the Nominating and Corporate Governance Committee on the selection process;

•	recommendations by the Nominating and Corporate Governance Committee; and

•	formal nominations by the Board of Directors for inclusion in the slate of directors at the annual meeting.

In the past, on some occasions, the Nominating and Corporate Governance Committee has engaged a third party search firm to assist in identifying candidates to serve as members of GSI’s Board of Directors.

Procedure for Stockholders Recommending Director Candidates.  A stockholder who wishes to recommend a prospective director nominee should submit their recommendation to Chairman of the Nominating and Corporate Governance Committee in writing c/o GSI Commerce, Inc., 935 First Avenue, King of Prussia, PA 19406. The following information must be included in or attached to the letter:

•	the name and address of the stockholder making the recommendation and each recommended nominee;

•	a representation that the stockholder is a holder of record of capital stock of GSI entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to vote for the person or persons recommended for nomination;

•	a description of all arrangements and understandings between the stockholder and each recommended nominee and any other person or persons (naming such person or persons) pursuant to which the recommendation was made by the stockholder;

•	such other information regarding each recommended nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC if the nominee were to be nominated by the Board of Directors; and

•	the consent of each recommended nominee to serve as a director of GSI if so nominated and elected.

The deadline for submitting stockholder recommendations pursuant to the foregoing procedures for the 2011 annual meeting of stockholders is December 14, 2010. All stockholder recommendations which are late will be rejected by the Company.

In connection with the 2010 Annual Meeting, GSI has not received a director nominee recommendation from any stockholder, or group of stockholders, that beneficially owns more than five percent of GSI’s Common Stock. Each of the current nominees listed for directors under Proposal 1 of this Proxy Statement is a current director standing for re-election.

Procedure for Stockholders Nominating Directors.  In addition, under GSI’s amended and restated bylaws, stockholders are permitted to nominate directors to be elected at a meeting of stockholders. GSI’s amended and restated bylaws set forth procedures which stockholders must follow for nominations of directors to be brought before a meeting of GSI’s stockholders. Stockholders are directed to review GSI’s amended and restated bylaws prior to submitting a nomination to ensure compliance with these procedures.

For nominations to be properly brought before an annual meeting by a stockholder, the stockholder must give written notice to GSI’s Secretary at GSI’s principal executive offices no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting. The notice timing is subject to change under certain circumstances such as in the event that the date of GSI’s annual meeting is moved more than 30 days of the anniversary of the preceding year’s annual meeting.

Generally, a stockholder’s notice must set forth:

(A) as to each stockholder’s proposed director nominee (i) all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-4(d) thereunder (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (ii) a description of all direct and indirect agreements, arrangements and understandings during the past three years between or among the nominating stockholder (and any beneficial owner on whose behalf the nominee is made) and the proposed director nominee (including their affiliates or associates); and

(B) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made (i) the name and address of such stockholder and of such beneficial owner, (ii) (a) the number of shares of the Company which are, directly or indirectly, owned beneficially and of record by such stockholder and such beneficial owner, (b) information regarding any option, warrant, convertible security, stock appreciation right, or similar right with a conversion privilege or a settlement payment or mechanism at a price related to or with a value derived in whole or in part from the value of any shares of the Company (a “Derivative Instrument”) directly or indirectly owned beneficially by such stockholder and the beneficial owner, if any, (c) any proxy, contract, arrangement, understanding, or relationship pursuant to which such stockholder and/or the beneficial owner, if any, has a right to vote any shares of the Company, and (d) such other information required by GSI’s amended and restated bylaws, including, but not limited to, any performance-related fees (other than an asset-based fee) that such stockholder and the beneficial owner, if any, is made is entitled to based on any increase or decrease in the value of shares of the Company or Derivative Instruments, and (iii) whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to a sufficient number of holders of GSI’s voting shares to elect such nominee or nominees (an affirmative statement of such intent, a “Solicitation Notice”).

If the stockholder, or the beneficial owner on whose behalf any such nomination is made, has provided GSI with a Solicitation Notice, such stockholder or beneficial owner must, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of GSI’s voting shares reasonably believed by such stockholder or beneficial owner to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the Solicitation Notice.

GSI’s amended and restated bylaws also set forth procedures which stockholders must follow for nominations of directors to be brought before a special meeting of stockholders.

Except as otherwise provided by law, the chairman of the meeting has the power and duty to determine whether a nomination to be brought before the meeting was made in accordance with the procedures set forth in GSI’s amended and restated bylaws and, if any proposed nomination is not in compliance with GSI’s amended and restated bylaws, to declare that the defective nomination will not be presented for stockholder action at the meeting and will be disregarded.

GSI’s amended and restated bylaws are available, at no cost, at the SEC’s Web site, www.sec.gov, as Exhibit 3.1 to GSI’s Form 8-K filed with the Securities and Exchange Commission on March 16, 2009 or upon the stockholder’s written request directed to the Corporate Secretary c/o GSI Commerce, Inc., 935 First Avenue, King of Prussia, PA 19406.

Director Compensation

The following table sets forth information concerning the compensation of each of GSI’s directors who is not also an employee for fiscal 2009.

	Fees Earned
	or Paid	Stock	Option
	in Cash	Awards	Awards	Total
Name(1)	($)	($)(2)	($)(3)	($)(4)

M. Jeffrey Branman	51,000 (5)	45,362	—	96,362
Michael J. Donahue	39,000	45,362	—	84,362
Ronald D. Fisher	23,834	—	—	23,834
John A. Hunter	—	—	—	—
Mark S. Menell	41,000	45,362	—	86,362
Jeffrey F. Rayport	40,000	45,362	—	85,362
Lawrence S. Smith	52,000	45,362	—	97,362
Andrea M. Weiss	41,000	45,362	—	86,362

(1)	Mr. Michael G. Rubin, a director and president and chief executive officer of GSI, has been omitted from this table because he receives no additional compensation for serving as a director. Directors that were designees of stockholders that had a contractual right to appoint a director to GSI’s Board did not receive compensation under GSI’s director compensation policy described below. Accordingly, Mr. Hunter did not receive any compensation in fiscal 2009 for acting in his capacity as a director. Until August 18, 2009, the date that SOFTBANK sold all of its shares of Common Stock and no longer had the right to designate a member to GSI’s

Board of Directors, Mr. Fisher did not receive any compensation in fiscal 2009 for acting in his capacity as director.

(2)	The amounts included in the “Stock Awards” column represent the aggregate grant date fair value of stock awards granted during fiscal 2009 computed in accordance with Financial Accounting Standards Board’s Accounting Standards Codification Topic 718 (“Codification Topic 718”). See Note 2 to GSI’s consolidated financial statements in GSI’s annual report on Form 10-K for fiscal 2009. As of the last day of fiscal 2009, the number of unvested stock awards held by GSI’s non-employee directors was: Mr. Branman — 3,333; Mr. Donahue — 5,642; Mr. Fisher — 0; Mr. Hunter — 0; Mr. Menell — 3,333; Dr. Rayport — 3,333; Mr. Smith — 8,870; and Ms. Weiss — 5,642.

(3)	GSI did not grant any stock option awards in fiscal 2009. As of the last day of fiscal 2009, the number of stock option awards held by GSI’s non-employee directors was: Mr. Branman — 80,000; Mr. Donahue — 0; Mr. Fisher — 75,000; Mr. Hunter — 25,000; Mr. Menell — 6,500; Dr. Rayport — 58,000; Mr. Smith — 0 and Ms. Weiss — 0.

(4)	GSI generally does not provide perquisites or other compensation to its non-employee directors. GSI purchases season tickets to sporting events for business use. If the tickets are not used for business purposes, they are made available to GSI’s directors, officers and other employees for personal use. There is no incremental cost to GSI for the personal use of such tickets. GSI has, from time to time, purchased tickets to sporting events for personal use by its directors and has provided directors with smartphones with voice and data plans for personal use. The aggregate cost to GSI of such sporting tickets, smartphones, and voice and data plans did not exceed $10,000 for any director for fiscal 2009.

(5)	Includes an annual cash fee of $10,000 paid by GSI to Mr. Branman as an observer on the board of directors of another company with respect to which GSI has the contractual right to appoint an observer.

Discussion of Director Compensation

The compensation payable to each director, other than Messrs. Fisher, Hunter and Rubin, for services provided as a director during fiscal 2009, as set by GSI’s Nominating and Corporate Governance Committee, was as follows:

•	an annual cash retainer of $25,000;

•	meeting fees of $1,000 for in-person Board and committee meetings and $500 for telephonic Board and committee meetings; and

•	a restricted stock unit equal to:

•	$125,000 on the director’s initial election; and

•	$50,000 on each annual election as a director, including the initial election.

In accordance with GSI’s compensation policy for directors, on June 18, 2009, 3,333 restricted stock units, or RSUs, automatically were granted to each of Messrs. Branman, Donahue, Menell and Smith, Dr. Rayport and Ms. Weiss valued, in each case, at a price of $13.61 per share, the fair market value on the date of grant, and will vest in full one year from the date of grant.

In addition, as the chair of the Audit Committee, Mr. Smith received an additional cash retainer of $10,000 and each of Mr. Branman, Ms. Weiss and Dr. Rayport, as the chairs of the Finance and Acquisitions Committee, Compensation Committee and the Nominating and Corporate Governance Committee, respectively, received an additional cash retainer of $5,000.

Additionally, any director who serves, at GSI’s request, as a director or observer on the Board of Directors of another company with respect to which we have the contractual right to appoint a director or observer will receive an annual cash fee of $10,000. Accordingly, Mr. Branman received an annual cash fee of $10,000 for serving as an observer on the board of directors of another company at GSI’s request.

In accordance with GSI’s director compensation policy, directors who are designees of stockholders that have a contractual right to appoint a director to GSI’s Board do not receive compensation under the policy described above. Accordingly, Mr. Hunter did not receive any compensation from GSI for acting in his capacity as a director in fiscal 2009. Until August 18, 2009, the date that SOFTBANK sold all of their shares of Common Stock and no longer had the right to designate a member to GSI’s Board of Directors, Mr. Fisher did not receive any compensation in fiscal

2009 in his capacity as a director in fiscal 2009. Mr. Rubin, GSI’s chairman, president and chief executive officer, did not receive any separate compensation for acting in his capacity as a director.

The Nominating and Corporate Governance Committee approved the following compensation increases for fiscal 2010: (i) an increase in the annual cash retainer from $25,000 to $37,500, (ii) an increase in the annual cash retainer payable to the Audit Committee chair from $10,000 to $15,000, and (iii) an increase in the annual cash retainers payable to the Compensation Committee, Nominating and Corporate Governance Committee, and Financings and Acquisitions Committee from $10,000 to $15,000. In addition, the Nominating and Corporate Governance Committee determined that beginning in fiscal 2010 the Lead Director will receive an annual cash retainer of $15,000.

Audit Committee Report

The Audit Committee reviewed and discussed with GSI’s management and Deloitte & Touche LLP, the Company’s independent registered public accounting firm, GSI’s audited financial statements, the results of Deloitte & Touche LLP’s audit, their evaluation of GSI’s system of internal control and the overall quality of GSI’s financial reporting process. The Audit Committee also discussed with Deloitte & Touche LLP the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T. The Audit Committee received the written disclosures and the letter from Deloitte & Touche LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte & Touche LLP’s communications with the Audit Committee concerning independence and discussed with Deloitte & Touche LLP their independence. Based upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of GSI that the audited financial statements be included in GSI’s Annual Report on Form 10-K for fiscal 2009 for filing with the Securities and Exchange Commission.

Audit Committee
Michael J. Donahue	Mark S. Menell	Lawrence S. Smith (Chairman)

Code of Ethics

GSI adopted a Code of Business Conduct, that applies to all employees, and a Finance Code of Professional Conduct (code of ethics) that applies to GSI’s principal executive officer, principal financial officer, principal accounting officer or controller, and persons performing similar functions. Copies of these documents are posted on GSI’s Web site located at www.gsicommerce.com. Amendments to the code of ethics are posted on GSI’s corporate Web site located at www.gsicommerce.com.

Stockholders’ Communication with the Board of Directors

Stockholders who wish to communicate with a member or members of the Board of Directors, including the chair of any committee of the Board or the non-management directors as a group, may do so by addressing their correspondence to the Board member or members, c/o Corporate Secretary, GSI Commerce, Inc., 935 First Avenue, King of Prussia, PA 19406. The Board of Directors has unanimously approved a process pursuant to which the Corporate Secretary will review and forward correspondence to the appropriate person or persons for response.

PROPOSAL 2 — GSI’s 2010 EQUITY INCENTIVE PLAN
Approval Of The 2010 Equity Incentive Plan

Our 2010 Equity Incentive Plan (the “2010 Equity Plan”), was adopted by our Board of Directors on March 3, 2010 and amended on March 31, 2010, subject to stockholder approval.

The 2010 Equity Plan is the successor to and continuation of our 2005 Equity Incentive Plan (the “2005 Equity Plan”), and the Amended and Restated 1996 Equity Incentive Plan (the “1996 Equity Plan”, and together with the 2005 Equity Plan, the “Prior Plans”).

In the event GSI’s stockholders approve the 2010 Equity Plan, the Prior Plans will be terminated. No awards may be granted pursuant to the Prior Plans following their termination. However, all outstanding stock awards granted under the Prior Plans will continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the Prior Plans.

We have carefully designed the 2010 Equity Plan to enable us to secure and retain the services of our employees, consultants and directors, to provide a means by which such persons may be given an opportunity to purchase our stock, and to provide incentives for such persons to exert maximum efforts for our success or the success of our affiliates. Important features of the 2010 Equity Plan Include:

•	Shares Authorized. The 2010 Equity Plan authorizes the grant of 3,500,000 shares. In addition, any outstanding stock awards granted under the Prior Plans that expire, are terminated, cancelled or forfeited, or are withheld in satisfaction of payment of withholding taxes following the effective date of the 2010 Equity Plan will become available for grant under the 2010 Equity Plan. As of January 2, 2010, 7,533,335 shares were subject to outstanding awards under the Prior Plans.

•	No Discounted Stock Options. The Plan prohibits the grant of a stock option with an exercise price less than the fair market value of our Common Stock on the date of grant.

•	Cancellation and Re-grant. Under the 2010 Equity Plan, the Board may not, without stockholder approval, reduce the exercise price or strike price of outstanding options or stock appreciation rights and/or cancel outstanding options or stock appreciation rights in exchange for cash or other stock awards.

Contingent on approval by GSI’s stockholders of the 2010 Equity Plan, GSI commits to its stockholders that for the next three fiscal years, beginning with the fiscal 2010 and continuing through the fiscal 2012, GSI’s total “burn rate” for stock awards shall not exceed 6.12% per year on average for such fiscal years. “Burn rate” is defined as the number of shares subject to stock awards granted in a fiscal year divided by the weighted average number of shares of GSI common stock outstanding for that fiscal year. For purposes of calculating the number awards granted in a particular year, (i) awards of stock options and stock appreciation rights will count as one share, and (ii) awards of restricted stock, restricted stock units, or other full value awards will count as two shares. This limitation applies to all awards that can result in the delivery of shares and, unlike other 2010 Equity Plan terms, applies to stock awards granted under the 2010 Equity Plan and any other equity compensation plan, but excluding awards assumed in acquisitions, qualified employee stock purchase plans, and certain other tax-qualified plans.

Stockholders are requested in this Proposal 2 to approve the 2010 Equity Plan. To be approved, this Proposal 2 must receive a “For” vote from the majority of shares present and entitled to vote either in person or by proxy. Abstentions will be counted toward the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes will be counted towards a quorum, but will not be counted for any purpose in determining whether this matter has been approved.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE FOR APPROVAL OF THE 2010 EQUITY INCENTIVE PLAN.

The essential features of the 2010 Equity Plan, as amended, are outlined below. Please note that the description of the essential features of the 2010 Equity Plan is qualified in its entirety by reference to the copy of the 2010 Equity Plan, as amended, attached hereto as Appendix A.

General

The 2010 Equity Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights, performance stock awards and other forms of equity compensation, together referred to as stock awards, as well as performance cash awards, together with stock awards, referred to as awards. See “— Federal Income Tax Information” for a discussion of the tax treatment of stock awards.

Administration

The terms of the 2010 Equity Plan provide that it be administered by the Board, which has delegated this responsibility to the Compensation Committee. Subject to the provisions of the 2010 Equity Plan, the Compensation Committee has the power to construe and interpret the 2010 Equity Plan and to determine the persons to whom and the dates on which awards will be granted, the number of shares of our common stock subject to each award, the time or times during the term of each award within which all or a portion of such award may be exercised, the exercise price, the type of consideration and other terms of the award. As used below with respect to the 2010 Equity Plan, the “Board” refers to the Compensation Committee, as well as to the Board itself.

Eligibility

Incentive stock options may be granted under the 2010 Equity Plan only to our employees (including officers). Our new and existing employees (including officers), directors, and consultants are eligible to receive all other types of awards under the 2010 Equity Plan. All of our approximately 5,300 employees, directors and consultants are eligible for awards under the 2010 Equity Plan.

No incentive stock option may be granted under the 2010 Equity Plan to any person who, at the time of the grant, owns (or is deemed to own) stock possessing more than 10% of our total combined voting power, unless the exercise price is at least 110% of the fair market value of the stock subject to the option on the date of grant and the term of the option does not exceed five years from the date of grant. In addition, the aggregate fair market value, determined at the time of grant, of the shares of our common stock with respect to which incentive stock options are exercisable for the first time by a participant during any calendar year (under the 2010 Equity Plan and all other of our equity incentive plans) may not exceed $100,000.

No employee may be granted options or stock appreciation rights under the 2010 Equity Plan exercisable for more than 2,000,000 shares of our common stock during any calendar year. This restriction is referred to as the Section 162(m) Limitation.

Stock Subject to the 2010 Equity Plan

The maximum number of shares of common stock available for future issuance under the 2010 Equity Plan is equal to the sum of 3,500,000 shares to be approved in this Proposal 2 and the number of shares of common stock subject to outstanding stock awards that would have reverted to the reserve of the Prior Plans pursuant to the terms of the Prior Plans As of January 2, 2010, 1,493,835 shares were not subject to outstanding awards and remained available for grant under the 2005 Equity Plan and 7,533,335 shares were subject to outstanding awards under the Prior Plans.

Shares may be issued in connection with a merger or acquisition as permitted by the rules of the applicable national securities exchange, and such issuance shall not reduce the number of shares available for issuance under the 2010 Equity Plan. If a stock award granted under the 2010 Equity Plan expires or otherwise terminates without being exercised in full, or if any shares of common stock issued pursuant to a stock award are forfeited to or repurchased by us, including, but not limited to, any repurchase or forfeiture caused by the failure to meet a contingency or condition required for the vesting of such shares or if any stock award is settled in cash, then the shares of common stock not issued under such stock award, or forfeited to or repurchased by us shall revert to and again become available for issuance under the 2010 Equity Plan.

If any shares subject to a stock award are not delivered to a participant because such shares are withheld for the payment of taxes or the stock award is exercised through a reduction of shares subject to the stock award (i.e., “net exercised”), or an appreciation distribution in respect of a stock appreciation right is paid in shares of common stock, the number of shares that are not delivered shall remain available for issuance under the 2010 Equity Plan. If the exercise price of any stock award is satisfied by tendering shares of common stock held by the participant, then the number of shares so tendered shall remain available for issuance under the 2010 Equity Plan.

The aggregate maximum number of shares of common stock that may be issued under the 2010 Equity Plan pursuant to the exercise of incentive stock options is 3,000,000 shares.

Cancellation and Re-grant

Under the 2010 Equity Plan, the Board may not, without stockholder approval, reduce the exercise price or strike price of outstanding options or stock appreciation rights and/or cancel outstanding options or stock appreciation rights in exchange for cash or other stock awards.

Terms of Options and Stock Appreciation Rights

Options and stock appreciation rights may be granted under the 2010 Equity Plan pursuant to stock option agreements and stock appreciation right agreements. The following is a description of the permissible terms of options and stock appreciation rights under the 2010 Equity Plan. Individual grants may be more restrictive as to any or all of the permissible terms described below.

Stock Appreciation Rights.  Each stock appreciation right is denominated in shares of common stock equivalents. Upon exercise of a stock appreciation right, we will pay the participant an amount equal to the excess of (i) the aggregate fair market value of our common stock on the date of exercise over (ii) the strike price determined by the Board on the date of grant. The appreciation distribution upon exercise of a stock appreciation right may be paid in cash, shares of our common stock, any combination of the two or any other form of consideration determined by the Board.

Exercise Price, Strike Price; Payment.  The exercise price of options and strike price of stock appreciation rights may not be less than 100% of the fair market value of the stock or stock equivalents subject to the award on the date of the grant and, in some cases (see “— Eligibility” above), may not be less than 110% of such fair market value. As of April 12, 2010, the closing price of our common stock as reported on the NASDAQ Global Select Market was $28.77 per share. Acceptable forms of consideration for payment of the option exercise price will be determined by our Board and set forth in the applicable award agreement and may include cash, common stock previously owned by the optionholder, payment through a broker assisted exercise or a net exercise feature, deferred payment, or any other legal consideration approved by our Board.

Exercise.  Options and stock appreciation rights granted under the 2010 Equity Plan may become exercisable and vest in cumulative increments as determined by the Board. The Board has the power to accelerate the time during which an option or stock appreciation right may vest or be exercised. To the extent provided by the terms of any award, a participant may satisfy any federal, state or local tax withholding obligation relating to the exercise of such award by a cash payment upon exercise, by authorizing us to withhold a portion of the stock otherwise issuable to the participant, by delivering already-owned shares of our common stock or by a combination of these means.

Term.  The maximum term of options and stock appreciation rights granted under the 2010 Equity Plan is ten years, except that in certain cases (see “— Eligibility”) the maximum term of options is five years. Options and stock appreciation rights granted under the 2010 Equity Plan generally terminate three months after termination of the participant’s service unless (i) such termination is due to the participant’s disability, in which case the award may, but need not, provide that it may be exercised (to the extent the award was exercisable at the time of the termination of service) at any time within 12 months of such termination; (ii) the participant dies before the participant’s service has terminated, or within the period specified in the award agreement after termination of such service, in which case the award may, but need not, provide that it may be exercised (to the extent the award was exercisable at the time of the participant’s death) within 18 months of the participant’s death by the person or persons to whom the rights to exercise such award pass by will or by the laws of descent and distribution; (iii) the award by its terms specifically provides otherwise, or (iv) the termination is for cause. Except as provided otherwise in a participant’s award agreement, upon termination of a participant’s service for cause, the award shall immediately terminate and may not thereafter be exercised. A participant may designate a beneficiary who may exercise the award following the participant’s death. Individual grants by their terms may provide for exercise within a longer or shorter period of time following termination of service. In no event, however, may an option or stock appreciation right be exercised beyond the expiration of its maximum term.

The option or stock appreciation right term generally is extended in the event that exercise of the award within the foregoing periods is prohibited. A participant’s award agreement may provide that if the exercise of the award following the termination of the participant’s service would be prohibited because the issuance of stock would violate the registration requirements under the Securities Act of 1933, then the award will terminate on the earlier of (i) the expiration of the term of the award or (ii) three months after the termination of the participant’s service during which the exercise of the award would not be in violation of such registration requirements.

No Dividend Rights; Restrictions on Transfer.  Options and stock appreciation rights granted under the 2010 Equity Plan do not have dividend equivalent rights attached. The Board may in its discretion impose limitations on the transferability of options and stock appreciation rights as it deems appropriate and as provided in the award agreement.

Terms of Restricted Stock Awards and Restricted Stock Unit Awards

Restricted stock awards and restricted stock unit awards may be granted under the 2010 Equity Plan pursuant to restricted stock award and restricted stock unit award agreements. The following is a description of the permissible terms of restricted stock awards and restricted stock unit awards under the 2010 Equity Plan. Individual grants may be more restrictive as to any or all of the permissible terms described below.

Consideration.  The Board may grant restricted stock awards and restricted stock unit awards in consideration for past services rendered to us or in exchange for any other form of legal consideration acceptable to the Board.

Vesting.  Shares of stock issued under a restricted stock award agreement may, but need not, be subject to forfeiture to us in accordance with a vesting schedule as determined by the Board. Stock unit awards vest and are issued at the rate specified in the restricted stock unit award agreement as determined by the Board. However, at the time of grant, the Board may impose additional restrictions or conditions that delay the delivery of stock or cash subject to the restricted stock unit award after vesting. The Board has the authority to accelerate the vesting of stock issued pursuant to a restricted stock award, or stock issuable pursuant to a restricted stock unit award, in its discretion.

Dividend Equivalents.  Dividend equivalent rights may be credited with respect to shares covered by a restricted stock unit award. However, we do not anticipate paying cash dividends on our common stock for the foreseeable future.

Termination of Service.  Upon termination of a participant’s service, we may reacquire any forfeited shares of stock that have not vested as of such termination under the terms of the applicable restricted stock award agreement. Except as otherwise provided in the applicable award agreement, restricted stock units that have not vested will be forfeited upon the participant’s termination of service.

Restrictions on Transfer.  Rights to acquire shares under a restricted stock award or restricted stock unit award may be transferred only upon such terms and conditions as determined by the Board.

Terms of Performance Awards

The 2010 Equity Plan allows the Board to issue performance stock awards and performance cash awards, referred to as performance awards. Performance awards may be granted, vest or be exercised based upon the attainment during a certain period of time of certain performance goals. All of our employees, consultants and directors are eligible to receive performance awards under the 2010 Equity Plan. The length of any performance period, the performance goals to be achieved during the performance period and the measure of whether and to what degree such performance goals have been attained shall be determined by the Board. The maximum amount to be granted to any individual in any calendar year attributable to such performance awards may not exceed the value of

2,000,000 shares of our common stock, in the case of performance stock awards. The maximum amount to be granted to any individual may not exceed $10,000,000 for each full calendar year covered by the applicable performance period in the case of performance cash awards, with such limit to be adjusted pro-rata for any performance period that is less than a full calendar year by multiplying such limit by a ratio calculated by reference to the number of days in the applicable performance period divided by 365.

In granting a performance award, the Board will set a period of time, or a performance period, over which the attainment of one or more goals, or performance goals, will be measured for the purpose of determining whether the award recipient has a vested right in or to such performance award. Within the time period prescribed by Section 162(m) of the Code (typically before the 90th day of a performance period), the Board will establish the performance goals, based upon one or more pre-established criteria, or performance criteria, enumerated in the 2010 Equity Plan and described below. As soon as administratively practicable following the end of the performance period, the Board will certify (in writing) whether the performance goals have been satisfied.

Performance goals under the 2010 Equity Plan shall be established by the Board, based on one or more of the following performance criteria: (i) earnings (including earnings per share, net earnings, operating earnings or other earnings); (ii) adjusted earnings; (iii) earnings before taxes; (iv) earnings before interest, taxes and depreciation; (v) earnings before interest, taxes, depreciation and amortization; (vi) earnings before interest, taxes, depreciation, amortization and stock-based compensation expense; (vii) total stockholder return; (viii) return on equity or average stockholder’s equity; (ix) return on assets, investment, capital employed, or other financial return ratios; (x) growth in assets; (xi) stock price; (xii) margin (including gross margin, operating margin, variable contribution margin, or other margin); (xiii) income (before or after taxes); (xiv) operating income; (xv) operating income after taxes; (xvi) non-GAAP operating income, including or excluding stock-based compensation expense, (xvii) profits (before or after taxes); (xviii) net cash flow, free cash flow, or operating cash flow; (xix) sales or revenue targets; (xx) revenue, including increases in revenue or product revenue; (xxi) expense and cost containment and reduction goals; (xxii) improvement in or attainment of working capital levels; (xxiii) economic value added (or an equivalent metric); (xxiv) sales or market share; (xxv) cash flow; (xxvi) cash flow per share; (xxvii) share price performance; (xxviii) debt reduction and debt levels; (xxix) implementation or completion of projects or processes; (xxx) customer satisfaction and customer service metrics, including quality metrics and quality improvement (e.g., call abandonment rate); (xxxi) stockholders’ equity; (xxxii) capital expenditures; (xxxiii) operating profit or net operating profit; (xxxiv) workforce diversity; (xxxv) growth of net income or operating income; (xxxvi) billings; (xxxvii) employee metrics (e.g., reduced turnover); (xxxviii) fulfillment metrics (e.g., units per hour or unit volume); (xxxix) technology metrics (e.g., uptime);(xl) business development metrics (e.g., client renewals); (xli) client satisfaction; and (xlii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

With respect to any performance criteria listed above, the Board may adjust the definition of the performance criteria by excluding elements of the performance criteria or including an additional element, provided the achievement or non-achievement of the resulting performance criteria can be objectively determined by the financial information collected by GSI in the preparation of its financial reports. For example, the revenue performance criteria could be modified to include or exclude the revenue from specified subsidiaries, divisions, or other operational or administrative units in existence less than one year as of the beginning of the performance period. Also by way of example, the earnings before interest, taxes, depreciation and amortization could be modified to take into account one of the aforementioned excluded elements in the calculation of this performance criteria. Furthermore, a performance criteria could be created that compares GSI’s performance in a performance criteria listed above to (i) the approved budgets for such performance criteria, or (ii) to the performance over the same performance period of a pre-selected group of companies or a pre-selected index.

The Board is authorized to determine whether, when calculating the attainment of performance goals for a performance period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of performance goals.

Terms of Other Stock Awards

The Board may grant other stock awards that are valued in whole or in part by reference to our common stock. Subject to the provisions of the 2010 Equity Plan, the Board has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards.

Changes to Capital Structure

If any change is made to the outstanding shares of our common stock without our receipt of consideration (whether through a stock split or other specified change in our capital structure), appropriate adjustments will be made to: (i) the maximum number and/or class of securities issuable under the 2010 Equity Plan; (ii) the maximum number and/or class of securities issuable pursuant to the exercise of incentive stock options; (iii) the maximum number and/or class of securities for which any one person may be granted stock awards per calendar year pursuant to the limitation under Section 162(m) of the Code; and (iv) the number and/or class of securities and the price per share in effect under each outstanding stock award under the 2010 Equity Plan.

Effect of Certain Corporate Events

The 2010 Equity Plan provides that, in the event of a dissolution or liquidation of us, then all outstanding awards under the 2010 Equity Plan shall terminate immediately prior to such dissolution or liquidation. The 2010 Equity Plan further provides that, in the event of a sale, lease or other disposition of all or substantially all of the assets of us or specified types of mergers or consolidations (each, a “corporate transaction”), any surviving or acquiring corporation shall either assume awards outstanding under the 2010 Equity Plan or substitute similar awards for those outstanding under the 2010 Equity Plan. If any surviving corporation declines to assume awards outstanding under the 2010 Equity Plan or to substitute similar awards, then, with respect to participants whose service with us has not terminated more than three months prior to the time of such corporate transaction, the vesting and the time during which such awards may be exercised will be accelerated in full, and all outstanding awards will terminate if the participant does not exercise such awards at or prior to the corporate transaction. With respect to any awards that are held by other participants that terminated service with us more than three months prior to the corporate transaction, the vesting and exercisability provisions of such awards will not be accelerated and such awards will terminate if not exercised prior to the corporate transaction.

Duration, Amendment and Termination

The Board may suspend or terminate the 2010 Equity Plan without stockholder approval or ratification at any time or from time to time. Unless sooner terminated, the 2010 Equity Plan will terminate on March 2, 2020.

The Board may also amend the 2010 Equity Plan at any time or from time to time. However, no amendment will be effective unless approved by our stockholders if stockholder approval of the amendment is required by applicable law or listing requirements. The Board may submit any other amendment to the 2010 Equity Plan for stockholder approval, including, but not limited to, amendments intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees.

Federal Income Tax Information

The following is a summary of the principal United States federal income taxation consequences to employees and us with respect to participation in the 2010 Equity Plan. This summary is not intended to be exhaustive, and does not discuss the income tax laws of any city, state or foreign jurisdiction in which a participant may reside.

Incentive Stock Options.  Incentive stock options granted under the 2010 Equity Plan are intended to be eligible for the favorable federal income tax treatment accorded “incentive stock options” under the Code. There generally are no federal income tax consequences to the participant or us by reason of the grant or exercise of an incentive stock option. However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares, or a qualifying disposition, will be a long-term capital gain or loss. Upon such a qualifying disposition, we will not be entitled to any income tax deduction. Generally, if the participant disposes of the stock before the expiration of either of these holding periods, or a disqualifying disposition, then at the time of disposition the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price or (ii) the participant’s actual gain, if any, on the purchase and sale. The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.

To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options.  No taxable income is recognized by a participant upon the grant of a nonstatutory stock option. Upon exercise of a vested nonstatutory stock option, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Generally, we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which such ordinary income is recognized by the participant. Upon disposition of the stock, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Stock Appreciation Rights.  No taxable income is realized upon the receipt of a stock appreciation right. Upon exercise of the stock appreciation right, the fair market value of the shares (or cash in lieu of shares) received is recognized as ordinary income to the participant in the year of such exercise. Generally, with respect to employees, we are required to withhold from the payment made on exercise of the stock appreciation right or from regular wages or supplemental wage payments an amount based on the ordinary income recognized. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a reporting obligation, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant.

Restricted Stock Awards.  Upon receipt of a restricted stock award, the participant will recognize ordinary income equal to the excess, if any, of the fair market value of the shares on the date of issuance over the purchase price, if any, paid for those shares. We will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which such ordinary income is recognized by the participant.

However, if the shares issued upon the grant of a restricted stock award are unvested and subject to repurchase by us in the event of the participant’s termination of service prior to vesting in those shares, the participant will not recognize any taxable income at the time of issuance, but will have to report as ordinary income, as and when our repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the purchase price, if any, paid for the shares. The participant may, however, elect under Section 83(b) of the Code to include as ordinary income in the year of issuance an amount equal to the excess of (a) the fair market value of the shares on the date of issuance over (b) the purchase price, if any, paid for such shares. If the Section 83(b) election is made, the participant will not recognize any additional income as and when the repurchase right lapses. The participant and GSI will be required to satisfy certain tax withholding requirements applicable to such income. We will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Upon disposition of the stock acquired upon the receipt of a restricted stock award, the participant will recognize a capital gain or loss equal to the difference between the selling price and the sum of the amount paid for such stock plus any amount recognized as ordinary income upon issuance (or vesting) of the stock. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.

Restricted Stock Unit Awards.  No taxable income is recognized upon receipt of a restricted stock unit award. The participant will recognize ordinary income in the year in which the shares subject to that unit are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance. The participant and GSI will be required to satisfy certain tax withholding requirements applicable to such income. Subject to the requirement of reasonableness, Section 162(m) of the Code and the satisfaction of a tax reporting obligation, we will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Potential Limitation on Company Deductions.  Section 162(m) of the Code denies a deduction to any publicly-held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1,000,000. It is possible that compensation attributable to awards, when combined with all other types of compensation received by a covered employee from us, may cause this limitation to be exceeded in any particular year. Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with Treasury Regulations issued under Section 162(m) of the Code, generally, compensation attributable to stock options and stock appreciation rights granted under the 2010 Equity Plan will qualify as performance-based compensation. Compensation attributable to performance awards under the 2010 Equity Plan will qualify as Section 162(m) performance-based compensation, provided that: (i) the award is granted by a compensation committee comprised solely of “outside directors,” (ii) the award is granted (or exercisable) only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain and (iii) the compensation committee certifies in writing prior to the granting (or exercisability) of the award that the performance goal has been satisfied.

Plan Benefits

Awards under the 2010 Equity Plan are discretionary. As of April 12, 2010, a cash performance cash award was made under the 2010 Equity Plan to one individual who is not a Named Officer. The value of this award is not determinable. No options or other stock awards have been granted under the 2010 Equity Plan.

Background

A total of 60,033,190 shares of GSI’s common stock was outstanding as of January 2, 2010 and 1,493,835 shares remained available for future issuance under our Prior Plans. As of January 2, 2010, an aggregate of 7,533,335 shares were subject to outstanding stock awards granted under the Prior Plans, of which 3,239,131 were subject to outstanding, unexercised stock options, and 4,294,204 of which were subject to unvested restricted stock awards and restricted stock unit awards. The weighted average exercise price of options outstanding under our equity incentive plans as of January 2, 2010 was approximately $9.90 per share, and the weighted average remaining term of such options was approximately 2.82 years.

Equity Compensation Plan Information as of the End of Fiscal 2009

The following table sets forth information regarding our existing equity compensation plans as of the end of fiscal 2009.

Number of
Securities
	Number of		Remaining Available
	Securities to be		for Future Issuance
	Issued upon	Weighted-Average	Under Equity
	Exercise of	Exercise Price of	Compensation Plans
	Outstanding	Outstanding	(Excluding
	Options, Warrants	Options, Warrants	Securities Listed
	and Rights	and Rights	in Column (a))
Plan Category	(a)	(b)	(c)

Equity compensation plans approved by stockholders(1)	7,533,335	$9.90	1,493,835
Equity compensation plans not approved by stockholders	—	$—	—
Total	7,533,335	$9.90	1,493,835

(1)	These plans are the 1996 Equity Incentive Plan and the 2005 Equity Incentive Plan (the “Plans”). The 2005 Equity Incentive Plan provides for the grant of incentive stock options, nonstatutory stock options, stock appreciation rights, stock purchase awards, stock bonus awards, stock unit awards, restricted stock awards and other forms of equity compensation. We have issued stock options, restricted stock units and restricted stock awards under these Plans. These stock options generally expire 10 years from the date of grant. The stock options, restricted stock units and restricted stock awards generally vest over four years, although some restricted stock units and restricted stock awards vest in less than four years. Upon the occurrence of a change in control, certain awards will immediately become exercisable in full. The weighted average exercise price in the table above does not take these restricted stock units and restricted stock awards into account. No future awards will be granted pursuant to the 1996 Equity Incentive Plan.

PROPOSAL 3 — APPROVAL OF AMENDMENT TO AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE AUTHORIZED SHARES

Overview

The Board of Directors has approved a proposal to amend GSI’s Amended and Restated Certificate of Incorporation, as amended (the “Certificate of Incorporation”) to increase the number of authorized shares from 95,000,000 to 185,000,000, increasing the number of authorized shares of Common Stock from 90,000,000 shares to 180,000,000 shares and maintaining 5,000,000 shares of Preferred Stock. Accordingly, only the number of shares of Common Stock available for issuance will be increased as a result of the proposed amendment. The form of amendment to our Certificate of Incorporation is attached to this Proxy Statement as Appendix B. If approved by the stockholders, the proposed amendment will become effective upon the filing of the Amendment to the Certificate of Incorporation with the Secretary of State of Delaware, which will occur as soon as reasonably practicable.

As of January 2, 2010, GSI had 60,033,190 shares of Common Stock outstanding and the following number of shares of Common Stock reserved for issuance:

•	8,801,089 shares of Common Stock (i) reserved for issuance upon exercise of outstanding options, (ii) reserved for issuance upon vesting of outstanding restricted stock unit awards and (iii) reserved for issuance of additional awards under the Prior Plans;

•	12,500 shares of Common Stock reserved for issuance upon exercise of outstanding warrants; and

•	a maximum of 10,031,156 shares of common stock that could be issued upon conversion of outstanding convertible notes, subject to adjustment for stock dividends, stock splits, cash dividends, certain tender offers, other distributions and similar events.

In addition, the Company has reserved 3,500,000 shares of Common Stock for awards under the 2010 Equity Incentive Plan described in “Proposal 2 — GSI’s 2010 Equity Incentive Plan.”

Purpose and Background of the Increase in Authorized Shares

The Board of Directors believes that it is in GSI’s best interests to increase the number of authorized shares of Common Stock in order to have additional authorized but unissued shares available for issuance to meet business needs as they arise. These business needs may include, among others, issuances of GSI’s capital stock to raise capital, purchase property, invest in products or technologies, increase the number of shares of Common Stock reserved for issuance under GSI’s equity incentive plans, declare stock splits or distributions and other general corporate purposes. In addition, GSI considers merger and acquisition opportunities from time to time in the ordinary course of business and may use shares of Common Stock to satisfy any portion of the consideration for such transactions. The Board of Directors has determined that the number of authorized but unissued shares of Common Stock presently available for issuance is insufficient to meet current and anticipated share issuance requirements.

The failure of stockholders to approve the proposed amendment may require GSI to forego attractive acquisition opportunities that arise in a market environment that have proven very difficult for a number of attractive companies and to increase cash compensation to replace stock-based compensation that the Board of Directors believes more closely aligns the interests of GSI with stockholders. The Board of Directors also believes that the availability of such additional shares will provide GSI with the flexibility to issue capital stock for corporate purposes that may be identified in the future by the Board of Directors, without the possible expense and delay of a special stockholders’ meeting.

Additional stockholder action will not be required for the Board of Directors to issue these additional shares for any proper corporate purpose approved by the Board of Directors, except as may be required by law, regulation or the rules of any stock exchange or quotation system on which the Common Stock is then listed or quoted. Additional stockholder approval requirements may apply in the case of certain transactions, such as business combination transactions or the adoption of employee benefit plans. If any such additional shares are to be issued in connection with potential business transactions that independently require stockholder approval, such approval will be sought at the appropriate time.

Other than as specified in this Proxy Statement, as permitted or required under the 2005 Equity Plan and under outstanding options, warrants and convertible notes or in connection with any offering that may be conducted pursuant to GSI’s shelf Registration Statement on Form S-3 (Registration No. 333-163167), filed with the SEC on November 18, 2009 (the “Shelf S-3”), GSI has no present arrangements, agreements or understandings for the use of the additional shares proposed to be authorized. We reserve the right to seek a further increase in authorized shares from time to time in the future as we consider appropriate. Any future issuance of Common Stock will be subject to the rights of holders of outstanding shares of any preferred stock that we may issue in the future.

Effect on Outstanding Common Stock

The additional shares of Common Stock authorized by the amendment to the Certificate of Incorporation as described in this Proposal would have the same rights and privileges as the shares of Common Stock currently authorized and issued. The adoption of this Proposal would not have any immediate dilutive effect on the proportionate voting power or other rights of GSI’s existing stockholders; however, if the Board of Directors elects to issue additional shares of Common Stock authorized pursuant to adoption of this Proposal, such issuance could have the effect of diluting equity or earnings per share, book value or the voting rights of the present holders of shares of the Common Stock. Current stockholders do not have preemptive rights under the Certificate of Incorporation and will not have such rights with respect to the additional authorized shares of Common Stock.

Potential Anti-Takeover Effect

The proposed amendment to increase the number of authorized shares of our common stock as described in this Proposal could, under certain circumstances, have an anti-takeover effect. For example, in the event of a hostile takeover attempt, it may be possible for us to issue additional shares of common stock, thereby diluting or impairing the voting power of the other outstanding shares of common stock and increasing the potential costs to acquire control of us. The amendment to our Certificate of Incorporation therefore may have the effect of discouraging unsolicited takeover attempts, thereby potentially limiting the opportunity for our stockholders to dispose of their shares at the higher price generally available in takeover attempts or that may be available under a merger proposal. It also may have the effect of perpetuating our current management, including the current Board of Directors, and placing it in a better position to resist changes that our stockholders may wish to make if they are dissatisfied with the conduct of our business.

No Dissenters’ Rights

No dissenters’ rights are available under the Delaware General Corporation Law, the Certificate of Incorporation or GSI’s Amended and Restated Bylaws to any stockholder who dissents from this Proposal.

Vote Required

The affirmative vote of a majority of the issued and outstanding shares of Common Stock is required to approve this Proposal.

Our Board of Directors unanimously recommends a vote “FOR” the Amendment to the Certificate of
Incorporation to increase our authorized shares of capital stock.

PROPOSAL 4 — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

General Information

The Audit Committee of the Board has appointed Deloitte & Touche LLP as GSI’s independent registered public accounting firm for fiscal 2010. Services provided to the Company and its subsidiaries by Deloitte & Touche LLP in fiscal 2009 are described under “Independent Registered Public Accounting Firm Fees.”

GSI is asking its stockholders to ratify the selection of Deloitte & Touche LLP as its independent registered public accounting firm. Although ratification is not required by GSI’s amended and restated bylaws or otherwise, the Board of Directors is submitting the selection of Deloitte & Touche LLP to its stockholders for ratification as a matter of good corporate practice.

Representatives of Deloitte & Touche LLP will be present at the Annual Meeting to respond to appropriate questions and to make such statements as they may desire.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Deloitte & Touche LLP as GSI’s independent registered public accounting firm for fiscal 2010.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee and the Board of Directors. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of GSI and its stockholders.

Independent Registered Public Accounting Firm Fees

Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte & Touche”) served as GSI’s independent registered public accounting firm in fiscal 2009 and 2008 for the purposes of auditing GSI’s annual consolidated financial statements, auditing the effectiveness of GSI’s internal controls over financial reporting and reviewing GSI’s quarterly financial statements. The aggregate expenses, including fees billed to GSI, for professional services rendered by Deloitte & Touche for fiscal 2009 and 2008 were as follows:

Services Rendered(1)	2009	2008

Audit Fees	$1,923,682	$2,076,845
Audit-Related Fees	188,450	928,546
Tax Fees	147,892	142,125
All Other Fees	2,000	2,000

Total	$2,262,024	$3,149,516

(1)	The aggregate fees included in Audit Fees are fees billed for the fiscal years. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

Audit Fees for fiscal 2009 and 2008 were for professional services rendered for the integrated audit of GSI’s consolidated financial statements, including auditing the effectiveness of GSI’s internal controls over financial reporting, review of the interim consolidated financial statements included in quarterly reports and services that are normally provided by Deloitte & Touche in connection with statutory and regulatory filings or engagements. Audit fees for fiscal 2009 also included professional services rendered in connection with audit procedures performed related to GSI’s registration statements on Form S-3. Audit fees for fiscal 2008 also included professional services rendered in connection with audit procedures performed related to GSI’s registration statements on Form S-4 and Form S-8.

Audit-Related Fees for fiscal 2009 and 2008 were for due diligence related to mergers and acquisitions and audit services related to a governmental incentive program.

Tax Fees for fiscal 2009 and 2008 were for professional services for federal, state and international tax compliance, tax advice, and tax planning.

Other Fees for fiscal 2009 and 2008 were for a subscription to an on-line research library.

Pre-Approval Policies and Procedures.  The Audit Committee has adopted policies and procedures for pre-approving all audit and non-audit work performed by Deloitte & Touche. All audit-related services, tax services and other services must be pre-approved by the Audit Committee. In accordance with GSI’s policy and applicable SEC rules and regulations, the Audit Committee pre-approves services provided to GSI by Deloitte & Touche (“Auditor Services”). Pre-approval is detailed as to the particular service or category of services. If Auditor Services are required prior to a regularly scheduled Audit Committee meeting, a member of the Audit Committee is authorized to approve such services, provided that they are consistent with GSI’s policy and applicable SEC rules and regulations, and that the full Audit Committee is advised of such services at the next regularly scheduled Audit Committee meeting. For fiscal 2009 and 2008, all audit and non-audit services described above were pre-approved by the Audit Committee. The Audit Committee has considered and concluded that the provision of such audit and non-audit services by Deloitte & Touche was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

BENEFICIAL OWNERSHIP OF COMMON STOCK

The following table sets forth information, as of March 29, 2010, concerning the beneficial ownership of GSI Common Stock by:

•	each person known by GSI to be the beneficial owner of five percent or more of GSI’s outstanding Common Stock;

•	each Named Officer (as defined in the Summary Compensation Table) and each director and director nominee; and

•	the directors, director nominees and executive officers of GSI as a group.

Unless otherwise specified, all persons listed below have sole voting and investment power with respect to their shares. The securities “beneficially owned” by an individual are determined in accordance with the definition of “beneficial ownership” set forth in the regulations of the Securities and Exchange Commission. Accordingly, they include securities as to which the individual has or shares voting or investment power or has the right to acquire under outstanding stock options or warrants within 60 days of March 29, 2010 or which are issuable upon the vesting of outstanding unvested restricted stock or restricted stock units, referred to as RSUs, within 60 days of March 29, 2010. Beneficial ownership may be disclaimed as to certain of the securities. The business address of GSI’s executive officers and directors is the same as GSI’s address.

	Number of
	Shares
	Beneficially	Percentage of
Name, Position and Address of Beneficial Owner	Owned	Shares

Michael G. Rubin(1) Chairman, President and Chief Executive Officer	5,495,292	8.7%
Michael R. Conn(2) Executive Vice President, Finance and Chief Financial Officer	234,645	*
Stephen J. Gold(3) Executive Vice President, Chief Information Officer and Corporate Chief Technology Officer	91,892	*

	Number of
	Shares
	Beneficially	Percentage of
Name, Position and Address of Beneficial Owner	Owned	Shares

J. Scott Hardy(4) Executive Vice President, Business Management	35,059	*
Damon Mintzer(5) Executive Vice President, Sales	88,308	*
M. Jeffrey Branman(6) Director	88,955	*
Ronald D. Fisher(7) Director	28,750	*
John A. Hunter(8) Director	25,000	*
Mark S. Menell(9) Director	15,455	*
Jeffrey F. Rayport (10) Director	66,955	*
Michael J. Donahue Director	7,667	*
Lawrence S. Smith (11) Director	39,936	*
Andrea M. Weiss Director	11,614	*
Fred Alger Management, Inc. (12) Alger Associates, Incorporated 111 Fifth Avenue New York, NY 10003	4,138,289	6.7%
Wells Fargo & Company (13) Wells Capital Management Incorporated Wells Fargo Bank, National Association Calibre Advisory Services, Inc. Wells Fargo Advisors, LLC Wells Fargo Delaware Trust Company, National Association Wachovia Bank, National Association, Evergreen Investment Management Company, LLC Wells Fargo Funds Management, LLC	5,084,699	8.3%
420 Montgomery Street San Francisco, CA 94163
All executive officers and directors as a group (14 persons)(14)	6,356,028	10.0%

*	Less than one percent.

(1)	Includes 1,391,551 shares issuable upon exercise of options that are currently exercisable or which are issuable upon the vesting of outstanding restricted stock units within 60 days of March 29, 2010. Mr. Rubin has pledged a total of 4,014,274 shares of common stock held by him as security for a margin loan.

(2)	Includes 197,422 shares issuable upon exercise of options that are currently exercisable or which are issuable upon the vesting of outstanding restricted stock units within 60 days of March 29, 2010.

(3)	Includes 6,500 shares issuable upon the vesting of outstanding restricted stock units within 60 days of March 29, 2010.

(4)	Includes 18,483 shares issuable upon the vesting of outstanding restricted stock units within 60 days of March 29, 2010.

(5)	Includes 88,307 shares issuable upon exercise of options that are currently exercisable or which are issuable upon the vesting of outstanding restricted stock units within 60 days of March 29, 2010.

(6)	Includes 80,000 shares issuable upon exercise of options that are currently exercisable.

(7)	Includes 28,750 shares issuable upon exercise of options that are currently exercisable.

(8)	Includes 25,000 shares issuable upon exercise of options that are currently exercisable.

(9)	Includes 6,500 shares issuable upon exercise of options that are currently exercisable.

(10)	Includes 58,000 shares issuable upon exercise of options that are currently exercisable.

(11)	Includes 18,800 shares owned in an individual retirement investment account, 600 shares owned by a family partnership, the general partner of which is controlled by Mr. Smith, 4,796 shares owned in irrevocable trusts and 3,000 shares owned by a family charitable foundation of which Mr. Smith’s wife is a trustee.

(12)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 28, 2010. By virtue of the Alger family’s ownership of controlling interest in Alger Associates, Incorporated, which indirectly owns Fred Alger Management, Inc., ownership of the shares of Common Stock may be imputed to the Alger family.

(13)	Based on a Schedule 13G/A filed with the Securities and Exchange Commission on January 22, 2010.

(14)	Includes (i) 5,945,196 shares of Common Stock beneficially owned in the aggregate by the Named Officers as set forth in this table (of which 1,702,283 are issuable upon exercise of options that are currently exercisable or which are issuable upon the vesting of outstanding restricted stock units within 60 days of March 29, 2010); (ii) 284,332 shares of Common Stock beneficially owned in the aggregate by the directors (other than Mr. Rubin) as set forth in this table (of which 198,250 are issuable upon exercise of options that are currently exercisable or which are issuable upon the vesting of outstanding restricted stock units within 60 days of March 29, 2010); and (iii) 126,500 shares of Common Stock beneficially owned in the aggregate by executive officers (other than Named Officers) (of which 126,500 are issuable upon exercise of options that are currently exercisable).

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Objectives of Our Compensation Program

The compensation paid to our executive officers is structured into four broad categories:

•	base salary;

•	performance-based cash bonuses under our leadership bonus plan;

•	equity-based compensation;

•	other compensation, including non-performance-based bonuses, 401(k) matching contributions, and perquisites and other personal benefits.

Our overall compensation program with respect to our executive officers is designed to achieve the following objectives:

•	to provide our executive officers with compensation that reflects their overall experience, position and responsibilities with us and expected contributions;

•	to link the compensation of these officers to the achievement of our annual and long-term performance goals and to their individual performance;

•	to support and encourage our financial growth and development;

•	to encourage experienced, talented executives from larger companies to join a relatively smaller company with a relatively shorter operating history;

•	to motivate our executive officers to continually provide excellent performance throughout the year;

•	to retain the services of our executive officers so that they will continue to contribute to our long-term success;

•	to encourage the career growth, promotion and advancement of our executive officers and other employees; and

•	to align the interests of our executive officers with those of our stockholders by tying compensation to our financial performance.

Determination of Compensation for Named Officers Other than Our Chief Executive Officer

For purposes of this Compensation Discussion and Analysis only, and except where the context otherwise requires, references to our “Named Officers” means all of the executive officers named in the Summary Compensation Table on page 38 of this proxy statement except for Mr. Rubin, our president and chief executive officer.

Overall Compensation Program.

With respect to the Named Officers, each of the four main components of compensation are determined as part of a total compensation amount. As discussed below, each component serves to meet one or more of our compensation objectives. The allocation between each of the elements comprising the total 2009 compensation was consistent with the allocations used in prior years. In light of the uncertain economic conditions at the beginning of fiscal 2009, we implemented an across-the-board salary freeze applicable to all employees, including the Named Officers.

We believe it is important for our compensation to be competitive and attractive when compared to other companies with which we compete for talent in order to acquire the talent to lead our company. Because we have experienced a high level of growth, operate in a rapidly changing industry and have moved strategically to expand our business, we desire to attract and retain executives who will be able to lead our organization in a changing market. We believe an attractive compensation program materially aids us in our search for and retention of talented executive personnel.

The total compensation amount for our Named Officers was also established relative to our officers at levels above and below them, which we believe rewards them for increased levels of knowledge, experience and responsibility. Through fiscal 2009 we have made an effort to maintain a reasonable level of parity in compensation among Named Officers and other officers of the same or similar rank, while permitting some deviation in individual total compensation amounts to reward particular executives for individual personal achievement, overall contribution to the success of the organization and to better reflect the differentials in total compensation for executives with different roles and responsibilities. Our business has grown and diversified over the past few years and our senior executive team has grown to include a larger group of executives with more diverse roles, responsibilities and experiences. As a result, the Compensation Committee has determined that with respect to fiscal 2010 compensation, it will begin to place a greater emphasis on differentiation of executive compensation to reflect the differing skills and responsibilities of executives.

Role of Compensation Consultants.  From time to time, the Compensation Committee has engaged the Hay Group to act as independent compensation consultant to the Compensation Committee to conduct compensation studies and make recommendations with respect to the executive compensation program for all executive officers other than Mr. Rubin. We believe that the Hay Group is independent because, prior to our engagement, Hay Group had not provided any services to us or any of our subsidiaries.

The Hay Group was engaged to conduct a proxy analysis of the compensation of our Named Officers and other executive officers with respect to base salary, total cash compensation and total direct compensation which was utilized to structure the compensation for our Named Officers and other executive officers for fiscal 2008. The Hay Group also provided recommendations to management and the Compensation Committee with respect to the executive compensation program for all executive officers other than Mr. Rubin. As part of the 2008 compensation study, the Compensation Committee worked with Hay Group to review and update the peer group previously used by management and the Compensation Committee as a factor in determining the executive compensation program for all executive officers other than Mr. Rubin. The goal of the review was to create a peer group that reflects companies, primarily in the internet, retail and internet software and services industries, with revenues similar to ours which we believe we compete with when recruiting and retaining executive talent. The Hay Group has been engaged by the Compensation Committee again to update its compensation study and recommendations for purposes of evaluating and updating the compensation program for all executive officers other than Mr. Rubin for fiscal 2010.

The Compensation Committee reviewed the results of the analysis conducted by the Hay Group for fiscal 2008 as one of the factors in reviewing current compensation practices and in determining the compensation packages of the Named Officers in fiscal 2009 but did not benchmark the compensation of Named Officers against the results of the Hay Group analysis.

Role of Management.  Mr. Rubin makes recommendations to the Compensation Committee as to the total compensation package and each of the components of compensation for each of the company’s executive officers, including the Named Officers. Mr. Rubin also makes recommendations to the Compensation Committee as to the performance goals discussed below for each executive officer, including the Named Officers. Mr. Rubin consults with James Flanagan, Executive Vice President, Human Resources and Mr. Conn in making these recommendations to the Compensation Committee.

Base Salary.  Base salary represents amounts paid during the year to Named Officers as direct compensation for their services to us. Moreover, base salary and increases to base salary recognize the overall experience, position and responsibilities of the executive and expected contributions to our performance.

For fiscal 2009, as part of an across-the-board salary freeze, the Compensation Committee decided to maintain base salaries of each of the Named Officers at the same level they were in fiscal 2008. We also use our base salary to attract and retain top quality executives and other management employees from other companies. Accordingly, Mr. Conn’s base salary was $390,000, Mr. Gold’s base salary was $404,000, Mr. Hardy’s base salary was $415,000 and Mr. Mintzer’s base salary was $444,158 for fiscal 2009.

Performance-Based Cash Bonuses.  We use cash bonuses to reward eligible employees, including the Named Officers, for our financial performance and to a lesser extent their individual performance during the year. These bonuses are designed to reward these employees for their short-term contributions to our company and to link compensation to our annual financial performance goals. The performance-based cash bonus plan is referred to as the leadership bonus plan.

Under the leadership bonus plan for fiscal 2009, the Compensation Committee set bonus targets and the performance goal for eligible employees, including the Named Officers, in March 2009. The Compensation Committee established the target award for each employee who is eligible under the leadership bonus plan, including each Named Officer, as a percentage of base salary. For 2009, each Named Officer’s bonus target award was equal to 50% of the Named Officer’s base salary.

In August 2009 the Compensation Committee approved the amendment to Mr. Gold’s offer letter, discussed below at “Employment Agreements and Arrangement — Stephen J. Gold.” The Compensation Committee approved the amendment after reviewing Mr. Gold’s role and responsibilities, his performance and the performance of the business units Mr. Gold is responsible for overseeing. Under the amendment, Mr. Gold was entitled to an additional bonus of up to 50% of his annual base salary based on his achievement of performance and developmental goals to be established by the Compensation Committee. The Compensation Committee established performance targets for Mr. Gold relating to the performance of the business units reporting to Mr. Gold. The performance targets were subjective in nature the Committee did not assign particular weights to the achievement of these targets.

The Compensation Committee selected Non-GAAP Income from Operations as the sole performance target. Non-GAAP Income from Operations was defined as: income from operations excluding the effects of stock-based compensation, depreciation and amortization expenses, transaction and due diligence expenses relating to acquisitions, after taking into affect any payment of incentives under the leadership bonus plan for fiscal 2009, and excluding any one time significant gains or losses on assets or equity sales or any other extraordinary, non-operating revenue or expense.

Non-GAAP Income from Operations was chosen as the performance metric under the leadership bonus plan because the Compensation Committee determined it was the most significant financial metric used by management and our investors to evaluate our performance.

For fiscal 2009, the target was based upon management-developed long-term operating and financial forecasts and the target level for a 100% payout was derived from the high end of the fiscal 2009 guidance range for Non-GAAP Income from Operations we publicly announced in February 2009. The Compensation Committee used the high end of guidance as the basis for the performance target in order to set an aggressive target that rewards our management team for achieving strong financial performance.

The fiscal 2009 Non-GAAP Income from Operations thresholds and corresponding leadership bonus plan payouts are set forth in the following table. Awards for results between the levels indicated in the table below would have been determined by linear interpolation.

Non-GAAP Income from Operations	Percentage of Target Award Paid

$78.6 million (85% of target)	10%
$83.3 million (90% of target)	40%
$87.9 million (95% of target)	70%
$92.5 million (100% of target)	100%
$101.8 million (110% of target)	125%
$111.0m or greater (120% of target)	150%

Under the leadership bonus plan, the Compensation Committee has the flexibility to increase, decrease or eliminate the amounts paid under the leadership bonus plan, based on individual performance during the year and other factors, regardless of whether the targets were met. The decision to increase or decrease an actual payout award is generally based on a variety of subjective factors the Compensation Committee deems appropriate. Having discretion with respect to individual performance permits individual performance to have a more direct impact on the ultimate payment received by each eligible employee. In the event the performance targets are not met, the Compensation Committee can reward individuals who exhibit superior individual performance during the year. Also, in the event the performance targets are met, the Compensation Committee can adjust downward a payout to an individual who did not perform up to expectations.

After reviewing our performance against its operating plan for fiscal 2009, the Compensation Committee determined that the financial performance of businesses acquired during fiscal 2009 and certain non-recurring revenue items were not reflective of our operating performance in fiscal 2009, achievement against management’s operating plan, or achievement against the performance targets set by the Compensation Committee at the beginning of the year. The Compensation Committee determined that these items constituted extraordinary items that were excluded from the calculation of Non-GAAP Income from operations. In addition, the Compensation Committee determined that it was in the best interests of our company to exercise its discretion to reduce the payments to all eligible employees, including the Named Officers, and use the amount of the reduction to create a bonus pool for certain non-eligible employees. For all corporate employees eligible to participate in the leadership bonus plan, including the Named Officers, the fiscal 2009 payment under the leadership bonus plan was 111% of the target award after excluding extraordinary items and creating the bonus pool for non-eligible employees. Without these adjustments, the payments to Named Officers would have been approximately 129% of the target award.

In addition, the Compensation Committee adjusted Mr. Mintzer’s bonus upward by $50,000 based on his performance and contributions to our company during fiscal 2009. After reviewing Mr. Gold’s performance and the additional performance targets, the Compensation Committee determined that Mr. Gold was entitled to an additional bonus in the amount of $100,000 based on his achievement of performance and developmental goals established by the Compensation Committee.

For fiscal 2009, the Named Officers received the following performance-based cash bonuses:

		Leadership			Leadership
		Bonus Plan		Leadership	Bonus Plan
		Target	Leadership	Bonus Plan	Payment as	Additional
	2009 Base	as a % of	Bonus Plan	Payment	Percent of	Bonus
Name	Salary	Base Salary	Target	Received	Target	Payment

Michael R. Conn	$390,000	50%	$195,000	$216,420	111%	N/A
Stephen J. Gold	$404,000	50%	$202,000	$224,189	111%	$100,000
J. Scott Hardy	$415,000	50%	$207,500	$230,924	111%	N/A
Damon Mintzer	$444,158	50%	$222,079	$296,474	133%	N/A

Equity-Based Compensation.  All equity-based compensation issued to our Named Officers in 2009 took the form of restricted stock units, or RSUs, entitling the holder to receive shares of our common stock upon the vesting date. Historically, through fiscal 2005, we used a combination of stock options, restricted stock and RSUs, with greater emphasis placed on stock options. From fiscal 2006 through the present, we have awarded only RSUs to our Named Officers. As the result of the volatility of our common stock, we determined that issuing stock options would result in a larger compensation expense than issuing RSUs because the accounting value of our options exceeds their perceived value to our employees. Additionally, the use of stock options would result in a larger pool of equity being granted and have a less favorable impact on share utilization than RSUs. We also chose to issue RSUs rather than restricted stock because RSUs do not require the issuance of common stock unless and until they are vested and received by the employee and do not result in a tax event for the employee until shares are received.

Generally, we make three types of RSU grants to our Named Officers:

•	initial grants upon hiring;

•	annual grants; and

•	retention grants.

An initial grant of RSUs when an executive officer is hired serves to help us recruit new executives, especially executives we seek to hire from larger, more financially stable companies with longer and historically more profitable and predictable operating histories. Because these initial grants are structured as an incentive for employment, the amount of these grants may vary from executive to executive depending on the particular circumstances of the executive. None of the Named Officers were hired in 2009. Accordingly, we did not make any initial RSU grants to the Named Officers.

Annual, time-vested grants of RSUs are designed to compensate our executives, including our Named Officers, for their contributions to our long-term performance. On March 10, 2009, Messrs. Conn and Hardy each received an RSU award with a grant date fair market value of $301,815 and Messrs. Gold and Mintzer each received an RSU award with a grant date fair market value of $275,340.

The Compensation Committee makes retention grants from time-to-time to retain the services of key employees. There were no retention grants awarded to Named Officers in 2009.

In March 2009, the Compensation Committee determined that RSU awards would be made on the basis of a number of shares determined by the Compensation Committee at its discretion, rather than on the basis of a target dollar value. This determination was made in light of the impact on equity utilization of the previous practice, where fixed target dollar values were divided by a fluctuating stock price. Due to the recent volatility in our stock price, it became difficult to forecast the number of shares to be awarded under fixed dollar value awards. For example, during fiscal 2009, the sales price of our common stock ranged from $7.35 to $26.00. Determining the number of shares subject to awards based on share targets set at the discretion of the Compensation Committee gives the Compensation Committee greater control over the number of shares awarded in a given year.

Our annual grants of equity awards historically have been approved at the first regularly scheduled Compensation Committee meeting of each fiscal year, which typically occurs one to two weeks after we issue our year-end earnings release. For new hires, we generally approve grants of equity compensation at the regularly scheduled quarterly Compensation Committee meeting following acceptance of an offer of employment, which meetings are typically held two weeks after our quarterly earnings release, although we occasionally find it necessary to approve a grant between these quarterly meetings. In such a case, it is company policy to hold a telephonic special meeting of the Compensation Committee. While we prefer not to take action by written consent to grant equity-based awards, we do not prohibit the Compensation Committee from doing so where necessary or desirable.

In general, RSUs granted to Named Officers as either initial or annual grants vest in equal annual installments over a four-year period. The Compensation Committee selected a four-year vesting schedule for initial and annual grants to reflect our objectives of rewarding each Named Officer’s contributions to our long-term performance and aligning their interests with those of our stockholders.

All of the RSUs awarded to Named Officers in 2009 vest based upon the continued employment of the Named Officer upon each of the respective vesting dates.

Non-Performance-Based Cash Bonuses.  The Compensation Committee has, from time to time, granted non-performance-based bonuses to new employees. This type of bonus is used to attract and recruit qualified executives and is not based on specific individual or company performance achievements. In most cases these non-performance payments are designed to “buy out” a candidate who is leaving a cash incentive, equity, pension or other compensation at the candidate’s former employer. In fiscal 2009, none of the Named Officers received a non-performance-based cash bonus.

Change in Control Agreements.  On August 1, 2006, the Compensation Committee approved a form of change in control agreement for certain members of senior management, including our current Named Officers, and certain other employees. We implemented this form to standardize the applicable change in control protections among our senior management and other key employees (except Mr. Rubin), which until that time had varied from executive to executive. We believe that change in control protections are important to protect our Named Officers from a termination or significant change in responsibilities arising after a change in control of GSI. Equity awards are a significant component of the compensation packages of our Named Officers and these protections provide that the Named Officers will not lose the value of these awards due to certain change of control events not related to the performance of any individual executive. Each Named Officer other than Mr. Mintzer has entered into the standard form of change of control agreement.

Among other things, these agreements provide for a “double trigger” mechanism, requiring both a change in control and an ensuing negative employment action before severance is payable. The double trigger mechanism was chosen so that the vesting of equity awards would not accelerate in connection with a change in control where an executive had not suffered any adverse employment consequences. Generally, these change in control provisions provide that all previously unvested equity awards held by the executive will vest in full, and the post-termination exercise period for stock options will be extended until the option’s expiration date.

Determination of Compensation for GSI’s Chief Executive Officer

On August 23, 2006, we entered into a new employment arrangement with Mr. Rubin, which restructured his overall compensation program. The Compensation Committee approved this arrangement on August 1, 2006, following negotiations between the Compensation Committee and Mr. Rubin. The Compensation Committee was advised in these negotiations by Semler Brossy Consulting Group, its independent compensation consultant, and Gibson, Dunn & Crutcher LLP, as outside independent legal counsel. The Compensation Committee believed that Semler Brossy Consulting Group was independent because Semler Brossy did not provide consulting or other services to us or any of our subsidiaries prior to the engagement. The Compensation Committee believed that Gibson Dunn was impendent, because, although Gibson Dunn had previously provided legal services to the Board or committees of the Board to act as independent legal counsel, it had not provided legal services to us or our subsidiaries. Mr. Rubin was represented by separate legal counsel. In determining this employment arrangement, the Compensation Committee considered compensation paid to chief executive officers of internet based companies and retailers with similar focuses and revenue sizes of GSI in 2006, compensation paid to then executive officers of GSI and Mr. Rubin’s leadership, industry knowledge and business development skills as well as the importance of his vision and drive to our future success.

The components of Mr. Rubin’s compensation package approved by our Compensation Committee, effective July 1, 2006, are as follows:

•	annual base salary of $474,000 in cash;

•	an annual grant of RSUs with a fair market value on the date of grant of $675,000;

•	the opportunity to receive a performance-based RSU, or PRSU, award with a target fair market value of $1.4 million each year;

•	the opportunity to participate in all benefit plans and programs offered to our senior executives, except for equity incentive, stock option or bonus plans or programs other than as provided for in the employment agreement; and

•	reimbursement by us for all actual, ordinary, necessary and reasonable expenses Mr. Rubin incurs during the performance of his duties.

Mr. Rubin is not eligible to participate in our leadership bonus plan. For more information, see “— Employment Agreements and Arrangements — Michael G. Rubin.”

Overall Compensation Program.  Mr. Rubin’s compensation was determined on a target range for Mr. Rubin’s total compensation established by the Compensation Committee in negotiations with Mr. Rubin. The Compensation Committee determined that the total amount of compensation to be received, including annual salary, annual grant of RSUs and annual grant of PRSUs, should be approximately $2.6 and $3.3 million at the target and maximum levels, respectively.

In recognition of the potential total value of Mr. Rubin’s compensation package, the Compensation Committee structured the bulk of Mr. Rubin’s equity compensation in the form of PRSU grants, which cannot be earned unless we have achieved performance goals set by the Compensation Committee. Mr. Rubin is our only executive officer to receive PRSUs at this time, which underscores the Compensation Committee’s belief that Mr. Rubin’s involvement with GSI is unique and critical to our future success. This structure also aligns a significant part of Mr. Rubin’s compensation with our stockholders by ensuring that a significant portion of Mr. Rubin’s compensation is tied to our long-term financial performance and stock price.

Base Salary.  Base salary represents the amount paid to Mr. Rubin during the year as direct compensation for his services. The base salary for Mr. Rubin during the term of the employment agreement was set at $474,000. The Compensation Committee maintained Mr. Rubin’s base salary at $474,000 for fiscal 2009.

Annual RSU Grant.  The annual RSU grant with a fair market value of $675,000 was computed by multiplying Mr. Rubin’s base salary by a factor of approximately 1.4. This relationship between base salary and the RSU grant was set by taking into consideration the relationship between these compensation components for other members of our senior management team. The Compensation Committee chose to make an annual grant rather than a multi-year grant because of our lack of predictable long-term financial results and our desire to maintain maximum flexibility to determine the amount and vesting of grants each year as our operations and compensation needs change. Mr. Rubin’s annual RSU grant vests in equal annual installments over a four-year period. The annual RSU grant for Mr. Rubin serves the same purpose as the annual time-vested RSU grants issued to our Named Officers; that is, to reward Mr. Rubin for his individual contribution to our long-term performance. Also, the time-based vesting feature of this grant rewards Mr. Rubin for continuing to lead us in the long-term and provides balance to the substantial amount of performance-based awards in Mr. Rubin’s total compensation, as described below.

This component of Mr. Rubin’s compensation was paid in RSUs rather than cash for several reasons. The ownership of equity aligns Mr. Rubin’s interests more closely with those of our stockholders, as the value of the compensation will change depending upon the market price of our stock. Furthermore, the issuance of our common stock under this RSU grant is conditioned upon Mr. Rubin’s continued employment with us, which provides Mr. Rubin additional incentive to remain with us. We also considered it significant that Mr. Rubin specifically requested to receive his performance-based compensation in PRSUs rather than cash.

As discussed above under “— Determination of Compensation for Named Officers Other than Our chief Executive Officer — Equity Based Compensation,” in fiscal 2009, the Compensation Committee determined that annual RSU awards for all employees would be determined with respect to a target number of shares set at the discretion of the Compensation Committee rather than based upon target dollar values. In March 2009, in lieu of Mr. Rubin’s annual RSU grant under his employment agreement in the amount of $675,000, the Compensation Committee and Mr. Rubin agreed that he would receive an RSU award for 45,000 shares of Common Stock. The grant date fair market value of this award was $476,550.

Performance-Based RSU Grant.  Under Mr. Rubin’s employment agreement, his total compensation has been heavily weighted towards performance-based incentive compensation. Consistent with our compensation philosophies described above, this element of compensation is based on both annual and longer-term company performance.

The Compensation Committee preferred this type of performance-vested equity award to other alternatives, such as a cash bonus, stock options, additional time-vested RSUs and a value-sharing plan. We believe that the PRSU award closely aligns chief executive officer compensation to our long-term stock and financial performance and stockholder return. The number of shares earned is determined by the Compensation Committee based upon our annual performance against the performance target set at the beginning of the year and the ultimate value to Mr. Rubin will be determined by the performance of our stock over the vesting period. Also, Mr. Rubin’s performance-based compensation represents approximately 55% of his total compensation at the target level and approximately 65% at the maximum level, which is also appropriate given the Compensation Committee’s desire to provide Mr. Rubin with a competitive total compensation package. Mr. Rubin’s annual PRSU grant vests in equal annual installments over a two-year period. In addition to tying Mr. Rubin’s compensation to our financial performance, the annual PRSU grant encourages Mr. Rubin to continue to lead us in the long-term. Given our historical rapid rate of business expansion, we have found it difficult to predict or forecast accurately our operating results for periods greater than a year and the Compensation Committee determined that annual rather than multi-year targets were appropriate.

The Compensation Committee chose the same performance target and payment schedule for Mr. Rubin’s 2009 PRSU award as it chose for the leadership bonus plan for fiscal 2009 applicable to the Named Executives and described above. On March 2, 2010, the Compensation Committee determined that based on our performance during fiscal 2009 and the considerations discussed above, Mr. Rubin had earned 111% of the target shares.

The following table illustrates the number of shares Mr. Rubin will receive, subject to the two year vesting provisions, under his 2009 PRSU Award:

Target	Percent of	Number of
Number of	Target Shares	Shares
Shares	Earned	Earned

132,200	111%	146,742

Change in Control and Severance Provisions.  Mr. Rubin’s employment agreement contains termination provisions that provide him with a severance arrangement of approximately $2.5 million payable over 24 months plus continuation of his medical benefits for up to 24 months if his employment is terminated without cause or if he terminates his employment for good reason, as defined in Mr. Rubin’s employment agreement, including within a specified period of time after a change in control. However, Mr. Rubin would forfeit any unvested PRSUs and RSUs, other than with respect to a termination in connection with a change in control. See “— Potential Payments Upon Termination of Employment or Change in Control.”

The Compensation Committee provided Mr. Rubin with these severance provisions to protect him in the event of an actual termination of his employment agreement for no reason or a constructive termination of the agreement. We selected a severance payment amount that was approximately equal to the total current value of his base salary, annual RSUs and performance-based RSUs for one year.

Mr. Rubin agreed that as a condition prior to receiving any severance payments, he will provide us with a general release and to abide by customary confidentiality and non-disparagement provisions. He also agreed not to compete with us while we are paying him severance, which also prohibits him from soliciting employees, consultants, agents, representatives, partners, customers, clients or prospects of us or any of our subsidiaries.

Other Compensation Components

401(k) Plan Matching Contributions.  For 2009, we matched, in cash, contributions to our 401(k) plan that each employee, including each Named Officer and Mr. Rubin, made during the year in an amount of $.25 on each dollar contributed. For each eligible employee, this match is limited to contributions equaling six percent of such employee’s salary and is subject to further limitations imposed through Internal Revenue Service discrimination testing. We provide these matching grants to all of our employees, including Named Officers and Mr. Rubin, who participate in the 401(k) plan, to encourage them to systematically save for retirement.

Deferred Compensation Plan.  We maintain a non-qualified deferred compensation plan that allows eligible employees, including Named Officers and Mr. Rubin, to defer compensation that the employee cannot defer under the applicable tax-qualified plans because of limits under the Internal Revenue Code on the amount of compensation that can be deferred. There is currently no company match under our deferred compensation plan. Mr. Rubin and some of our executive officers have elected to participate in this plan in the past, although neither Mr. Rubin nor any of Named Officers contributed to this plan in fiscal 2009. For more information, see “-Nonqualified Deferred Compensation.”

Perquisites, Personal Benefits and Other Compensation.  During 2009, each of our Named Officers and Mr. Rubin received a limited amount of perquisites and other personal benefits that we paid on their behalf or for which we provided reimbursement. We believe that the nature of the perquisites, as well as total cost of perquisites provided in 2009, is reasonable. The perquisites and other personal benefits provided to our Named Officers are disclosed below in the “Summary Compensation Table.”

Policy on Deductibility of Compensation

Our policy is to maximize the tax deductibility of compensation paid to our most highly compensated executives under Section 162(m) of the Internal Revenue Code and related regulations. Our stockholders have approved our 2005 Equity Plan, our Leadership Incentive Plan, and the performance criteria formula that are designed and administered to qualify compensation awarded under these plans as “performance-based.” Mr. Rubin’s PRSU award has been structured to qualify as performance-based compensation exempt from the limitations on deductibility imposed by Section 162(m). We may, however, authorize payments to our Named Officers that may not be fully deductible if we believe such payments are in our stockholders’ interests. For fiscal 2009, we did not make any payments to our Named Officers which were not fully deductible. For fiscal 2009, approximately $391,000 paid to Mr. Rubin was not deductible. The non- deductibility of this amount resulted from the vesting of non-performance RSU awards made in prior years which vested in fiscal 2009.

Compensation Committee Report

The information contained in this Compensation Committee Report is not “soliciting material” and has not been “filed” with the Securities and Exchange Commission. This Compensation Committee Report will not be incorporated by reference into any of our future filings under the Securities Act of 1933 or the Exchange Act, except to the extent that we may specifically incorporate it by reference into a future filing.

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section appearing above with GSI’s management. Based on this review and these discussions, the Compensation Committee recommended to GSI’s Board of Directors that the Compensation Discussion and Analysis be included in GSI’s Annual Report on Form 10-K for fiscal 2009 and in this proxy statement.

Andrea M. Weiss (Chairwoman)
John A. Hunter
Jeffrey F. Rayport

Summary Compensation Table

The following table summarizes compensation earned during fiscal 2009, fiscal 2008 and fiscal 2007 by GSI’s chief executive officer, chief financial officer, and each of GSI’s three other most highly compensated executive officers. GSI refers to these individuals throughout this proxy statement as the “Named Officers.”

						Non-Equity
				Stock	Option	Incentive Plan	All Other
		Salary	Bonus	Awards(1)	Awards(2)	Compensation(3)	Compensation(4)	Total
Name and Principal Position	Year	($)	($)	($)	($)	($)	($)	($)

Michael G. Rubin	2009	474,000	—	1,876,548	—	—	4,055	2,354,603
Chairman, President and	2008	474,000	—	2,777,285	—	—	7,130	3,258,415
Chief Executive Officer	2007	474,000	—	3,125,000	—	—	6,984	3,605,984
(principal executive officer)
Michael R. Conn	2009	390,000	—	301,815	—	216,420	10,585	918,820
Executive Vice President,	2008	390,000	—	490,611	—	125,702	13,130	1,019,443
Finance and Chief Financial Officer	2007	375,000	—	325,000	—	—	12,984	712,984
(principal financial officer)
Stephen J. Gold	2009	404,000	—	275,340	—	324,189	52,585	1,056,114
Executive Vice President,	2008	404,000	—	845,864	—	119,180	37,130	1,406,174
Chief Information Officer	2007	389,000	—	325,000	—	—	36,984	750,984
and Corporate Chief Technology Officer
J. Scott Hardy(5)	2009	415,000	—	301,815	—	230,294	3,914	951,023
Executive Vice President,	2008	415,000	—	350,000	—	122,425	69,787	957,212
Business Management	2007	246,154	300,000 (6)	1,250,000	—	—	107,697	1,903,851
Damon Mintzer	2009	444,158	—	275,340	—	296,474	4,585	1,020,557
Executive Vice President,	2008	444,158	—	524,373	—	131,027	7,130	1,106,688
Sales	2007	429,159	—	325,000	—	—	6,984	761,143

(1)	The amounts included in the “Stock Awards” column represent the aggregate grant date fair value for stock awards granted during fiscal 2009, 2008 and 2007 computed in accordance with Codification Topic 718. For a discussion of valuation assumptions, see Note 2 to GSI’s consolidated financial statements in GSI’s annual report on Form 10-K for fiscal 2009. See the “Grants of Plan Based Awards Table” for more information regarding the stock awards GSI granted in fiscal 2009.

(2)	GSI did not grant any stock option awards in fiscal 2009, 2008 and 2007 to its Named Officers.

(3)	For fiscal 2009, represents amounts earned under the 2009 Leadership Bonus Plan. For fiscal 2008, represents amounts earned under the 2008 Leadership Bonus Plan. In fiscal 2007, no amounts were earned under the 2007 Leadership Bonus Plan.

(4)	All other compensation for fiscal 2009 consisted of the amounts shown in the table below:

			Company
		Company	Paid Life
	Other	Contributions to	Insurance	Total all Other
	Benefits	401(k) Plan	Premiums	Compensation
Executive Officer	($)	($)	($)	($)

Michael G. Rubin	—	3,852	203	4,055
Michael R. Conn	6,000	4,382	203	10,585
Stephen J. Gold	48,000	4,382	203	52,585
J. Scott Hardy	—	3,711	203	3,914
Damon Mintzer	—	4,382	203	4,585

Other benefits consisted of the following: (i) for Mr. Conn, a car allowance; and (ii) for Mr. Gold, reimbursement for housing expenses.

Additionally, GSI purchases season tickets to sporting events for business use. If the tickets are not used for business purposes, they are made available to GSI’s directors, officers and other employees for personal use. There is no incremental cost to GSI for the personal use of such tickets.

(5)	Mr. Hardy joined GSI in May 2007.

(6)	Pursuant to Mr. Hardy’s offer letter, in fiscal 2007, he was guaranteed to receive a signing bonus of $100,000 and a bonus of $200,000.

Grants of Plan-Based Awards

The following table summarizes non-equity and equity awards granted by GSI in fiscal 2009 to its Named Officers. For a discussion concerning the awards granted in fiscal 2009, see the preceding “— Compensation Discussion and Analysis” and “— Employment Agreements and Arrangements” which follows. The performance restricted stock units and restricted stock units shown in the table below are not entitled to the payment of dividends declared on GSI’s common stock.

			Estimated			Estimated
			Possible			Possible
			Payouts			Payouts			All Other
			Under			Under			Stock
			Non-Equity			Equity			Awards:	Grant Date
			Incentive			Incentive			Number of	Fair Value
			Plan			Plan			Shares of	of Stock
			Awards(2)			Awards(3)			Stock or	and Option
	Award	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units(4)	Awards(5)
Name	Type(1)	Date	($)	($)	($)	(#)	(#)	(#)	(#)	($)

Michael G. Rubin	RSU	3/10/09	—	—	—	—	—	—	45,000 (6)	476,550
Chairman, President and	PRSU	3/10/09	—	—	—	13,220	132,200	198,300	—	1,399,998 (7)
Chief Executive Officer (principal executive officer)
Michael R. Conn	RSU	3/10/09	—	—	—	—	—	—	28,500 (6)	301,815
Executive Vice President,	LBP	3/10/09	19,500	195,000	292,500	—	—	—	—	—
Finance and Chief Financial Officer (principal financial officer)
Stephen J. Gold,	RSU	3/10/09	—	—	—	—	—	—	26,000 (6)	275,340
Executive Vice President,	LBP	3/10/09	20,200	302,000	403,000	—	—	—	—	—
Chief Information Officer
and Corporate Chief Technology Officer
J. Scott Hardy	RSU	3/10/09	—	—	—	—	—	—	28,500 (6)	301,815
Executive Vice President	LBP	3/10/09	20,750	207,500	311,250	—	—	—	—	—
and Business Management
Damon Mintzer	RSU	3/10/09	—	—	—	—	—	—	26,000 (6)	275,340
Executive Vice President, Sales	LBP	3/10/09	22,208	222,079	333,119	—	—	—	—	—

(1)	Award Type: RSU = Restricted Stock Unit PRSU = Performance Restricted Stock Unit LBP = Leadership Bonus Plan

(2)	Represents bonuses payable under GSI’s 2009 Leadership Bonus Plan. The amount shown in the “Threshold” column represents the bonus payable assuming the minimum performance threshold for payments under that plan is achieved, the amount shown in the “Target” column represents the bonus payable assuming that the performance target under that plan is achieved and the amount shown in the “Maximum” column represents the maximum bonus payable under that plan, if the performance target is achieved and exceeded, based upon the individual’s performance. In addition to bonuses payable under GSI’s 2009 Leadership Bonus Plan, Mr. Gold’s target and maximum awards include $100,000 of additional bonus opportunity pursuant to his amended offer letter.

(3)	Represents awards of performance restricted stock units made to Mr. Rubin under his employment agreement. See “Employment Agreements and Arrangements — Michael G. Rubin.”

(4)	All restricted stock units were granted under the 2005 Equity Plan.

(5)	GSI did not grant any stock options in fiscal 2009 to the Named Officers

(6)	This restricted stock unit award vests as to 25% of the total number of shares subject to the award on each of April 20th of 2010, 2011, 2012 and 2013.

(7)	Represents the grant date fair value of the performance restricted stock units at the target level. On March 2, 2010, the Compensation Committee determined that 146,742 shares, with a grant date fair value of $1,553,998, were earned. The grant date fair value of the performance restricted stock units at the maximum level was $2,099,997. This performance restricted stock unit is scheduled to vest as to 50% of the total number of shares subject to the award on April 20, 2011 and April 20, 2012.

Employment Agreements and Arrangements

The following describes employment agreements and arrangements with GSI’s Named Officers:

Michael G. Rubin.  On August 23, 2006, GSI entered into an employment agreement with Michael G. Rubin, its chairman, president and chief executive officer. The employment agreement was effective as of July 1, 2006 with an initial term of one and one-half years until December 31, 2007 and automatically renews for subsequent one year periods thereafter until a notice of nonrenewal is delivered by GSI or Mr. Rubin. The employment agreement has automatically renewed for a one year term ending December 31, 2010.

Under the employment agreement, Mr. Rubin receives an annual base salary of $474,000 per year and an annual restricted stock unit award granted under GSI’s 2005 Equity Plan with an aggregate fair market value of at least $675,000 as of the date of grant. The annual stock award will vest as to 25% of the total number of restricted stock units annually in each of the first four years following the year of grant. Such vesting will be subject to Mr. Rubin’s “continuous service,” as defined in the 2005 Equity Plan, to the Company and to acceleration in certain circumstances following a change in control. In lieu of Mr. Rubin’s annual restricted stock unit award in 2009 under his employment agreement in the amount of $675,000, the Compensation Committee and Mr. Rubin agreed that he would receive a restricted stock unit award for 45,000 shares of Common Stock. On March 10, 2009, the Compensation Committee granted Mr. Rubin a restricted stock unit award for 45,000 shares, representing the annual stock award for 2009. The grant date fair value of this award was $476,550.

Mr. Rubin also is entitled to receive an award of performance restricted stock units, referred to as a “PRSU Award,” to be granted on or before March 31 of each year. The number of shares to be issued pursuant to a PRSU Award is based on the Company achieving certain performance targets during a certain performance period, each as established by the Compensation Committee of GSI’s Board of Directors. Depending on the level of the performance targets that is achieved during the performance period, Mr. Rubin will be entitled to the issuance of shares having a fair market value, as of the date of grant, of between $700,000 and $2,100,000. If the Company fails to achieve the 90% level of the performance targets, Mr. Rubin will not be entitled to the issuance of any shares. Once issued, the shares will be subject to additional time based vesting restrictions, with 50% of the shares vesting annually in each of the first two years following the year the Compensation Committee determines that the PRSU Award is earned.

The employment agreement contains a “clawback” provision. In the event that the Board or the Compensation Committee determines in good faith that the earlier determination as to the achievement of the performance targets was based on incorrect data, which incorrect data would require the restatement of GSI’s financial statements for reasons other than changes in law or accounting principles, and that in fact the performance targets had not been achieved or had been achieved to a lesser extent than originally determined and a portion of any performance restricted stock units granted under any PRSU Award would not have been issued, vested or settled, given the correct data, then:

•	such portion of performance restricted stock units that were issued shall be forfeited and cancelled as provided by the Board or the Compensation Committee;

•	such portion of performance restricted stock units that became vested will be deemed to be not vested and will be deemed to be forfeited and cancelled as provided by the Board or the Compensation Committee; and

•	such portion of performance restricted stock units that were settled in exchange for shares of GSI’s stock shall be paid by Mr. Rubin to GSI upon notice from GSI as provided by the Board or the Compensation Committee.

On March 10, 2009, under Mr. Rubin’s employment agreement described above, the Compensation Committee granted Mr. Rubin a PRSU Award for 132,200 shares, referred to as the target units, representing the PSRU Award for 2009. If the Company achieved 100% of the non-GAAP income from operations target established by the Compensation Committee for fiscal 2009, Mr. Rubin would have received 100% of the target units. If the Company failed to achieve 90% of the non-GAAP income from operations target for the performance period, Mr. Rubin would have received no shares. The performance restricted stock unit vests in the following increments, or earlier upon certain events, in two equal installments on April 20, 2011 and April 20, 2012. Vested performance units result in the delivery to Mr. Rubin of shares of common stock. On March 2, 2010, the Compensation Committee determined that Mr. Rubin earned 146,742 performance restricted stock units for fiscal 2009.

Mr. Rubin will also continue to be entitled to participate in the Company’s stock purchase, profit sharing, savings, health insurance, life insurance, group insurance, disability insurance, pension, retirement and other benefit plans or programs on the same terms and to the same extent as the other senior executives of the Company.

Michael R. Conn.  GSI does not have an employment agreement with Michael R. Conn, GSI’s executive vice president, finance and chief financial officer. Mr. Conn will receive an annual base salary of $390,000 in fiscal 2010 and is entitled to participate in GSI’s bonus and equity award plans. Mr. Conn also receives a car allowance.

Stephen J. Gold.  On January 31, 2005, GSI entered into an offer letter with Mr. Gold to serve as GSI’s executive vice president, chief information officer and corporate chief technology officer, which was amended on July 31, 2009. Under this letter, Mr. Gold is entitled to (i) receive an annual base salary of $325,000 to be increased to $350,0000 beginning January 1, 2006, subject to review annually, (ii) participate in the annual bonus plan available to GSI’s similarly situated employees, (iii) eligible to earn an additional bonus of up to 50% of his annual base salary based on the achievement of individual and developmental goals (“Additional Bonus”), (iv) receive a housing allowance of $2,500 per month, less payroll deductions and all required withholdings, for the duration of his employment and (v) other benefits similar to those provided to GSI’s other officers. Mr. Gold agreed to repay any Additional Bonus to GSI if, within nine months after receiving the bonus, he resigns from GSI for any reason or GSI terminates his employment for “cause” as defined in the offer letter. See also “— Potential Payments Upon Termination of Employment or Change in Control.” Mr. Gold will receive an annual base salary of $404,000 in fiscal 2010.

J. Scott Hardy.  On March 26, 2007, GSI entered into an offer letter with Mr. Hardy to serve as its executive vice president, business management. Under this letter, Mr. Hardy is entitled to (i) receive an annual base salary of $400,000; (ii) participate in the annual bonus plan available to similarly situated employees at GSI; and (iii) participate in all employee benefit plans or programs provided to similarly situated employees at GSI. Mr. Hardy and GSI may terminate Mr. Hardy’s employment at any time and for any reason. See also “— Potential Payments Upon Termination of Employment or Change in Control.” Mr. Hardy will receive an annual base salary of $415,000 in fiscal 2010.

Damon Mintzer.  GSI does not have an employment agreement with Damon Mintzer, GSI’s executive vice president, sales. Mr. Mintzer will receive an annual base salary of $444,158 in fiscal 2010 and is entitled to participate in GSI’s bonus and equity award plans. In addition, Mr. Mintzer may earn an additional bonus of up to 37.5% of his fiscal 2010 base salary for his performance during fiscal 2010 as determined by the Compensation Committee.

2009 Leadership Bonus Plan

On March 10, 2009, GSI’s Compensation Committee approved the 2009 leadership bonus plan for certain management-level employees, including the Named Officers. Under the 2009 leadership bonus plan, Named Officers, would receive an annual incentive cash bonus targeted at 50% of base salary if: (i) GSI achieved certain non-GAAP income from operations (income from operations excluding the effects of stock-based compensation, depreciation and amortization expenses, transaction and due diligence expenses relating to acquisitions, and excluding any one time significant gains or losses on assets or equity sales or any other extraordinary, non-operating revenue or expense, net of bonus payments under the 2009 leadership bonus plan) targets as determined by GSI’s Compensation Committee; and (ii) the eligible employee performed at an acceptable level as determined by Mr. Rubin. In addition, the amount of bonus that a participant would actually receive may be adjusted upward, downward or eliminated, based on that individual’s performance during the year. Each eligible participant’s bonus will be funded from a fixed pool.

See “Compensation Discussion and Analysis” for a discussion regarding the amount of salary and bonus in proportion to the total compensation of the Named Officers as well as the targets under the 2009 Leadership Bonus Plan.

Outstanding Equity Awards At Fiscal Year-End

The following table summarizes stock option and stock awards held by GSI’s Named Officers at the end of Fiscal 2009.

			Option Awards					Stock Awards
											Equity
											Incentive	Equity
											Plan	Incentive
											Awards:	Plan
											Number	Awards:
					Equity						of	Market or
					Incentive					Market	Unearned	Payout
					Plan			Number		Value	Shares,	Value of
					Awards:			of Shares		of Shares	Units or	Unearned
			Number of	Number of	Number of			or		or	Other	Shares,
			Securities	Securities	Securities			Units of		Units of	Rights	Units or
			Underlying	Underlying	Underlying			Stock		Stock	That	Other
			Unexercised	Unexercised	Unexercised	Option		That		That	Have	Rights
			Options	Options	Unearned	Exercise	Option	Have Not		Have Not	Not	That Have
	Award		(#)	(#)	Options	Price	Expiration	Vested		Vested	Vested	Not Vested
Name	Type(1)	Grant Date	Exercisable	Unexercisable	(#)	($)	Date	(#)		($)	(#)	($)

Michael G. Rubin	Option	1/3/01	1,000,000	—	—	5.563	01/03/2011	—		—	—	—
Chairman, President	Option	12/19/03	225,000	—	—	10.00	12/19/2013	—		—	—	—
and Chief Executive	Option	4/6/05	125,000	—	—	13.46	04/06/2015	—		—	—	—
Officer (principal	RSU	8/23/06	—	—	—	—	—	14,313	(2)	363,407	—	—
executive officer)	RSU	3/6/07	—	—	—	—	—	17,753	(3)	450,749	—	—
	PRSU	3/4/08	—	—	—	—	—	60,601	(4)	1,538,659	—	—
	RSU	3/4/08	—	—	—	—	—	37,142	(5)	943,035	—	—
	RSU	8/1/08	—	—	—	—	—	46,143	(6)	1,171,571	—	—
	RSU	3/10/09	—	—	—	—	—	45,000	(7)	1,142,550	—	—
	PRSU	3/10/09	—	—	—	—	—	—		—	132,200 (8)	3,356,558
Michael R. Conn	Option	1/3/01	15,000	—	—	5.563	01/03/2011	—		—	—	—
Executive Vice	Option	7/19/01	80,000	—	—	9.00	07/19/2011	—		—	—	—
President, Finance	Option	11/6/03	75,000	—	—	10.00	11/06/2013	—		—	—	—
and Chief Financial	Option	4/6/05	45,000	—	—	13.46	04/06/2015	—		—	—	—
Officer (principal	RSU	3/7/06	—	—	—	—	—	4,854	(9)	123,243	—	—
financial officer)	RSU	3/6/07	—	—	—	—	—	8,548	(10)	217,034	—	—
	RSU	3/4/08	—	—	—	—	—	10,317	(11)	261,949	—	—
	RSU	3/4/08	—	—	—	—	—	19,258	(12)	488,961	—	—
	RSU	3/10/09	—	—	—	—	—	28,500	(7)	723,615	—	—
Stephen J. Gold	RSU	3/7/06	—	—	—	—	—	5,258	(13)	133,501	—	—
Executive Vice	RSU	3/6/07	—	—	—	—	—	8,548	(14)	217,034	—	—
President, Chief	RSU	3/4/08	—	—	—	—	—	38,517	(15)	977,947	—	—
Information Officer	RSU	3/4/08	—	—	—	—	—	10,702	(16)	271,724	—	—
and Corporate Chief	RSU	3/10/09	—	—	—	—	—	26,000	(7)	660,140
Technology Officer
J. Scott Hardy	RSU	5/21/07	—	—	—	—	—	34,074	(17)	865,139	—	—
Executive Vice	RSU	3/4/08	—	—	—	—	—	19,258	(12)	488,961	—	—
President, Business	RSU	3/10/09	—	—	—	—	—	28,500	(7)	723,615	—	—
Management
Damon Mintzer	Option	11/6/03	75,000	—	—	10.00	11/06/2013	—		—	—	—
Executive Vice	Option	11/29/04	50,000	—	—	13.62	11/29/2014	—		—	—	—
President, Sales	Option	4/6/05	70,000	—	—	13.46	04/06/2015	—		—	—	—
	RSU	3/7/06	—	—	—	—	—	5,663	(18)	143,784	—	—
	RSU	3/6/07	—	—	—	—	—	8,548	(10)	217,034	—	—
	RSU	3/4/08	—	—	—	—	—	19,258	(12)	488,961	—	—
	RSU	3/4/08	—	—	—	—	—	11,807	(19)	299,780	—	—
	RSU	3/10/09	—	—	—	—	—	26,000	(7)	660,140	—	—

(1)	Award Type: Option = Stock Option RSU = Restricted Stock Unit PRSU = Performance Restricted Stock Unit

(2)	The unvested shares vest on August 23, 2010.

(3)	8,877 shares vested on February 4, 2010 and 8,876 shares vest on February 4, 2011.

(4)	Of this performance restricted stock unit award, 30,301 shares vested on April 3, 2010 and 30,300 shares vest on February 2, 2011. The Compensation Committee determined the number of shares subject to the award on April 10, 2009.

(5)	12,381 shares vested on February 2, 2010, 12,381 shares vest on April 3, 2011 and 12,380 shares vest on February 3, 2012.

(6)	The unvested shares vest on August 1, 2010.

(7)	This restricted stock unit award will vest as to 25% of the total number of shares subject to the award on April 20, 2010, April 20, 2011, April 20, 2012 and April 20, 2013.

(8)	This PRSU was for 132,200 shares at the target level. On March 2, 2010 the Compensation Committee determined that 146,742 shares were earned. 73,371 shares vest on April 20, 2011 and 73,371 shares vest on April 20, 2012.

(9)	The unvested shares vested on February 5, 2010

(10)	4,274 shares vested on February 4, 2010 and 4,274 shares vest on February 4, 2011.

(11)	The unvested shares vested on April 3, 2010.

(12)	6,420 shares vested on February 2, 2010, 6,419 shares vest on April 3, 2011 and 6,419 shares vest on February 3, 2012.

(13)	The unvested shares vest on March 7, 2010.

(14)	4,274 shares vested on March 6, 2010 and 4,274 shares vest on March 6, 2011.

(15)	12,839 shares vested on March 4, 2010, 12,839 shares vest on March 4, 2011 and 12,839 shares vest on March 4, 2012.

(16)	The unvested shares vested on March 4, 2010.

(17)	11,358 shares vest on May 21, 2010, 11,358 shares vest on May 21, 2011 and 11,358 shares vest on May 21, 2012.

(18)	The unvested shares vested on February 5, 2010.

(19)	The unvested shares vested on April 3, 2010.

Option Exercises and Stock Vested

The following table sets forth information regarding the vesting of stock awards held by GSI’s Named Officers during fiscal 2009.

			Stock Awards
	Option Awards		Number of
	Number of		Shares	Value
	Shares	Value	Acquired	Realized
	Acquired on	Realized on	on	on
	Exercise	Exercise	Vesting	Vesting
Name	(#)	($)	(#)	($)

Michael G. Rubin Chairman, President and Chief Executive Officer (principal executive officer)	—	—	107,718	1,519,068
Michael R. Conn Executive Vice President, Finance and Chief Financial Officer (principal financial officer)	25,000	267,863	15,548	209,269
Stephen J. Gold Executive Vice President, Chief Information Officer and Corporate Chief Technology Officer	—	—	39,129	406,862
J. Scott Hardy Executive Vice President, Business Management	—	—	17,779	230,322
Damon Mintzer Executive Vice President, Sales	45,000	486,400	19,401	259,905

(1)	Represents the product of the closing price of GSI’s common stock on the date of vesting of the stock award multiplied by the number of shares vested.

Equity Incentive Plans

GSI maintains equity incentive plans pursuant to which eligible employees, including the Named Officers, receive equity based awards. GSI’s 2005 Equity Incentive Plan (“2005 Equity Plan”) replaced GSI’s 1996 Equity Incentive Plan (described below), referred to as the “1996 Plan.” On March 2, 2010 the Board of Directors adopted, subject to stockholder approval, the 2010 Equity Incentive Plan to replace the 2005 Equity Plan and the 1996 Plan. The 2010 Equity Plan is summarized under “Proposal 2 — GSI’s 2010 Equity Incentive Plan.”

2010 Equity Incentive Plan

If the 2010 Plan is adopted by our stockholders, the 2010 Equity Plan will replace GSI’s 2005 Equity Plan and the 1996 Plan and no new grants will be made from the 2005 Equity Plan or the 1996 Plan. Shares forfeited under the 2005 Equity Plan and 1996 Plan will be available under 2010 Plan. The 2010 Equity Plan is summarized under “Proposal 2 — GSI’s 2010 Equity Incentive Plan.”

2005 Equity Incentive Plan

GSI’s 2005 Equity Plan is intended to provide a means to secure and retain the services of GSI’s employees (including officers) and non-employee directors eligible to receive stock awards, to provide incentives for such individuals to exert maximum efforts for the success of GSI and its affiliates, and to provide a means by which such eligible individuals may be given an opportunity to benefit from increases in the value of GSI’s Common Stock through the grant of stock awards.

To achieve these purposes, the 2005 Equity Plan permits grants of incentive stock options, nonstatutory stock options, stock appreciation rights, stock purchase awards, stock bonus awards, stock unit awards, and other forms of equity compensation. The maximum total number of shares for which awards can be granted under the 2005 Equity Plan is 7,251,219 shares of Common Stock, subject to appropriate adjustment in a manner determined by the Board of Directors to reflect changes in GSI’s capitalization. In addition, such share reserve shall be increased from time to time by a number of shares equal to the number of shares of Common Stock that (i) are issuable pursuant to options or stock award agreements outstanding under the 1996 Plan as of the date the 2005 Equity Plan was approved by stockholders and (ii) but for the termination of the 1996 Plan, would otherwise have reverted to the share reserve of the 1996 Plan pursuant to the terms of the 1996 Plan.

The 2005 Equity Plan is administered by GSI’s Board of Directors. The Board of Directors has the authority to construe and interpret the plan, to determine the persons to whom and the dates on which stock awards will be granted, the number of shares of common stock to be subject to each stock award, the time or times during the term of each stock award within which all or a portion of the award may be exercised, the exercise, purchase, or strike price of each stock award, the type of consideration permitted to exercise or purchase each stock award, and other terms of the stock awards. The Board of Directors may delegate its authority under the 2005 Equity Plan to a committee of the board. The Board of Directors has delegated its authority to the Compensation Committee and the Nominating and Corporate Governance Committee.

The Board of Directors may suspend or terminate the 2005 Equity Plan without stockholder approval or ratification at any time. The Board of Directors may amend or modify the 2005 Equity Plan at any time. However, no amendment shall be effective unless approved by the stockholders of GSI to the extent stockholder approval is necessary to satisfy applicable law. The Board of Directors also may submit any other amendment to the 2005 Equity Plan intended to satisfy the requirements of Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limitation on the deductibility of compensation paid to certain employees. Under the 2005 Equity Plan, the Board of Directors may, without obtaining the prior approval of the stockholders of GSI, (i) reduce the exercise price of any outstanding option under the 2005 Equity Plan; (ii) cancel or accept any outstanding option under the 2005 Equity Plan and grant in substitution or exchange therefor a new option or other stock award under the 2005 Equity Plan or another equity plan of GSI covering the same or a different number of shares of common stock; (iii) cancel or accept any outstanding option under the 2005 Equity Plan and grant in substitution or exchange therefor cash or any other valuable consideration; or (iv) conduct any other action that is treated as a repricing under generally accepted accounting principles.

As of January 2, 2010, 4,068,123 restricted stock units, 226,081 shares of unvested restricted stock and options to purchase 132,250 shares of Common Stock were outstanding under the 2005 Equity Plan. Additionally, as of January 2, 2010, the total number of additional shares for which awards could be granted under the 2005 Equity Plan was 1,493,835 shares of Common Stock. If Proposal 2 regarding the 2010 Equity Incentive Plan is approved, no additional awards will be made under the 2005 Equity Plan.

1996 Equity Incentive Plan

GSI’s 1996 Plan was intended to promote the long-term retention of its key employees and other persons who are in a position to make significant contributions to GSI’s success, further reward these employees and other persons for their contributions to GSI’s growth and expansion, provide additional incentive to these employees and other persons to continue making similar contributions and to further align the interests of these employees and other persons with those of GSI’s stockholders.

To achieve these purposes, the 1996 Plan permitted grants of incentive stock options, options not intended to qualify as incentive stock options, stock appreciation rights, restricted and unrestricted stock awards, deferred stock awards, performance awards, loans and supplemental awards. The maximum total number of shares for which awards could have been granted under the 1996 Plan was 9,500,000 shares of common stock, subject to appropriate adjustment in a manner determined by the Board of Directors to reflect changes in GSI’s capitalization.

The 1996 Plan is administered by our Board of Directors, which determines, among other things and subject to certain conditions, whether to accelerate the exercise or vesting schedule or waive any other terms or conditions of each award, whether to reduce the exercise price of an option after the date of grant, whether to amend or cancel an award and the form of any instrument used under the 1996 Plan. The Board of Directors has the right to adopt rules for the administration of the 1996 Plan, settle all controversies regarding the 1996 Plan or any award, and construe and correct defects and omissions in the 1996 Plan or any award. The 1996 Plan may be amended, suspended or terminated by the Board of Directors, subject to certain conditions, provided that stockholder approval will be required whenever necessary for the 1996 Plan to continue to satisfy the requirements of certain securities and tax laws, rules and regulations. The Board of Directors may delegate its authority under the 1996 Plan to a committee of the board. The Board of Directors has delegated its authority to the Compensation Committee and the Nominating and Corporate Governance Committee.

As of January 2, 2010, no restricted stock units and options to purchase 3,106,881 shares of Common Stock were outstanding under the 1996 Plan. No additional awards may be granted under the 1996 Plan.

Nonqualified Deferred Compensation

On June 8, 2006, GSI’s Compensation Committee approved the Leadership Team Deferral Plan, referred to as the “Deferral Plan,” which was amended and restated on March 5, 2008 to reflect compliance with the requirements of Section 409A of the Internal Revenue Code. The Deferral Plan is a non-qualified deferred compensation plan that allows eligible employees, including executive officers, to defer compensation that the employee cannot defer under our applicable tax-qualified plans because of limits under the Internal Revenue Code on the amount of compensation that can be deferred.

Under the Deferral Plan, GSI provides participants with the opportunity to make annual elections to defer a specified percentage of up to 100% of their eligible compensation, including salary, bonus and restricted stock unit awards (“RSU Awards”). Elective deferrals of cash compensation are withheld from a participant’s paycheck and credited, as applicable, to a bookkeeping account established in the name of the participant. A participant is always 100% vested in his or her own elective cash deferrals and any earnings thereon. An RSU Award, which a participant may generally only elect to defer if, among other conditions set forth in the Deferral Plan, it does not vest until at least thirteen months from the grant date, vests in accordance with the vesting schedule set forth the award agreement. GSI may also make discretionary contributions to participants’ accounts in the future, although it does not currently plan to do so. Discretionary contributions made by GSI in the future, if any, will be subject to such vesting arrangements as GSI may determine. Amounts contributed to a participant’s account through elective deferrals, deferrals of RSU Awards or through GSI’s discretionary contributions, are generally not subject to income tax, and GSI does not receive a deduction, until they are distributed from the accounts.

Under the Deferral Plan, GSI is obligated to deliver on a future date deferred compensation credited to the participant’s account, as adjusted for earnings and losses. A participant’s elective cash deferral account and any GSI discretionary contribution account, if applicable, are adjusted for any positive or negative investment results from phantom investment alternatives selected by the participant that are available under the Deferral Plan. A participant may make changes to phantom investments on a daily basis in accordance with rules established by the Committee. A participant’s RSU account is credited with an equivalent number of shares of the Company’s common stock each time the participant elects to defer an RSU Award under the Deferral Plan. A participant’s RSU account is automatically allocated to a Company’s common stock measurement fund. Amounts payable under the Deferral Plan are unfunded, unsecured general obligations of GSI. Amounts in a participant’s elective cash deferral account and any GSI discretionary contribution account will be payable in cash, and amounts in a participant’s RSU account will be payable in the Company’s common stock, commencing upon the distribution date selected by the participant at the time of deferral. Payments will be distributed in the form of a lump sum payment or in up to ten annual installments, depending upon, if applicable, the election made by a participant at the time of deferral. However, if a participant’s service with GSI terminates prior to the selected distribution date or dates, payments will commence as soon as practicable but not later than seventy days following termination of service. Notwithstanding the foregoing, if a participant’s service terminates with GSI due to disability or death, or a participant is receiving installment payments and dies or becomes disabled prior to payment of all the installments, all amounts will become immediately payable in the following calendar year. Any payments made to specified employees that commence upon a separation from service will be delayed six months in accordance with the requirements of Section 409A of the Internal Revenue Code. In addition, in the event a participant suffers one or more specified unforeseeable emergencies, the Committee may, in its sole discretion, accelerate the payment of the participant’s deferred cash awards. Payments scheduled to be made under the Deferral Plan may be otherwise delayed or accelerated only upon the occurrence of certain specified events that comply with the requirements of Section 409A of the Internal Revenue Code.

Through January 2, 2010, among GSI’s Named Officers, only Mr. Rubin elected to participate in the Deferral Plan. Accordingly, the following table provides information concerning amounts held under the Deferral Plan for the benefit of Mr. Rubin.

				Aggregate	Aggregate
	Executive	Registrant	Aggregate	Withdrawals/	Balance at
	Contributions	Contributions	Earnings in	Distributions	Last FYE(2)
Name	in Last FY ($)	in Last FY ($)	Last FY (1)($)	($)	($)

Michael G. Rubin Chairman, President and Chief Executive Officer (principal executive officer)	—	—	68,602	—	254,599

(1)	Earnings received by the Named Officer are not reported as compensation in the Summary Compensation Table because such earnings are not considered to be “above market” earnings under SEC regulations.

(2)	$293,894 of such amount was reported as compensation in the Summary Compensation Table for prior years.

Potential Payments Upon Termination of Employment or Change in Control

Change in Control Agreements

GSI has entered into change in control agreements with members of its senior management, including GSI’s Named Officers (other than Messrs. Mintzer and Rubin), and certain other employees. Each change in control agreement provides that if the employee resigns for “good reason” or is terminated without “cause” within 90 days before or two years (with respect to senior management) following a change in control, then:

•	all equity awards held by the employee will immediately become fully vested and exercisable and all restrictions set forth in these equity awards related to the passage of time and/or continued employment will immediately lapse; and

•	the employee will have continued exercisability of each stock option and stock appreciation right held by the employee, if any, for the remaining term of each such equity award;

provided, however, that for stock options and stock appreciation rights granted prior to the effective date of the agreement, such period will not exceed the latest date possible that would not cause such option or stock appreciation right to become subject to Section 409A of the Code.

Good reason means:

•	a material reduction in the employee’s duties, positions, titles, offices, authority or responsibilities relative to the duties, position, titles, offices, authority or responsibilities in effect immediately prior to the change in control; the assignment to the employee of any duties or responsibilities that are substantially inconsistent with the employee’s duties, positions, titles, offices, authority or responsibilities as in effect immediately before such assignment; or any removal of the employee from or failure to reappoint or reelect the employee to any of such positions, titles or offices; except that if such event occurs solely from the fact that GSI is no longer a publicly traded and listed company, it will not by itself constitute good reason;

•	a reduction in the employee’s base salary as in effect immediately prior to the change in control;

•	a reduction in the employee’s bonus or other cash incentive compensation opportunity as in effect immediately prior to the change in control; a reduction or negative change in the employee’s equity award or other long-term non-cash incentive opportunities (the value of which is measured as of the date of grant using a reasonable valuation methodology consistently applied); or a reduction or negative change in the employee’s benefits other than base salary, bonus or other cash and non cash incentive compensation as in effect immediately prior to the change in control; except that good reason shall not exist under this clause if after a change in control, GSI offers the employee a range of cash and non-cash bonus and incentive opportunities and other benefits which, taken as a whole, are comparable to the cash and non-cash bonus and incentive opportunities and other benefits provided to the employee immediately prior to the change in control;

•	GSI’s failure to timely pay or provide to the employee any portion of the employee’s compensation or benefits then due to the employee;

•	a relocation of the employee’s principal place of employment that will result in an increase of more than thirty miles in the employee’s one-way commute as compared to the employee’s one-way commute prior to the change of control;

•	any material breach by GSI of the change in control agreement or any other material agreement between GSI and the employee, including any employment agreement, indemnification agreement or agreement relating to any equity award; or

•	GSI’s failure to obtain, before a change in control occurs, an agreement in writing from any successors and assigns to all or substantially all of GSI’s business or assets to assume and agree to perform the change in control agreement unless otherwise assumed by such successors and assigns by operation of law.

Cause is defined a good faith determination by GSI’s Board of Directors or the Compensation Committee that the employee:

•	was grossly negligent or engaged in willful misconduct in the performance of his duties; or

•	was convicted of, or entered a plea of guilty to, a crime involving a felony or any criminal offense constituting fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof, other than an automobile offense; or

•	intentionally and materially violated any contract or agreement between the employee and GSI, GSI’s code of business conduct or any of GSI’s material policies, unless done, or omitted to be done, in good faith and with the reasonable belief that the action or omission was in GSI’s best interests; and

•	the employee has not remedied such matter within 30 days of GSI giving the employee written notice of its intention to terminate his employment within 90 days.

Change in control means:

•	any person, entity or group acting in concert becomes the beneficial owner of more than 50% of the combined voting power of GSI’s voting securities, subject to exceptions for financings and changes resulting from GSI’s purchases of its voting securities;

•	GSI is a party to a merger, consolidation or similar transaction and, immediately after the completion of such transaction, GSI stockholders immediately prior to such transaction do not beneficially own more than fifty percent of the combined outstanding voting power of either the surviving entity in such transaction or the parent of the surviving entity in such transaction, in each case in substantially the same proportions as their ownership of GSI outstanding voting securities immediately prior to such transaction;

•	GSI’s stockholders or the Board of Directors approves a plan for its complete dissolution or liquidation, or its complete dissolution or liquidation otherwise occurs;

•	GSI completes a sale, lease, exclusive license or other disposition of all or substantially all of its consolidated assets, other than a sale, lease, license or other disposition to an entity, more than fifty percent of the combined voting power of the voting securities of which are beneficially owned by GSI’s stockholders in substantially the same proportions as their ownership of GSI’s outstanding voting securities immediately prior to such transaction; or

•	if a majority of GSI’s directors as of the effective date of the agreement are replaced other than in specified circumstances.

If any payment the executive would receive under the change in control agreement or otherwise constitutes a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code and is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code, referred to as the excise tax, then such payment will be reduced to an amount that yields the largest net payment to the participant (after taking into account all applicable federal, state, and local employment taxes, income taxes and the excise tax, all computed at the highest applicable rate).

Termination or Change in Control Provisions in Equity 2005 Equity Plan

Generally, the 2005 Equity Plan does not provide for the acceleration of the vesting of stock awards upon the termination of a participant’s employment for any reason. The 2005 Equity Plan does provide that, in the event of a corporate transaction (as defined below), if the surviving or acquiring entity (or its parent company) elects not to assume, continue or substitute for outstanding stock awards under the 2005 Equity Plan, then, with respect to any such stock awards that are held by individuals whose continuous service with GSI or its affiliates has not terminated prior to the effective date of the corporate transaction or was terminated within the three-month period prior to the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such awards will terminate if not exercised prior to the effective date of the corporate transaction. A “corporate transaction” is defined as the occurrence of (i) a sale of all or substantially all of the consolidated assets of GSI and its subsidiaries, (ii) the sale of at least 90% of the outstanding securities of GSI, (iii) the consummation of a merger or consolidation in which GSI is not the surviving corporation, or (iv) the consummation of a merger or consolidation in which GSI is the surviving corporation but shares of GSI’s outstanding common stock are converted into other property by virtue of the transaction.

On August 5, 2008, the Compensation Committee determined that all equity awards granted on or after August 5, 2008 will fully vest upon death or disability (as defined in the 2005 Equity Plan).

Termination or Change in Control Provisions in Employment Agreements

General.  Under employment agreements or offer letters that GSI has entered into with its Named Officers, as well as under applicable law, if the employment of a Named Officer terminates for any reason, he will be generally entitled to:

•	the earned but unpaid portion of his base salary though the date of termination;

•	any other benefits accrued by the Named Officer under GSI’s benefit plans or programs up to the date of termination;

•	any unpaid business expenses.

Michael G. Rubin.  Under Mr. Rubin’s employment agreement with GSI, if Mr. Rubin is terminated by GSI without cause, if GSI gives Mr. Rubin a notice of non-renewal of the term of the agreement and allows the agreement to expire or if Mr. Rubin resigns for good reason, Mr. Rubin will be paid $2,525,000 over a period of 24 months following the date of termination or resignation. Upon any such termination or resignation, all of Mr. Rubin’s unvested restricted stock units and performance restricted stock units will terminate. The definition of cause is similar to the definition contained in the GSI Change in Control Agreement.

“Good reason” is defined as any of the following events unless consented to by Mr. Rubin or cured by GSI:

•	Mr. Rubin is demoted, removed or not re-elected to any of his positions or offices, including his position as a member of the Board, or Mr. Rubin is assigned duties or responsibilities that are materially inconsistent with, or constitute a material diminishment of, Mr. Rubin’s title, position, responsibilities or authorities, including the change in any reporting relationships which results in Mr. Rubin no longer reporting directly to the Board;

•	GSI materially breaches the agreement;

•	there is a material reduction in the benefits provided to Mr. Rubin under the agreement;

•	there is a material reduction in the performance restricted stock units granted to Mr. Rubin;

•	Mr. Rubin’s principal place of employment is moved to a location that is more than 50 miles from the current location listed (unless such new location is closer to Mr. Rubin’s principal residence);

•	GSI fails to obtain the assumption of the agreement by any successor to GSI’s business or substantially all of its assets; or

•	there is a purported termination of Mr. Rubin for cause which is not effected pursuant to the method described the agreement.

If during the period 183 days before or 213 days after a change in control, Mr. Rubin is terminated by GSI without cause, GSI issues a notice of non-renewal of the term of the agreement or Mr. Rubin terminates his employment because his base salary is reduced or because Mr. Rubin’s principal place of employment is moved to a location that is more than 50 miles from the current location (unless such new location is closer to Mr. Rubin’s principal residence), he will be paid $2,525,000 over a period of 24 months following the date of termination or resignation. Upon any such termination or resignation, any time based vesting condition in Mr. Rubin’s restricted stock units and performance restricted stock units will accelerate; however, if Mr. Rubin is terminated or resigns following a change in control, any performance restricted stock units that were granted for the performance period in which such termination or resignation occurs will immediately terminate. The definition of change in control is similar to the definition contained in the GSI Change in Control Agreement.

Upon the termination of Mr. Rubin’s employment under any of the circumstances described above, Mr. Rubin will also be entitled to continuation of his medical benefits for a period of 24 months following the date of termination or resignation, or until he obtains substantially comparable medical coverage, whichever is shorter.

Mr. Rubin has also been granted a right to resign for any reason during a period of 30 days beginning 183 days following a change in control. If Mr. Rubin exercises this right, he will be entitled to continuation of his medical benefits for the period described in the preceding paragraph. Additionally, any time based vesting condition in Mr. Rubin’s restricted stock units and performance restricted stock units will accelerate; however, any performance restricted stock units that were granted for the performance period in which such resignation occurs will immediately terminate.

If GSI terminates Mr. Rubin’s employment because of his death or disability, as defined in the employment agreement, he will be entitled to the issuance of the number of performance restricted stock units to which he would have been entitled had he remained employed throughout the entire performance period, based upon the extent to which the performance targets are actually achieved during the performance period. Additionally, any time based vesting condition in Mr. Rubin’s performance stock units will accelerate. If Mr. Rubin’s employment is terminated because of disability, he will also be paid his base salary for a period of six months, reduced by the amount received under any disability insurance plan that GSI provides.

Mr. Rubin’s employment agreement contains a “parachute payment” reduction provision similar to that contained in the GSI Change in Control Agreement.

Mr. Rubin’s employment agreement also provides for non-competition and non-solicitation covenants applicable following the termination of Mr. Rubin’s employment for a period of two years, or if longer, for the period during which the Company is paying the severance benefits set forth above. Mr. Rubin’s employment agreement also provides for confidentiality, non-disparagement and invention assignment covenants, subject to certain limitations. The employment agreement provides that if Mr. Rubin breaches any of these covenants, it will discharge GSI’s obligation to make payments or provide benefits required under the agreement.

Stephen J. Gold.  Under the offer letter with Mr. Gold, either GSI or Mr. Gold may terminate his employment at any time and for any reason. If GSI terminates Mr. Gold’s employment without cause, or Mr. Gold terminates his employment because GSI (i) changed his reporting so that he reports to someone other than the Chief Executive Officer or the agreed upon executive in the agreed upon manner or (ii) materially reduced his job responsibilities and duties in effect immediately prior to such reduction or materially changed his role in a manner that is substantially inconsistent with his roles and responsibilities immediately prior to such reduction such that his role has been diminished and Mr. Gold complies with the conditions specified in the offer letter (“Good Reason”), the Company will pay to Mr. Gold severance in an amount equal to the number of months of Mr. Gold’s base salary set forth below:

Date of Severance	Number of Months of Base Salary

7/1/2009 – 6/30/2010	24 months
7/1/201 – 6/30/2011	18 months
7/1/2011 and thereafter	12 months

In the event that GSI agrees to pay severance to a senior executive generally that would be for a greater number of months than the number of months of severance Mr. Gold is entitled to receive under the offer letter for the year in question, then Mr. Gold will be entitled to receive the same number of months severance for such year. Mr. Gold’s offer letter defined cause as (i) gross negligence or willful misconduct in the performance of his duties for GSI; (ii) breach or violation, in a material respect, of any agreement between GSI and Mr. Gold or any of GSI’s policy statements, including those regarding business conduct, conflicts-of-interest, insider trading, confidentiality or harassment; (iii) commission of a material act of dishonesty or breach of trust; (iv) acting in a manner that is inimical or injurious, in a material respect, to the business or interests of GSI; or (v) conviction of a felony. Additionally, if GSI terminates Mr. Gold’s employment without cause within 12 months following a change in control, as defined in the 1996 Plan, the restricted stock unit granted to Mr. Gold in connection with his initial hiring will automatically vest with respect to the number of shares that would have vested over the next 48 months, had Mr. Gold remained in GSI’s employ. If GSI terminates Mr. Gold’s employment without cause or Mr. Gold terminates his employment for Good Reason, to the extent GSI is able to do so under applicable law and its healthcare plan, GSI will continue to provide health care coverage for Mr. Gold and his family under GSI’s healthcare plan in effect immediately prior to his termination for the lesser of thirty-six (36) months after such termination or until Mr. Gold obtains other health care coverage. The cost of such healthcare coverage will be deducted from Mr. Gold’s severance payments. Mr. Gold also is bound by a separate agreement that prohibits the unauthorized use or disclosure of GSI’s confidential or proprietary information, a prohibition against engaging in competitive activities or soliciting our employees for one year after the end of his employment, and invention assignment covenants.

J. Scott Hardy.  Under the offer letter with Mr. Hardy, either GSI or Mr. Hardy may terminate his employment at any time and for any reason. Mr. Hardy also is bound by a separate agreement that prohibits the unauthorized use or disclosure of GSI’s confidential or proprietary information, a prohibition against engaging in competitive activities or soliciting our employees for one year after the end of his employment, and invention assignment covenants.

The following table shows the estimated amount of payments and benefits that would be provided by GSI (or GSI’s successor) to GSI’s Named Officers under the plans and agreements described above assuming that their employment was terminated as of January 2, 2010 for various reasons as described below:

	Reason for Termination of Employment
									Termination by Us
									without Cause or
		Termination by							Termination by
		Us without Cause							Executive for
		or Termination by							Good Reason in
	Voluntary by	Executive for							Connection with a
Named Officer and	Executive	Good Reason		Cause	Death		Disability		Change of Control
Nature of Payment	$	$		$	$		$		$

Michael G. Rubin
Total cash payment	-0-	2,525,000	(1)	-0-	-0-		237,000	(2)	2,525,000	(1)
Cost of continuation of benefits	-0-	19,620	(3)	-0-	-0-		-0-		19,620	(3)
Value of accelerated stock awards(4)	-0-	-0-		-0-	6,406,989	(5)	6,406,989	(5)	9,335,751	(6)
Total	-0-	2,544,620		-0-	6,406,989		6,643,989		11,880,371
Michael R. Conn
Total cash payment	-0-	-0-		-0-	-0-		-0-		-0-
Cost of continuation of benefits	-0-	-0-		-0-	-0-		-0-		-0-
Value of accelerated stock awards(4)	-0-	-0-		-0-	723,615	(7)	723,615	(7)	1,814,801	(8)
Total	-0-	-0-		-0-	723,615		723,615		1,814,801
Stephen J. Gold
Total cash payment	-0-	808,000	(9)	-0-	-0-		-0-		808,000	(9)
Cost of continuation of benefits	-0-	-0-(10)		-0-	-0-		-0-		-0-
Value of accelerated stock awards(4)	-0-	-0-		-0-	660,140	(7)	660,140	(7)	2,260,345	(8)
Total	-0-	808,000		-0-	660,140		660,140		3,068,345
J. Scott Hardy
Total cash payment	-0-	-0-		-0-	-0-		-0-		-0-
Cost of continuation of benefits	-0-	-0-		-0-	-0-		-0-		-0-
Value of accelerated stock awards(4)	-0-	-0-		-0-	723,615	(7)	723,615	(7)	2,077,715	(8)
Total	-0-	-0-		-0-	723,615		723,615		2,077,715
Damon Mintzer
Total cash payment	-0-	-0-		-0-	-0-		-0-		-0-
Cost of continuation of benefits	-0-	-0-		-0-	-0-		-0-		-0-
Value of accelerated stock awards(4)	-0-	-0-		-0-	660,140	(7)	660,140	(7)	-0-	(11)
Total	-0-	-0-		-0-	660,140		660,140		-0-

(1)	Represents amount payable under Mr. Rubin’s employment agreement, payable in 24 monthly installments following termination of employment.

(2)	Represents the maximum amount payable under Mr. Rubin’s employment agreement, pursuant to which he will continue to receive his base salary for a period of six months following the date of termination; however, any such amounts will be reduced, dollar-for-dollar, by any amounts received by Mr. Rubin under any disability insurance policy or plan provided to Mr. Rubin by GSI.

(3)	Represents the estimated cost to continue Mr. Rubin’s medical benefits for a period of 24 months following termination of employment, assuming no increase in premiums.

(4)	Represents the value of unvested stock awards that would be accelerated as a result of the termination of employment, calculated as: $25.39, the closing price of GSI’s common stock on December 31, 2009, the last trading day in fiscal 2009, multiplied by the number of unvested stock awards as of such date.

(5)	Represents the value of 207,343 shares under unvested performance restricted stock units (including the 146,742 shares under the performance restricted stock unit for fiscal 2009 which on March 2, 2010 the Compensation Committee determined were earned due to our fiscal 2009 financial performance) and 45,000 unvested restricted stock units that would be issued on the death or disability of Mr. Rubin. The number of performance restricted stock units that would be issued in the event of the death or disability of Mr. Rubin is equal to the number of performance restricted stock units to which he would have been entitled had he remained employed throughout the entire performance period, based upon the extent to which the performance targets are actually achieved during the performance period.

(6)	Represents the value of unvested performance restricted stock units and restricted stock units that would be accelerated under Mr. Rubin’s employment agreement.

(7)	Represents the value of unvested restricted stock units that would be accelerated upon death or disability pursuant to their terms.

(8)	Represents the value of unvested restricted stock units that would be accelerated under the change of control agreement.

(9)	Represents the maximum amount payable under Mr. Gold’s offer letter, as amended, pursuant to which he will continue to receive his base salary for up to 24 months following the date of termination without cause or certain enumerated reasons. Although the offer letter does not specifically provide for severance in connection with a change in control, Mr. Gold would be entitled to receive the severance described in the preceding sentence if his employment was terminated without cause or certain enumerated reasons in connection with a change of control.

(10)	Pursuant to Mr. Gold’s offer letter, as amended, if Mr. Gold is terminated without cause or terminates his employment pursuant to the terms of the offer letter, Mr. Gold would be entitled to certain healthcare benefits. The cost of such benefits would be deducted from the cash payment above.

(11)	Mr. Mintzer does not have a change of control agreement. If the change in control also constituted a “corporate transaction” under the 2005 Equity Plan and if the surviving or acquiring entity (or its parent company) elected not to assume outstanding stock awards under the 2005 Equity Plan, then restricted stock units issued under the 2005 Equity Plan with a value of $1,809,698 would also be accelerated.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Compensation Committee Interlocks and Insider Participation

During fiscal 2009, Messrs. Hunter and Menell and Dr. Rayport and Ms. Weiss served on the Compensation Committee. None of these individuals is or has been an officer or employee of GSI.

No person who served as a member of the Compensation Committee during fiscal 2009 was a current or former officer or employee of GSI or, except as described below, engaged in certain transactions with GSI required to be disclosed by regulations of the SEC. There were no compensation committee “interlocks” during fiscal 2009, which generally means that none of GSI’s executive officers served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of GSI’s Compensation Committee.

Other Relationships and Related Transactions

On November 17, 2009, GSI completed the acquisition of Retail Convergence, Inc. (“RCI”) pursuant to the terms of an Agreement and Plan of Merger dated October 27, 2009. RCI operates RueLaLa.com, a provider of online private sales and SmartBargains.com, an off-price e-commerce marketplace. As consideration for the acquisition of RCI, GSI paid cash of approximately $92 million and issued shares of Common Stock valued at approximately $94 million at the closing. In addition,GSI will be obligated to pay additional earn-out payments of up to $170 million over a three year period beginning with fiscal year 2010 contingent on RCI’s achievement of certain financial performance targets. Michael G. Rubin, GSI’s chairman, president and CEO, was the owner of approximately 1.6 percent of RCI’s capital stock (on an as-converted basis). At the closing, Mr. Rubin received approximately $1.3 million in cash (of which $71,000 is currently being held in escrow to secure post-closing indemnification obligations of the stockholders and optionholders of RCI) and 76,475 shares of Common Stock (of which 11,343 shares are currently being held in escrow).

On October 17, 2008, GSI entered into a letter agreement with Linens Holding Co. (“Linens”) and Hilco Consumer Capital, L.P. (“HCC”), pursuant to which HCC and GSI would act jointly as agent for Linens to liquidate, on the LNT.com Web store, certain inventory owned by Linens located at one of GSI fulfillment centers. On October 16, 2008, GSI and HCC entered into a letter agreement outlining the terms of their joint agency with respect to the merchandise, pursuant to which GSI would receive a percentage of the sales price of the merchandise for performing all services necessary to take orders, process and ship the merchandise. M. Jeffrey Branman serves as Managing Director of Hilco Consumer Capital, LLC, the managing partner of HCC. The Company recognized net revenues of $784,000 during fiscal 2009 and $6,617,000 during fiscal 2008 on sales of merchandise pursuant to the agency arrangement between the Company, HCC and Linens. The percentage of the sales price earned by GSI under these letter agreements is comparable to the percentage of the sales price earned by GSI under its e-commerce agreement with Linens prior to its liquidation.

On February 18, 2010, Liberty Media Corporation, through its subsidiary QVC, Inc., and QVC’s affiliate QK Holdings, Inc., sold all of its shares of the Company’s Common Stock. Prior thereto, Liberty and its affiliates beneficially owned greater than 10% of GSI’s Common Stock outstanding. John A. Hunter is an executive officer of QVC, Inc.

In 2000, GSI entered into a website development and distribution agreement with iQVC, a division of QVC, Inc., pursuant to which GSI provides technology, procurement and fulfillment services for QVC, including selling sporting goods, recreational and/or fitness related equipment and related products, apparel and footwear to QVC for resale through the QVC Web site. In 2007, GSI entered into an E-Commerce Distribution Agreement with QVC, Inc., which replaced the agreement between GSI and iQVC. Under the agreement with QVC, Inc. GSI provides procurement and fulfillment services for QVC, including selling sporting goods, recreational and/or fitness related equipment and related products, apparel and footwear to QVC for resale through the QVC Web site. The terms of these sales are comparable to those with other similar partners.

In 2007, GSI entered into an agreement with QVC, Inc., pursuant to which GSI makes NFL licensed merchandise available to QVC for QVC to sell both on its website and on live direct response television programs. GSI will be the exclusive provider of NFL licensed merchandise to QVC, subject to limited exceptions, and the GSI fulfillment network will fulfill product orders received from QVC’s website and the QVC live direct response programs.

GSI recognized net revenues of approximately $10,140,000 during fiscal 2009, $8,504,000 during fiscal 2008, and $7,809,000 during fiscal 2007 on sales to QVC under these agreements.

Until August 18, 2009, SOFTBANK beneficially owned greater than 10% of the Company’s outstanding common stock. Ronald D. Fisher, one of the Company’s directors, is president of SOFTBANK Holdings Inc. and a managing general partner of SOFTBANK Capital Partners LP, which are affiliates of SOFTBANK Capital Partners LLC. In 2007, GSI entered into a Learning Management System Agreement (the “License Agreement”) with LRN Corporation (“LRN”). Affiliates of SOFTBANK Capital Partners LLC are investors in LRN. Under the License Agreement, LRN will provide GSI with software, content and integration services for online legal compliance training for a period of three years. GSI believes the terms of the License Agreement are comparable to the terms available to it from other third-party providers of these services. GSI will pay LRN approximately $200,000 during the license period.

The Board of Directors has adopted written related party transaction policies and procedures. In accordance with GSI’s Audit Committee Charter and the Board of Directors’ written related party transaction policies and procedures, GSI’s Audit Committee is responsible for reviewing and approving or ratifying the terms and conditions of all related party transactions. If a majority of the members of the Audit Committee are interested in the proposed related party transaction, then the transaction must be approved by a majority of the disinterested members of the Board of Directors, excluding directors who are employees of GSI. In determining whether to approve or ratify a related party transaction, the Audit Committee will take into account, among other factors it deems appropriate:

•	whether the related party transaction is in the best interests of GSI and its stockholders;

•	whether the related party transaction is on terms no less favorable to GSI than terms generally available in a transaction with an unaffiliated third-party under the same or similar facts and circumstances;

•	the impact on independence if the related party is a member of the Board of Directors of GSI; and

•	the extent of the related party’s interest in the transaction.

If a related party transaction will be ongoing, the Audit Committee may establish guidelines for GSI’s management to follow in its ongoing dealings with the related party. Thereafter, the Audit Committee, on at least an annual basis, shall review and assess ongoing relationships with the related party to see that they are in compliance with the Audit Committee’s guidelines and that the related party transaction remains appropriate.

A related party transaction means any transaction, arrangement or relationship (including any indebtedness or guarantee of indebtedness) or any series of similar transactions, arrangements or relationships in which the Company (or any of its subsidiaries) was, is or will be a participant (a “Transaction”) and in which any related party had, has or will have a direct or indirect interest, and the amount is expected to involve at least $120,000; provided however, that no Related Party shall be deemed to have an indirect interest where the interest arises only from (i) such person’s ownership of less than a 10% equity interest (together with all of GSI’s directors, nominees for director, executive officers and immediate family members of directors, nominees for directors and executive officers) in a party to a Transaction or (ii) such person’s position as a limited partner with an interest of less than 10% (together with all of GSI’s directors, nominees for director, executive officers and immediate family members of directors, nominees for directors and executive officers) in a party to a Transaction. A related party means (a) any person who is, or at any time since the beginning of GSI’s last fiscal year was, a director or executive officer of GSI or a nominee for director; (b) any five percent stockholder; or (c) any immediate family member.

These related party transaction policies and procedures do not apply to the following transactions:

•	any employment relationship or transaction with an executive officer and any related compensation resulting solely from that employment relationship or transaction (unless the total compensation is in excess of $100,000) if the compensation resulting from the relationship or transaction is approved (or recommended to the Board of Directors for approval) by the Compensation Committee of the Board of Directors;

•	compensation paid to directors for services in their capacities as members of the Board of Directors and committees thereof if the compensation is approved by the Board of Directors or the appropriate committee of the Board of Directors;

•	any transaction in which the interest of the related party arises solely from the ownership of a class of equity securities of GSI and all holders of that class of equity securities of the registrant received the same benefit on a pro rata basis (for example, dividends or distributions paid with respect to a class of the Company’s securities);

•	any transaction that occurred at a time before a person or entity became a related party if such transaction did not continue after such person or entity became a related party; and

•	any transaction where the rates or charges involved in the transaction are determined by competitive bids.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires GSI’s directors, executive officers, and persons who own more than 10% of a registered class of GSI’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of GSI. Executive officers, directors and greater than 10% stockholders are required by SEC regulations to furnish GSI with copies of all Section 16(a) forms they file.

To GSI’s knowledge, based solely on a review of the copies of such reports furnished to GSI and written representations that no other reports were required to be filed, all Section 16(a) filing requirements applicable to GSI’s directors, executive officers and greater than 10% beneficial stockholders were complied with during fiscal 2009.

OTHER MATTERS

As of the date of this Proxy Statement, GSI knows of no other business that will be presented for consideration at the Annual Meeting (other than procedural matters). However, the enclosed proxy confers discretionary authority to vote with respect to any and all of the following matters that may come before the Annual Meeting: (i) matters for which GSI’s Board of Directors did not have notice on or prior to March 16, 2010 that are to be presented for approval at the Annual Meeting; (ii) approval of the minutes of a prior meeting of stockholders, if such approval does not constitute ratification of the action at the meeting; (iii) the election of any person to any office for which a bona fide nominee is unable to serve or for good cause will not serve; (iv) any proposal omitted from this Proxy Statement and the form of proxy pursuant to Rules 14a-8 or 14a-9 under the Exchange Act; and (v) matters incident to the conduct of the Annual Meeting. If any such matters come before the Annual Meeting, the proxy agents named in the accompanying proxy card will vote in accordance with their judgment.

ADDITIONAL INFORMATION

GSI is subject to the informational requirements of the Exchange Act. Therefore, GSI files reports and information, proxy statements and other information with the Securities and Exchange Commission. Such reports, proxy and information statements and other information may be obtained by visiting the Public Reference Room of the SEC at 100 F Street, NE, Washington, DC 20549 or by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains an Internet site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically.

You can access financial and other information at GSI’s Investor Relations Web site. The address is www.gsicommerce.com/investors. GSI makes available through its Web site, free of charge, copies of its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after filing such material electronically or otherwise furnishing it to the SEC. In addition, GSI will provide at no cost, paper or electronic copies of its reports and other filings made with the SEC. Requests should be directed to Investor Relations, 935 First Avenue, King of Prussia, Pennsylvania 19406.

The information on the Web site listed above, is not and should not be considered part of this Proxy Statement and is not incorporated by reference in this document. This Web site is, and is only intended to be, an inactive textual reference.

COST OF ANNUAL MEETING AND PROXY STATEMENT

The cost of soliciting proxies will be borne by GSI. In addition to solicitation by mail, proxies may be solicited in person or by telephone, e-mail or fax by directors, officers or employees of GSI, without additional compensation. Upon request by brokers, dealers, banks or voting trustees or their nominees who are record holders of Common Stock, GSI will pay the reasonable expenses incurred by such record holders for mailing proxy materials to any beneficial owners of the Common Stock.

GSI has retained the Proxy Advisory Group, LLC (“Proxy Advisory”) to assist in the solicitation of proxies on the Board’s behalf and to provide related advice and informational support to GSI. GSI estimates that Proxy Advisory will receive fees for services, plus reasonable out-of-pocket expenses incurred on GSI’s behalf, that are not expected to exceed $21,000 in the aggregate.

STOCKHOLDER PROPOSALS

A stockholder proposal for GSI’s 2011 Annual Meeting must be submitted to GSI at its office located at 935 First Avenue, King of Prussia, Pennsylvania, 19406, by December 14, 2010 to receive consideration for inclusion in GSI’s 2011 Annual Meeting proxy materials pursuant to Rule 14a-8 of the Exchange Act. Any such proposal must also comply with the proxy rules under the Exchange Act, including Rule 14a-8.

In addition, the period during which a stockholder must provide notice to GSI of a proposal to be submitted outside of the Rule 14a-8 process for consideration at GSI’s 2011 Annual Meeting is not earlier than the close of business on January 28, 2011 nor later than close of business on February 28, 2011. As to all such matters which GSI does not have notice on or prior to February 28, 2011, discretionary authority shall be granted to the persons designated in GSI’s proxy related to the 2011 Annual Meeting to vote on such proposal.

ANNUAL REPORT

This Proxy Statement is accompanied by GSI’s Annual Report to Stockholders for fiscal 2009. GSI will furnish without charge to each person to whom this Proxy Statement is delivered, a copy of any or all of the documents incorporated by reference in GSI’s Annual Report on Form 10-K for fiscal 2009, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated), upon the written request of such person. Requests should be sent to: GSI Commerce, Inc., 935 First Avenue, King of Prussia, PA 19406, (610) 265-3229, Attention: Investor Relations.

HOUSEHOLDING

In order to reduce the expense of delivering duplicate proxy materials to stockholders who may have more than one account holding GSI common stock and sharing an address, we have adopted a procedure approved by the SEC called “householding.” Under this procedure, certain stockholders of record who have the same address and last name, and who do not participate in electronic delivery of proxy materials, will receive only one copy of our Notice of Internet Availability of Proxy Materials and, as applicable, any additional proxy materials that are delivered until such time as one or more of these stockholders notifies us that they want to receive separate copies. This procedure reduces duplicate mailings and saves printing costs and postage fees, as well as natural resources. Stockholders who participate in householding will continue to have access to and utilize separate proxy voting instructions.

If you receive a single set of proxy materials as a result of householding, and you would like to have separate copies of our Notice of Internet Availability of Proxy Materials, annual report, or proxy statement mailed to you, please submit a request to GSI Commerce, Inc., 935 First Avenue, King of Prussia, PA 19406, (610) 491-7000, Attention: Investor Relations, and we will promptly send you what you have requested. However, please note that if you want to receive a paper proxy or other proxy materials for purposes of this year’s annual meeting, follow the instructions included in the Notice of Internet Availability that was sent to you. You can also contact our Investor Relations department at the phone number above if you received multiple copies of the annual meeting materials and would prefer to receive a single copy in the future, or if you would like to opt out of householding for future mailings.

If you prefer to receive multiple copies of GSI’s Annual Report to Stockholders and Proxy Statement at the same address, you may obtain additional copies by writing to GSI at 935 First Avenue, King of Prussia, PA, 19406, Attention: Investor Relations or calling GSI’s Investor Relations at (610) 491-7000. Eligible stockholders of record receiving multiple copies of the Annual Report to Stockholders and Proxy Statement can request householding by contacting GSI in the same manner.

By Order of the Board of Directors,

Arthur H. Miller,
Secretary

Appendix A

GSI Commerce, Inc.

2010 Equity Incentive Plan

Adopted by the Board of Directors: March 3, 2010
Amended by the Board of Directors: April 1, 2010
Approved by the Stockholders:          , 2010
Termination Date: March 2, 2020

1.	General.

(a) Successor to and Continuation of Prior Plans.  The Plan is intended as the successor to and continuation of the GSI Commerce, Inc. 2005 Equity Incentive Plan, as amended and the GSI Commerce, Inc. Amended and Restated 1996 Equity Incentive Plan (the “Prior Plans”). Following the Effective Date, no additional stock awards shall be granted under the Prior Plans. From and after the Effective Date, all outstanding stock awards granted under the Prior Plans shall remain subject to the terms of the Prior Plans; provided, however, any shares underlying outstanding stock awards granted under the Prior Plans that expire or terminate for any reason prior to exercise or settlement or are forfeited because of the failure to meet a contingency or condition required to vest such shares or are reacquired, withheld (or not issued) to satisfy a tax withholding obligation in connection with an award (the “Returning Shares”) shall become available for issuance pursuant to Awards granted hereunder. All Awards granted on or after the Effective Date of this Plan shall be subject to the terms of this Plan.

(b) Eligible Award Recipients.  The persons eligible to receive Awards are Employees, Directors and Consultants.

(c) Available Awards.  The Plan provides for the grant of the following Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Stock Appreciation Rights (iv) Restricted Stock Awards, (v) Restricted Stock Unit Awards, (vi) Performance Stock Awards, (vii) Performance Cash Awards, and (viii) Other Stock Awards.

(d) Purpose.  The Company, by means of the Plan, seeks to secure and retain the services of the group of persons eligible to receive Awards as set forth in Section 1(b), to provide incentives for such persons to exert maximum efforts for the success of the Company and any Affiliate and to provide a means by which such eligible recipients may be given an opportunity to benefit from increases in value of the Common Stock through the granting of Awards.

2.	Administration.

(a) Administration by Board.  The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board.  The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Awards; (B) when and how each Award shall be granted; (C) what type or combination of types of Award shall be granted; (D) the provisions of each Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person; and (F) the Fair Market Value applicable to a Stock Award.

(ii) To construe and interpret the Plan and Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement or in the written terms of a Performance Cash Award, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Award fully effective.

(iii) To settle all controversies regarding the Plan and Awards granted under it.

(iv) To accelerate the time at which an Award may first be exercised or the time during which an Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vi) To amend the Plan in any respect the Board deems necessary or advisable. However, except as provided in Section 9(a) relating to Capitalization Adjustments, to the extent required by applicable law or listing requirements, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Awards available for issuance under the Plan. Except as provided above, rights under any Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(vii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding incentive stock options or (C) Rule 16b-3.

(viii) To approve forms of Award Agreements for use under the Plan and to amend the terms of any one or more Awards, including, but not limited to, amendments to provide terms more favorable to the Participant than previously provided in the Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that except with respect to amendments that disqualify or impair the status of an Incentive Stock Option, a Participant’s rights under any Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Award as an Incentive Stock Option or to bring the Award into compliance with Section 409A of the Code.

(ix) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Awards.

(x) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General.  The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration of the Plan is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance.  The Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3.

(d) Effect of Board’s Decision.  All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e) Limitation of Board Member’s Liability.  No member of the Board shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the good faith exercise of any authority or discretion granted in the Plan to the Board, or for any act or omission of any other member of the Board.

(f) Company Obligations.  All costs incurred in connection with the administration and operation of the Plan shall be paid by the Company. Except for the express obligations of the Company under the Plan and under Awards granted in accordance with the provisions of the Plan, the Company shall have no liability with respect to any Award, or to any Participant or any transferee of shares of Common Stock from any Participant, including, but not limited to, any tax liabilities, capital losses, or other costs or losses incurred by any Participant or any such transferee.

(g) Repricing; Cancellation and Re-Grant of Stock Awards.  Neither the Board nor any Committee shall have the authority to: (i) reduce the exercise price of any outstanding Options or Stock Appreciation Rights under the Plan, or (ii) cancel any outstanding Options or Stock Appreciation Rights that have an exercise price or strike price greater than the current Fair Market Value of the Common Stock in exchange for cash or other Stock Awards under the Plan, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event.

3.	Shares Subject to the Plan.

(a) Share Reserve.  Subject to Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards from and after the Effective Date shall not exceed 11,996,525 shares (the “Share Reserve”), which number is the sum of (i) 3,500,000 new shares, plus (ii) an additional number of shares in an amount not to exceed 6,991,230 shares (which number consists of the Returning Shares, if any, as such shares become available from time to time). For clarity, the Share Reserve in this Section 3(a) is a limitation on the number of shares of the Common Stock that may be issued pursuant to the Plan and does not limit the granting of Stock Awards except as provided in Section 7(a). Shares may be issued in connection with a merger or acquisition as permitted by NASDAQ Listing Rule 5635(c) or, if applicable, NYSE Listed Company Manual Section 303A.08, AMEX Company Guide Section 711 or other applicable rule, and such issuance shall not reduce the number of shares available for issuance under the Plan. Furthermore, if a Stock Award or any portion thereof (i) expires or otherwise terminates without all of the shares covered by such Stock Award having been issued or (ii) is settled in cash (i.e., the Participant receives cash rather than stock), such expiration, termination or settlement shall not reduce (or otherwise offset) the number of shares of Common Stock that may be available for issuance under the Plan.

(b) Reversion of Shares to the Share Reserve.  If any shares of common stock issued pursuant to a Stock Award are forfeited back to the Company because of the failure to meet a contingency or condition required to vest such shares in the Participant, then the shares that are forfeited shall revert to and again become available for issuance under the Plan. Any shares reacquired by the Company pursuant to Section 8(h) or as consideration for the exercise of an Option or Stock Appreciation Right shall again become available for issuance under the Plan. For the avoidance of doubt, if any shares of common stock subject to a Stock Award are not delivered to a Participant because the Stock Award is exercised through a reduction of shares subject to the Stock Award (i.e., “net exercised”), or if an appreciation distribution in respect of a Stock Appreciation Right is paid in shares of common stock, the number of shares subject to the Stock Award that are not delivered to the Participant shall again become available for issuance under the Plan.

(c) Incentive Stock Option Limit.  Notwithstanding anything to the contrary in this Section 3 and, subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be 3,000,000 shares of Common Stock.

(d) Section 162(m) Limitation on Annual Grants.  Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, a maximum of 2,000,000 shares of Common Stock subject to Options, Stock Appreciation Rights and Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value on the date the Stock Award is granted may be granted to any Participant during any calendar year. Notwithstanding the foregoing, if any additional Options, Stock Appreciation Rights or Other Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred (100% percent) of the Fair Market Value on the date the Stock Award are granted to any Participant during any calendar year, compensation attributable to the exercise of such additional Stock Awards shall not satisfy the requirements to be considered “qualified performance-based compensation” under Section 162(m) of the Code unless such additional Stock Awards are approved by the Company’s stockholders.

(e) Source of Shares.  The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market or otherwise.

4.	Eligibility.

(a) Eligibility for Specific Stock Awards.  Incentive Stock Options may be granted only to employees of the Company or a “parent corporation” or “subsidiary corporation” thereof (as such terms are defined in Sections 424(e) and (f) of the Code). Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants; provided, however, Nonstatutory Stock Options and SARs may not be granted to Employees, Directors and Consultants who are providing Continuous Service only to any “parent” of the Company, as such term is defined in Rule 405 promulgated under the Securities Act, unless the stock underlying such Stock Awards is treated as “service recipient stock” under Section 409A of the Code because the Stock Awards are granted pursuant to a corporate transaction (such as a spin off transaction) or unless such Stock Awards comply with the distribution requirements of Section 409A of the Code.

(b) Ten Percent Stockholders.  A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

5.	Provisions Relating to Options and Stock Appreciation Rights.

Each Option or SAR shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options or SARs need not be identical; provided, however, that each Option Agreement or Stock Appreciation Right Agreement shall conform to (through incorporation of provisions hereof by reference in the applicable Award Agreement or otherwise) the substance of each of the following provisions:

(a) Term.  Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option or SAR shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Award Agreement.

(b) Exercise Price.  Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price (or strike price) of each Option or SAR shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR on the date the Option or SAR is granted. Notwithstanding the foregoing, an Option or SAR may be granted with an exercise price (or strike price) lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option or SAR if such Option or SAR is granted pursuant to an assumption of or substitution for another option or stock appreciation right pursuant to a Corporate Transaction and in a manner consistent with the provisions of Sections 409A and, if applicable, 424(a) of the Code. Each SAR will be denominated in shares of Common Stock equivalents.

(c) Purchase Price for Options.  The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The permitted methods of payment are as follows:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) if the option is a Nonstatutory Stock Option, by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations;

(v) according to a deferred payment or similar arrangement with the Participant; provided, however, that interest shall compound at least annually and shall be charged at the minimum rate of interest necessary to avoid (A) the imputation of interest income to the Company and compensation income to the Participant under any applicable provisions of the Code, and (B) adverse financial accounting treatment of the Option; or

(vi) in any other form of legal consideration that may be acceptable to the Board.

(d) Exercise and Payment of a SAR.  To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Board at the time of grant of the Stock Appreciation Right. The appreciation distribution in respect to a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(e) Transferability of Options and SARs.  The Board may, in its sole discretion, impose such limitations on the transferability of Options and SARs as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options and SARs shall apply:

(i) Restrictions on Transfer.  An Option or SAR shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Participant only by the Participant; provided, however, that the Board may, in its sole discretion, permit transfer of the Option or SAR in a manner that is not prohibited by applicable tax and securities laws upon the Participant’s request. Except as explicitly provided herein, neither an Option nor a SAR may be transferred for consideration.

(ii) Domestic Relations Orders.  Notwithstanding the foregoing, an Option or SAR may be transferred pursuant to a domestic relations order; provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation.  Notwithstanding the foregoing, the Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Participant, shall thereafter be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise. In the absence of such a designation, the executor or administrator of the Participant’s estate shall be entitled to exercise the Option or SAR and receive the Common Stock or other consideration resulting from such exercise.

(f) Vesting Generally.  The total number of shares of Common Stock subject to an Option or SAR may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option or SAR may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options or SARs may vary. The provisions of this Section 5(f) are subject to any Option or SAR provisions governing the minimum number of shares of Common Stock as to which an Option or SAR may be exercised.

(g) Termination of Continuous Service.  Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates (other than for Cause or upon the Participant’s death or Disability), the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Award as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the applicable Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(h) Extension of Termination Date.  If the exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause or upon the Participant’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option or SAR shall terminate on the earlier of (i) the expiration of a total period of three (3) months (that need not be consecutive) after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement. In addition, unless otherwise provided in a Participant’s Award Agreement, if the sale of any Common Stock received upon exercise of an Option or SAR following the termination of the Participant’s Continuous Service (other than for Cause) would violate the Company’s insider trading policy, then the Option or SAR shall terminate on the earlier of (i) the expiration of a period equal to the applicable post-termination exercise period after the termination of the Participant’s Continuous Service during which the exercise of the Option or SAR would not be in violation of the Company’s insider trading policy, or (ii) the expiration of the term of the Option or SAR as set forth in the applicable Award Agreement.

(i) Disability of Participant.  Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if a Participant’s Continuous Service terminates as a result of the Participant’s Disability, the Participant may exercise his or her Option or SAR (to the extent that the Participant was entitled to exercise such Option or SAR as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of the Option or SAR as set forth in the Award Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Option or SAR within the time specified herein or in the Award Agreement (as applicable), the Option or SAR (as applicable) shall terminate.

(j) Death of Participant.  Except as otherwise provided in the applicable Award Agreement or other agreement between the Participant and the Company, if (i) a Participant’s Continuous Service terminates as a result of the Participant’s death, or (ii) the Participant dies within the period (if any) specified in the Award Agreement after the termination of the Participant’s Continuous Service for a reason other than death, then the Option or SAR may be exercised (to the extent the Participant was entitled to exercise such Option or SAR as of the date of death) by the Participant’s estate, by a person who acquired the right to exercise the Option or SAR by bequest or inheritance or by a person designated to exercise the Option or SAR upon the Participant’s death, but only within the period ending on the earlier of (i) the date eighteen (18) months following the date of death (or such longer or shorter period specified in the Award Agreement), or (ii) the expiration of the term of such Option or SAR as set forth in the Award Agreement. If, after the Participant’s death, the Option or SAR is not exercised within the time specified herein or in the Award Agreement (as applicable), the Option or SAR shall terminate.

(k) Termination for Cause.  Except as explicitly provided otherwise in a Participant’s Award Agreement or other individual written agreement between the Company or any Affiliate and the Participant, if a Participant’s Continuous Service is terminated for Cause, the Option or SAR shall terminate upon the date of such Participant’s termination of Continuous Service, and the Participant shall be prohibited from exercising his or her Option or SAR from and after the time of such termination of Continuous Service.

(l) Non-Exempt Employees.  No Option or SAR, whether or not vested, granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act of 1938, as amended, shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option or SAR. Notwithstanding the foregoing, consistent with the provisions of the Worker Economic Opportunity Act, (i) in the event of the Participant’s death or Disability, (ii) upon a Corporate Transaction in which such Option or SAR is not assumed, continued, or substituted, (iii) upon a Change in Control, or (iv) upon the Participant’s retirement (as such term may be defined in the Participant’s Award Agreement or in another applicable agreement or in accordance with the Company’s then current employment policies and guidelines), any such vested Options and SARs may be exercised earlier than six months following the date of grant. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option or SAR will be exempt from his or her regular rate of pay.

6.	Provisions of Stock Awards other than Options and SARs.

(a) Restricted Stock Awards.  Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical; provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.  A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company, (B) past services to the Company or an Affiliate, or (C) any other form of legal consideration (including future services) that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting.  Shares of Common Stock awarded under the Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service.  If a Participant’s Continuous Service terminates, the Company may receive through a forfeiture condition or a repurchase right any or all of the shares of

Common Stock held by the Participant that have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability.  Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(v) Dividends.  A Restricted Stock Award Agreement may provide that any dividends paid on Restricted Stock will be subject to the same vesting and forfeiture restrictions as apply to the shares subject to the Restricted Stock Award to which they relate.

(b) Restricted Stock Unit Awards.  Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical; provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the Agreement or otherwise) the substance of each of the following provisions:

(i) Consideration.  At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board, in its sole discretion, and permissible under applicable law.

(ii) Vesting.  At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions on or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment.  A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions.  At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents.  Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all of the same terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service.  Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(c) Performance Awards.

(i) Performance Stock Awards.  A Performance Stock Award is a Stock Award that may vest or be exercised contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. The maximum number of shares covered by an Award that may be granted to any Participant in a calendar year attributable to Stock Awards described in this Section 6(c)(i) (whether the grant, vesting or exercise is contingent upon the attainment during a Performance Period of the Performance Goals) shall not exceed 2,000,000 shares of Common Stock. The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Stock Award to be deferred to a specified date or event. In addition, to the extent permitted by applicable law and the applicable Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(ii) Performance Cash Awards.  A Performance Cash Award is a cash award that may be paid contingent upon the attainment during a Performance Period of certain Performance Goals. A Performance Cash Award may also require the completion of a specified period of Continuous Service. At the time of grant of a Performance Cash Award, the length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee, in its sole discretion. The Committee may not grant a Performance Cash Award that has a maximum value that may be paid to any Participant in excess of $10,000,000 for each full calendar year covered by the Performance Period, with such limit to be adjusted pro-rata for any Performance Period that is less than a full calendar year by multiplying such limit by a ratio calculated by reference to the number of days in the applicable Performance Period divided by 365. The Board may provide for or, subject to such terms and conditions as the Board may specify, may permit a Participant to elect for, the payment of any Performance Cash Award to be deferred to a specified date or event. The Committee may specify the form of payment of Performance Cash Awards, which may be cash or other property, or may provide for a Participant to have the option for his or her Performance Cash Award, or such portion thereof as the Board may specify, to be paid in whole or in part in cash or other property.

(iii) Board Discretion.  The Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals and to define the manner of calculating the Performance Criteria it selects to use for a Performance Period.

(iv) Section 162(m) Compliance.  Unless otherwise permitted in compliance with the requirements of Section 162(m) of the Code with respect to an Award intended to qualify as “performance-based compensation” thereunder, the Committee shall establish the Performance Goals applicable to, and the formula for calculating the amount payable under, the Award no later than the earlier of (a) the date ninety (90) days after the commencement of the applicable Performance Period, or (b) the date on which twenty-five (25%) of the Performance Period has elapsed, and in any event at a time when the achievement of the applicable Performance Goals remains substantially uncertain. Prior to the payment of any compensation under an Award intended to qualify as “performance-based compensation” under Section 162(m) of the Code, the Committee shall certify the extent to which any Performance Goals and any other material terms under such Award have been satisfied (other than in cases where such relate solely to the increase in the value of the Common Stock). Notwithstanding satisfaction of any completion of any Performance Goals, to the extent specified at the time of grant of an Award to “covered employees” within the meaning of Section 162(m) of the Code, the number of Shares, Options, cash or other benefits granted, issued, retainable and/or vested under an Award on account of satisfaction of such Performance Goals may be reduced by the Committee on the basis of such further considerations as the Committee, in its sole discretion, shall determine.

(d) Other Stock Awards.  Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock, including the appreciation in value thereof (e.g., options or stock rights with an exercise price or strike price less than 100% of the Fair Market Value of the Common Stock at the time of grant) may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.	Covenants of the Company.

(a) Availability of Shares.  During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance.  The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained. A Participant shall not be eligible for the grant of a Stock Award or the subsequent issuance of Common Stock pursuant to the Stock Award if such grant or issuance would be in violation of any applicable securities law.

(c) No Obligation to Notify or Minimize Taxes.  The Company shall have no duty or obligation to any Participant to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.	Miscellaneous.

(a) Severability.  If any provision of the Plan is determined to be unenforceable for any reason, then that provision shall be deemed to have been deleted or modified to the extent necessary to make it enforceable, and the remaining provisions of the Plan shall be unaffected.

(b) Use of Proceeds from Sales of Common Stock.  Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(c) Corporate Action Constituting Grant of Stock Awards.  Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(d) Stockholder Rights.  No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, if applicable, and (ii) the issuance of the Common Stock subject to such Stock Award has been entered into the books and records of the Company.

(e) No Employment or Other Service Rights.  Nothing in the Plan, any Stock Award Agreement or any other instrument executed thereunder or in connection with any Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(f) Incentive Stock Option $100,000 Limitation.  To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(g) Investment Assurances.  The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (A) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (B) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(h) Withholding Obligations.  Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to an Award by any of the following means or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lesser amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from an Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Award Agreement.

(i) Electronic Delivery.  Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(j) Deferrals.  To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee or otherwise providing services to the Company. The Board is authorized to make deferrals of Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of Continuous Service, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(k) Compliance with Section 409A.  To the extent that the Board determines that any Award granted hereunder is subject to Section 409A of the Code, the Award Agreement evidencing such Award shall incorporate the terms and conditions necessary to avoid the consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Award Agreements shall be interpreted in accordance with Section 409A of the Code. Notwithstanding anything to the contrary in this Plan (and unless the Award Agreement specifically provides otherwise), if the Shares are publicly traded and a Participant holding an Award that constitutes “deferred compensation” under Section 409A of the Code is a “specified employee” for purposes of Section 409A of the Code, no distribution or payment of any amount shall be made upon a “separation from service” before a date that is six (6) months following the date of such Participant’s “separation from service” (as defined in Section 409A of the Code without regard to alternative definitions thereunder) or, if earlier, the date of the Participant’s death.

9.	Adjustments upon Changes in Common Stock; Other Corporate Events.

(a) Capitalization Adjustments.  In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to Section 3(a), (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of

Incentive Stock Options pursuant to Section 3(c), (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Sections 3(d) and 6(c)(i) , and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation.  Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights or subject to a forfeiture condition may be repurchased or reacquired by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction.  The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the Participant or unless otherwise expressly provided by the Board at the time of grant of a Stock Award.

(i) Stock Awards May Be Assumed.  In the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award, or may choose to assume or continue the Stock Awards held by some, but not all Participants. The terms of any assumption, continuation or substitution shall be set by the Board.

(ii) Stock Awards Held by Current and Recent Participants.  In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction or by Participants whose Continuous Service was terminated by the Company within three (3) months prior to the effective time of the Corporate Transaction (referred to as the “Current and Recent Participants”), the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time when such Stock Awards may be exercised) shall be accelerated in full to a date prior to the effective time of such Corporate Transaction (contingent upon the effectiveness of the Corporate Transaction) as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Persons other than Current and Recent Participants.  In the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current and Recent Participants, such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise.  Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value, at the effective time, to the excess, if any, of (A) the value of the property the Participant would have received upon the exercise of the Stock Award (including, at the discretion of the Board, any unvested portion of such Stock Award), over (B) any exercise price payable by such holder in connection with such exercise.

(d) Change in Control.  A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

10.	Termination or Suspension of the Plan.

(a) Plan Term.  The Board may suspend or terminate the Plan at any time. Unless terminated sooner by the Board, the Plan shall automatically terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights.  Suspension or termination of the Plan shall not impair rights and obligations under any Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.	Effective Date of Plan.

This Plan shall become effective on the Effective Date.

12.	Choice of Law.

The law of the state of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

13.	Definitions.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Award” means a Stock Award or a Performance Cash Award.

(c) “Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of an Award.

(d) “Board” means the Board of Directors of the Company.

(e) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, large nonrecurring cash dividend, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or any similar equity restructuring transaction, as that term is used in Statement of Financial Accounting Standards No. 123 (revised). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a Capitalization Adjustment.

(f) “Cause” shall have the meaning ascribed to such term in any written agreement between the Participant and the Company defining such term and, in the absence of such agreement, such term shall mean with respect to a Participant, the occurrence of any of the following: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any material contract or agreement between the Participant and the Company or of the Company’s code of Business Conduct or any of the Company’s policies or of any statutory duty owed to the Company; (iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s engaging in conduct which is inimical or injurious, in a material respect, to the business or interests of the Company. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(g) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction, which is covered by Section 13(g)(ii). Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company from the Company by an investor, any affiliate (as such term is defined in Rule 405 of the Securities Act) thereof or any other Exchange Act Person in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date this Plan is adopted by the Board, are Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Directors; provided, however, that if the appointment or election (or nomination for election) of any new Director was approved or recommended by a majority vote of the Incumbent Board, such new Director shall, for purposes of this Plan, be considered a member of the Incumbent Board.

The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement where such agreement provides for acceleration of vesting of such Stock Awards in the event of a Change in Control; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

(h) “Code” means the Internal Revenue Code of 1986, as amended, including any applicable regulations and guidance thereunder.

(i) “Committee” means a committee of one or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(j) “Common Stock” means the common stock of the Company.

(k) “Company” means GSI Commerce, Inc., a Delaware corporation.

(l) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan. Notwithstanding the foregoing, a person is treated as a Consultant under this Plan only if a Form S-8 Registration Statement under the Securities Act is available to register the sale of the Company’s securities to such person.

(m) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an Affiliate, as determined by the Board, in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of (i) any leave of absence approved by the Board or chief executive officer, including sick leave, military leave or any other personal leave, or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(n) “Corporate Transaction” means the consummation, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board, in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(o) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code.

(p) “Director” means a member of the Board.

(q) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Sections 22(e)(3) and 409A(a)(2)(c)(i) of the Code, and shall be determined by the Board on the basis of such medical evidence as the Board deems warranted under the circumstances.

(r) “Effective Date” means the effective date of this Plan document, which is the date of the annual meeting of stockholders of the Company held in 2010 provided this Plan is approved by the Company’s stockholders at such meeting.

(s) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(t) “Entity” means a corporation, partnership, limited liability company or other entity.

(u) “Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

(v) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to a registered public offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(w) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on any established market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange or market (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in a source the Board deems reliable.

(ii) Unless otherwise provided by the Board, if there is no closing sales price for the Common Stock on the date of determination, then the Fair Market Value shall be the closing selling price on the last preceding date for which such quotation exists.

(iii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Sections 409A and 422 of the Code.

(x) “Incentive Stock Option” means an option granted pursuant to Section 5 of the Plan that is intended to be, and qualifies as, an “incentive stock option” within the meaning of Section 422 of the Code.

(y) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S-K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(z) “Nonstatutory Stock Option” means any option granted pursuant to Section 5 of the Plan that does not qualify as an Incentive Stock Option.

(aa) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act.

(bb) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(cc) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(dd) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(ee) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(ff) “Other Stock Award Agreement” means a written agreement between the Company and a holder of an Other Stock Award evidencing the terms and conditions of an Other Stock Award grant. Each Other Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(gg) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(hh) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ii) “Participant” means a person to whom an Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(jj) “Performance Cash Award” means an award of cash granted pursuant to the terms and conditions of Section 6(c)(ii).

(kk) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following as determined by the Board: (i) earnings (including earnings per share, net earnings, operating earnings or other earnings); (ii) adjusted earnings; (iii) earnings before taxes; (iv) earnings before interest, taxes and depreciation;

(v) earnings before interest, taxes, depreciation and amortization; (vi) earnings before interest, taxes, depreciation, amortization and stock-based compensation expense; (vii) total stockholder return; (viii) return on equity or average stockholder’s equity; (ix) return on assets, investment, capital employed, or other financial return ratios; (x) growth in assets; (xi) stock price; (xii) margin (including gross margin, operating margin, variable contribution margin, or other margin); (xiii) income (before or after taxes); (xiv) operating income; (xv) operating income after taxes; (xvi) non-GAAP operating income, including or excluding stock-based compensation expense, (xvii) profits (before or after taxes); (xviii) net cash flow, free cash flow, or operating cash flow; (xix) sales or revenue targets; (xx) revenue, including increases in revenue or product revenue; (xxi) expense and cost containment and reduction goals; (xxii) improvement in or attainment of working capital levels; (xxiii) economic value added (or an equivalent metric); (xxiv) sales or market share; (xxv) cash flow; (xxvi) cash flow per share; (xxvii) share price performance; (xxviii) debt reduction and debt levels; (xxix) implementation or completion of projects or processes; (xxx) customer satisfaction and customer service metrics, including quality metrics and quality improvement (e.g., call abandonment rate); (xxxi) stockholders’ equity; (xxxii) capital expenditures; (xxxiii) operating profit or net operating profit; (xxxiv) workforce diversity; (xxxv) growth of net income or operating income; (xxxvi) billings; (xxxvii) employee metrics (e.g., reduced turnover); (xxxviii) fulfillment metrics (e.g., units per hour or unit volume); (xxxix) technology metrics (e.g., uptime);(xl) business development metrics (e.g., partner renewals); (xli) partner satisfaction; and (xlii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

With respect to any Performance Criteria listed above, the Board may adjust the definition of the Performance Criteria by excluding elements of the Performance Criteria or including an additional element, provided the achievement or non-achievement of the resulting Performance Criteria can be objectively determined by the financial information collected by the Company in the preparation of its financial reports. For example, the revenue Performance Criteria could be modified to include or exclude the revenue from specified subsidiaries, divisions, or other operational or administrative units in existence less than one year as of the beginning of the Performance Period. Also by way of example, the earnings before interest, taxes, depreciation and amortization could be modified to take into account one of the aforementioned excluded elements in the calculation of this Performance Criteria. Furthermore, a Performance Criteria could be created that compares the Company’s performance in a Performance Criteria listed above to (1) the approved budgets for such Performance Criteria, or (2) to the performance over the same Performance Period of a pre-selected group of companies or a pre-selected index.

(ll) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. Unless specified otherwise by the Board (i) in the Award Agreement at the time the Award is granted or (ii) in such other document setting forth the Performance Goals at the time the Performance Goals are established, the Board shall appropriately make adjustments in the method of calculating the attainment of Performance Goals for a Performance Period as follows: (1) to exclude restructuring and/or other nonrecurring charges; (2) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated Performance Goals; (3) to exclude the effects of changes to generally accepted accounting principles; (4) to exclude the effects of any statutory adjustments to corporate tax rates; and (5) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles.

(mm) “Performance Period” means the period of time selected by the Board over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Stock Award or a Performance Cash Award. Performance Periods may be of varying and overlapping duration, at the sole discretion of the Board.

(nn) “Performance Stock Award” means a Stock Award granted under the terms and conditions of Section 6(c)(i).

(oo) “Plan” means this GSI Commerce, Inc. 2010 Equity Incentive Plan.

(pp) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(qq) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(rr) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(ss) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(tt) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(uu) “Securities Act” means the Securities Act of 1933, as amended.

(vv) “Stock Appreciation Right” or “SAR” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 5.

(ww) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(xx) “Stock Award” means any right to receive Common Stock granted under the Plan, including an Incentive Stock Option, a Nonstatutory Stock Option, a Restricted Stock Award, a Restricted Stock Unit Award, a Stock Appreciation Right, a Performance Stock Award or any Other Stock Award.

(yy) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(zz) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(aaa) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

Appendix B

PROPOSED FORM OF
CERTIFICATE OF AMENDMENT
TO THE
AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
GSI COMMERCE, INC.

GSI Commerce, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”) does hereby certify:

FIRST:  That at a meeting of the Board of Directors of the Corporation resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of the Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that, subject to approval of the Company’s stockholders at the 2010 Annual Meeting of Stockholders, Article IV, Paragraph A of the Amended and Restated Certificate of Incorporation of the Company shall be amended to increase the number of authorized shares of common stock, par value $.01 per share (“Common Stock”) from 90,000,000 to 180,000,000 and shall read in its entirety as follows:

A. The total number of shares of stock which the Corporation shall have authority to issue is one hundred eighty-five million (185,000,000), of which one hundred eighty million (180,000,000) shall be Common Stock, par value $0.01 per share, and five million (5,000,000) shall be Preferred Stock, par value $0.01 per share.

SECOND:  That thereafter, pursuant to resolution of its Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statue were voted in favor of the amendment.

THIRD:  That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this   day of          , 2010.

GSI COMMERCE, INC.

By:
Arthur H. Miller
Executive Vice President

B-1

GSI COMMERCE, INC. ATTN: CORPORATE SECRETARY 935 FIRST AVENUE KING OF PRUSSIA, PA 19406

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends that you vote FOR the following:		☐	☐	☐

1.	Election of Directors Nominees

01 Michael G. Rubin	02 M. Jeffrey Branman	03 Michael J. Donahue	04 Ronald D. Fisher	05 John A. Hunter
06 Mark S. Menell	07 Jeffrey F. Rayport	08 Lawrence S. Smith	09 Andrea M. Weiss

The Board of Directors recommends you vote FOR the following proposal(s):		For	Against	Abstain

2	To approve the GSI 2010 Equity Incentive Plan.	☐	☐	☐

3	To approve the amendment to GSI’s Amended and Restated Certificate of Incorporation to increase the authorized shares of common stock from 90,000,000 to 180,000,000 and maintain 5,000,000 shares of preferred stock.	☐	☐	☐

4	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for fiscal 2010.	☐	☐	☐

NOTE: DISCRETIONARY AUTHORITY IS CONFERRED HEREBY AS TO CERTAIN MATTERS DESCRIBED IN THE COMPANY’S PROXY STATEMENT.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and 10-K is/are available at  www.proxyvote.com .

GSI COMMERCE, INC.
Annual Meeting of Stockholders
SOLICITED BY THE COMPANY AND THE BOARD OF
DIRECTORS
The undersigned hereby appoints Michael G. Rubin and Michael J. Donahue to act as attorneys and proxies for the undersigned, with full powers of substitution, to appear at the Annual Meeting of Stockholders of GSI Commerce, Inc. (GSI or the “Company”) to be held on the 28th day of May, 2010 at the Company’s headquarters, located at 935 First Avenue, King of Prussia, Pennsylvania 19406 and at any postponement or adjournment thereof (the “Annual Meeting”), and to vote all of the shares of the Company that the undersigned is entitled to vote, with all the powers and authority the undersigned would possess if personally present.
THE SHARES REPRESENTED BY THIS PROXY, DULY EXECUTED, WILL BE VOTED AS INSTRUCTED. IF INSTRUCTIONS ARE NOT GIVEN, THEY WILL BE VOTED FOR THE ELECTION OF THE DIRECTOR NOMINEES, FOR APPROVAL OF THE 2010 EQUITY INCENTIVE PLAN, FOR THE AMENDMENT TO THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES AND FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE CORPORATION’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2010. WITH RESPECT TO SUCH OTHER BUSINESS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING AND ANY ADJOURNMENTS OR POSTPONEMENTS THEREOF, SAID PROXY IS AUTHORIZED TO VOTE IN ACCORDANCE WITH ITS BEST JUDGMENT.
Continued and to be signed on reverse side